UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)
Filed by the Registrant  X
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
X	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
DAVITA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

X	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of 2019 Annual Meeting and Proxy Statement

April 29, 2019
Dear Fellow Stockholder:
We are pleased to invite you to attend the DaVita Inc. 2019 Annual Meeting of Stockholders, or Annual Meeting, which will be held on Monday, June 17, 2019, at 10:00 a.m., Mountain Time, at our principal executive offices located at 2000 16th Street, Denver, Colorado 80202. The attached Notice of Annual Meeting and Proxy Statement will serve as your guide to the business to be conducted at the meeting.
The Proxy Statement includes, among other items, information about the qualifications of our director nominees and the compensation of our named executive officers that is relevant to matters that will be presented at our Annual Meeting. We hope that you will participate in our Annual Meeting, either by attending and voting in person or voting by other available methods as promptly as possible. Voting by any of the available methods will ensure that you are represented at the Annual Meeting, even if you are not present. You may vote your proxy via the Internet, by telephone or by mail. Please follow the instructions on the Notice of Internet Availability of Proxy Materials that you receive in the mail and/or your proxy card.
We value the perspective of our stockholders, and we look forward to sharing more about our Company at the Annual Meeting.
On behalf of our Board of Directors, I thank you for your continued interest in our business.
Sincerely,
Kent J. Thiry
Chairman and Chief Executive Officer, DaVita Inc.,
and Chief Executive Officer, DaVita Medical Group

Notice of 2019 Annual Meeting of Stockholders

Monday, June 17, 2019
10:00 a.m., Mountain Time
DaVita Inc.
2000 16th Street
Denver, Colorado 80202
The 2019 Annual Meeting of the Stockholders of DaVita Inc., a Delaware corporation, will be held on Monday, June 17, 2019 at 10:00 a.m., Mountain Time, at our principal executive offices located at 2000 16th Street, Denver, Colorado 80202, for the following purposes, which are further described in the accompanying Proxy Statement:

•
To vote upon the election of the eleven director nominees identified in the accompanying Proxy Statement to the Board of Directors to serve until the 2020 annual meeting of stockholders of the Company or until their successors are duly elected and qualified;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019;

•	To approve, on an advisory basis, the compensation of our named executive officers; and

•	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
We will mail, on or about April 29, 2019, a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners as of the close of business on April 23, 2019. On the date of mailing of the Notice of Internet Availability of Proxy Materials, the proxy materials will be accessible on a website referred to in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.
The Notice of Internet Availability of Proxy Materials will identify a toll-free telephone number, an e-mail address and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our 2018 Annual Report to Stockholders, and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy over the Internet and how to vote over the Internet; and information on how to vote in person. If you attend the Annual Meeting and previously used the telephone or Internet voting systems, or mailed your completed proxy card, you may vote in person at the meeting if you wish to change your vote in any way.
Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m., Eastern Time, on Sunday, June 16, 2019. Please note that earlier voting deadlines apply for shares held through the DaVita Retirement Savings Plan. Additional information on voting deadlines and voting instructions are set out in the Proxy Statement under the heading "How to Vote".

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 17, 2019:

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at http://www.proxyvote.com.

By order of the Board of Directors,
Samantha A. Caldwell
Corporate Secretary
DaVita Inc.
April 29, 2019

Proxy Statement

General Information
We are delivering this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (the “Board”), for use at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) on Monday, June 17, 2019 at 10:00 a.m., Mountain Time, at the principal executive offices of DaVita Inc. (the “Company” or "DaVita"), located at 2000 16th Street, Denver, Colorado 80202. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the Annual Meeting is the close of business on April 23, 2019. All holders of record of our common stock on the record date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any meetings held upon adjournment of that meeting. To obtain directions to our Annual Meeting, visit our website at http://www.davita.com.
We are using the "e-proxy" rules adopted by the Securities and Exchange Commission (the “SEC”) to furnish proxy materials to our stockholders over the Internet. Under these e-proxy rules, we will mail a short Notice of Internet Availability of Proxy Materials ("e-proxy notice") to our stockholders of record and beneficial owners of our common stock. This e-proxy notice will be mailed in lieu of a printed copy of our proxy materials. We believe using this notice model allows us to reduce costs and help reduce our carbon footprint.
If you receive an e-proxy notice by mail, you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in paper copy. The e-proxy notice provides instructions on how you may access and review our proxy materials, including this Proxy Statement, the accompanying Notice of Annual Meeting and the Company's 2018 Annual Report to Stockholders, as well as instructions on how you may submit your vote by proxy on the Internet. If you received an e-proxy notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the e-proxy notice.

The e-proxy notice will be first mailed on or about April 29, 2019 to our stockholders of record as of April 23, 2019.
Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote prior to the Annual Meeting by telephone, Internet, or by requesting a proxy card to complete, sign, date and return by mail. Voting in advance will help ensure that your shares will be voted at the Annual Meeting.
If you plan to attend the Annual Meeting in person, please so indicate when you submit your proxy by mail, by telephone or via the Internet and bring with you the items that are required pursuant to the Company’s admission process for the Annual Meeting. A description of the admission process can be found below in this Proxy Statement under the heading “General Information — Admission to Annual Meeting.”
Unless you instruct otherwise in your proxy, any proxy that is given and not revoked will be voted at the Annual Meeting:

•
For the election of the eleven director nominees identified in this Proxy Statement to serve until the 2020 annual meeting of stockholders of the Company or until their successors are duly elected and qualified;

•	For the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019;

•	For the approval, on an advisory basis, of the compensation of our named executive officers; and

•
As determined by the proxy holders named in the proxy card in their discretion, with regard to all other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Voting Information
Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 166,397,397 shares of common stock outstanding. Each stockholder is entitled to one vote per share on each matter that we will consider at the Annual Meeting. Stockholders are not entitled to cumulate votes. Under the rules of the New York Stock Exchange (“NYSE”), your broker, bank or other nominee may not vote your uninstructed shares in the election of directors and certain other matters on a discretionary basis. Accordingly, brokers holding shares of record for their customers generally are not entitled to vote on these matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. Thus, if you hold your shares in “street name,” meaning that your shares are registered in the name of your broker, bank or other nominee, and you do not instruct your broker, bank or other nominee how to vote, no votes will be cast on your behalf on any proposal other than the proposal for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present in person or represented by their proxies and entitled to vote at the Annual Meeting hold at least a majority of our shares of common stock outstanding as of the record date, a quorum will exist for the transaction of business at the Annual Meeting. Stockholders attending the Annual Meeting in person or represented by proxy at the Annual Meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

How to Vote
Stockholders
Shares of our common stock may be held directly in your own name or may be held beneficially through a broker, bank or other nominee in street name. We have summarized below the distinctions between shares held of record and those owned beneficially.
Stockholder of Record — If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares and we are providing proxy materials directly to you. As the stockholder of record, you have the right to vote in person at the Annual Meeting or to grant your voting proxy to the persons designated by us or a person you select.
Beneficial Owner — If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided proxy materials from your broker, bank or other nominee who is considered the stockholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to attend the annual meeting. Your broker, bank or nominee is obligated to provide you with a voting instruction form for you to use. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you to the Annual Meeting a legal proxy, executed in your favor, from the stockholder of record. For additional information regarding admission to and voting at the Annual Meeting, see the information under the heading “General Information — Admission to Annual Meeting.”
Voting
Whether you hold our shares as a stockholder of record or as a beneficial owner, you may vote before the Annual Meeting by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or nominee. Most stockholders will have a choice of voting through the Internet or by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card or voting instruction form and returning it in a postage-prepaid envelope. Please refer to the instructions below and in the e-proxy notice. Please note that if you are a Company teammate that holds our shares through the DaVita Retirement Savings Plan (the "401(k) Plan"), certain earlier voting deadlines apply as indicated below under the heading "— Teammate 401(k) Stockholders".

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	7

Proxy Statement

Through the Internet
You may vote through the Internet by going to www.proxyvote.com and following the instructions. You will need to have the e-proxy notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction form, available when voting through the Internet. If you want to vote through the Internet, you must do so prior to 11:59 p.m., Eastern Time, on Sunday, June 16, 2019. If you vote through the Internet, you do not need to return a proxy card.

By Telephone
You may vote by touchtone telephone by calling 1-800-579-1639. You will need to have your e-proxy notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction form, available when voting by telephone. If you want to vote by telephone, you must do so prior to 11:59 p.m., Eastern Time, on Sunday, June 16, 2019. If you vote by telephone, you do not need to return a proxy card.

By Mail
If you are a beneficial owner, you may vote by mail by signing and dating your voting instruction form provided by your broker, bank or nominee and mailing it in a postage-prepaid envelope. If you are a stockholder of record and you received a printed copy of our proxy materials, you may vote by signing and dating your proxy card and mailing it in a postage-prepaid envelope. If you are a stockholder of record and received the e-proxy notice, in order to obtain a proxy card, please follow the instructions on the e-proxy notice. If you want to vote by mail, the proxy card or voting instruction form must be received prior to 11:59 p.m., Eastern Time, on Sunday, June 16, 2019.

Teammate 401(k) Stockholders — If you participate in the 401(k) Plan and you are invested in our common stock fund in your account, you may give voting instructions to the 401(k) Plan trustee, Voya Institutional Trust (the "plan trustee"), as to the number of shares of common stock equivalent to the interest in our common stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The plan trustee will vote your shares in accordance with your instructions received by June 14, 2019 at 11:59 p.m., Eastern Time. You may also revoke previously given voting instructions by June 14, 2019 at 11:59 p.m., Eastern Time, by filing with the plan trustee either written notice of revocation or a properly completed and signed voting instruction form bearing a later date. If you do not send instructions for a proposal, the plan trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.
Changing Your Vote — You may revoke your proxy at any time prior to the Annual Meeting by filing with the Corporate Secretary an instrument revoking it. In addition, if you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the Annual Meeting and you are a stockholder of record, you will be given the opportunity to revoke your proxy and vote in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote in person at the Annual Meeting. If you are a beneficial owner, you must have a legal proxy from your bank, broker or nominee with you in order to vote in person at the meeting.

8

Votes Required for Proposals
The table below details information regarding the proposals to be voted on at the Annual Meeting, the Board's recommendation on how to vote on each proposal, the votes required to approve each proposal and the effect of abstentions and broker non-votes.

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes*
Item 1: Election of the eleven director nominees identified in this Proxy Statement to serve until our 2020 annual meeting of stockholders.	For, Against or Abstain on each nominee	FOR each nominee	Majority of votes cast with respect to each such nominee[1]	No effect	No effect
Item 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019.	For, Against or Abstain	FOR	Majority of shares represented in person or by proxy and entitled to vote	Treated as votes Against	Brokers have discretion to vote
Item 3: Approval, on an advisory basis, of the compensation of our named executive officers.	For, Against or Abstain	FOR	Majority of shares represented in person or by proxy and entitled to vote	Treated as votes Against	No effect

1
In the event that the number of nominees exceeds the number of directors to be elected, which is a situation that we do not anticipate, directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

*	See "General Information — Voting Information" for additional information on broker non-votes.
Because your vote on the compensation of our named executive officers is advisory, the results of that vote will not be binding on the Company or the Board. However, the Board and its Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	9

Proxy Statement

Proxy Solicitation Costs
We will pay for the cost of preparing, assembling, printing and mailing to our stockholders the e-proxy notice, this Proxy Statement and the accompanying Notice of Meeting, and the Annual Report to Stockholders, as well as the cost of our solicitation of proxies relating to the Annual Meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. We have also retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in the distribution and solicitation of proxies and to verify records related to the solicitation at a fee of $15,000 plus reimbursement for all reasonable out-of-pocket expenses incurred during the solicitation. MacKenzie and our officers, directors and employees may supplement the original solicitation by mailing of proxies, by telephone, facsimile, e-mail and personal solicitation. We have agreed to indemnify MacKenzie against liabilities and expenses arising in connection with the proxy solicitation unless caused by MacKenzie’s negligence, willful misconduct or bad faith.

Delivery of Proxy Statement and Annual Report
Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of the e-proxy notice and, as applicable, an Annual Report to Stockholders and Proxy Statement, unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the e-proxy notice and, if applicable, an Annual Report to Stockholders and Proxy Statement, they should notify their broker. Beneficial owners sharing an address to which a single copy of the e-proxy notice and, if applicable, an Annual Report to Stockholders and Proxy Statement was delivered can also request prompt delivery of a separate copy of the e-proxy notice and, if applicable, an Annual Report to Stockholders and Proxy Statement by contacting Investor Relations at the following address or phone number: Attn: Investor Relations, DaVita Inc., 2000 16th Street, Denver, Colorado 80202, (888) 484-7505. Additionally, stockholders who share the same address and receive multiple copies of the e-proxy notice and, if applicable, an Annual Report to Stockholders and Proxy Statement, can request a single copy by contacting us at the address or phone number above.

Admission to Annual Meeting
Admission to the Annual Meeting will be limited to holders of the Company’s common stock as of the record date or the meeting date, family members accompanying those holders of the Company’s common stock, persons holding executed proxies from stockholders who held the Company’s common stock as of the close of business on April 23, 2019 and such other persons as the chair of the Annual Meeting shall determine.
If you are a holder of the Company’s common stock, you must bring certain documents with you in order to be admitted to the Annual Meeting and in order to bring family members with you. The purpose of this requirement is to help us verify that you are actually a holder of the Company’s common stock. Please read the following procedures carefully, because they specify the documents you must bring with you to be admitted to the Annual Meeting. The items that you must bring with you differ depending upon whether you were a record holder of the Company’s common stock as of the close of business on April 23, 2019, a holder of the Company’s common stock in “street name” as of the close of business on April 23, 2019, or if you acquired the Company’s common stock after April 23, 2019. For information regarding the distinction between "record holders" and holder of stock in "street name," see the information under the heading “General Information — How to Vote.” If you are unsure as to whether you were a record holder of the Company’s common stock as of the close of business

10

on April 23, 2019, please call the Company’s transfer agent, Computershare, at (877) 889-2012.
If you were a record holder of the Company’s common stock as of the close of business on April 23, 2019, then you must bring a valid personal photo identification (such as a driver’s license or passport).
At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on April 23, 2019.
If a broker, bank or other nominee was the record holder of your shares of the Company’s common stock as of the close of business on April 23, 2019, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport); and

•	proof that you owned shares of the Company’s common stock as of the close of business on April 23, 2019.
Examples of proof of ownership include the following: (i) an original or a copy of the voting instruction form from your bank or broker with your name on it, (ii) a letter from your bank or broker stating that you owned the Company’s common stock as of the close of business on April 23, 2019, or (iii) a brokerage account statement indicating that you owned the Company’s common stock as of the close of business on April 23, 2019.
If you acquired your shares of the Company’s common stock at any time after the close of business on April 23, 2019, you do not have the right to vote at the Annual Meeting, but you may attend the meeting if you bring with you:

•	valid personal photo identification (such as a driver’s license or passport); and

•	proof that you own shares of the Company’s common stock.
Examples of proof of ownership include the following:

•
if a broker, bank or other nominee is the record holder of your shares of the Company’s common stock: (i) a letter from your bank or broker stating that you acquired the Company’s common stock after April 23, 2019, or (ii) a brokerage account statement as of a date after April 23, 2019 indicating that you own the Company’s common stock; or

•	if you are the record holder of your shares of the Company’s common stock, a copy of your stock certificate or a confirmation acceptable to the

Company that you bought the stock after April 23, 2019.
If you are a proxy holder for a stockholder of the Company who owned shares of the Company’s common stock as of the close of business on April 23, 2019, then you must bring:

•	the executed proxy naming you as the proxy holder, signed by a stockholder of the Company who owned shares of the Company’s common stock as of the close of business on April 23, 2019;

•	valid personal photo identification (such as a driver’s license or passport); and

•
proof of the stockholder’s ownership of shares of the Company’s common stock as of the close of business on April 23, 2019, in the form of (i) an original or a copy of the voting instruction form from the stockholder’s bank or broker with the stockholder’s name on it, (ii) a letter from a bank or broker indicating that the stockholder owned the Company’s common stock as of the close of business on April 23, 2019, or (iii) a brokerage account statement indicating that the stockholder owned the Company’s common stock as of the close of business on April 23, 2019.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual Meeting. Shares may be voted in person at the Annual Meeting only by (a) the record holder as of the close of business on April 23, 2019 or (b) a person holding a valid proxy executed by such record holder.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	11

Proxy Statement

Electronic Availability of Proxy Materials for the 2019 Annual Meeting
This Proxy Statement and the Annual Report to Stockholders for fiscal year 2018 are available electronically at www.proxyvote.com.

12

Proposal 1 Election of Directors
At the Annual Meeting, you will elect eleven directors to serve until the 2020 annual meeting of stockholders or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.
The Amended and Restated Bylaws of the Company (the "Bylaws") require that each director be elected by the majority of votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors with respect to such director in uncontested elections. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee for director who was in office prior to the election is not elected by a majority of votes cast, the director must promptly tender his or her resignation from the Board, and the Nominating and Governance Committee of the Board will make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board, excluding the director in question, will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and its rationale within 90 days (or, if so extended by the Board in certain circumstances, within 180 days) from the date the election results are certified. If a nominee for director who was not already serving as a director does not receive a majority of votes cast in an uncontested election at the Annual Meeting, the nominee is not elected to the Board. All 2019 nominees except Mr. Rodriguez are currently serving on the Board. Effective as of June 1, 2019, the size of the Board will be increased from ten to eleven members and Mr. Rodriguez will join the Board.
None of the nominees has any family relationship with any other nominee or with any of our executive officers and no arrangement or understanding exists between any nominee and any other person or persons pursuant to which a nominee was or is to be selected as a director or nominee.

After a thorough evaluation and assessment, the Nominating and Governance Committee has recommended, and the Board has nominated or re-nominated, Pamela M. Arway, Charles G. Berg, Barbara J. Desoer, Pascal Desroches, Paul J. Diaz, Peter T. Grauer, John M. Nehra, Javier J. Rodriguez, William L. Roper, Kent J. Thiry and Phyllis R. Yale for election as directors. Please see the section titled “Corporate Governance — Selection of Directors” below for more information about the nomination process.
Eight of the eleven nominees for director have been determined to be independent under the NYSE listing standards. Please see the section titled “Corporate Governance — Director Independence” below for more information. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected.
Unless the proxy indicates otherwise, the persons named as proxies in the accompanying proxy have advised us that at the Annual Meeting they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable or not willing to serve, the persons named as proxies may vote for the election of the substitute nominees that the Board may propose. The accompanying proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	13

Information Concerning Members of the Board Standing for Election
A biography of each nominee, current as of March 31, 2019, setting forth his or her age, and describing his or her business experience during the past five years, including other prior relevant business experience, is presented below.

Pamela M. Arway, 65, has been one of our directors since May 2009. From 2005 to 2008, Ms. Arway served as the president of the Japan, Asia-Pacific, Australia region for American Express International, Inc., a global payment services and travel company. Ms. Arway joined the American Express Company in 1987, and subsequently served in various capacities, including as chief executive officer of American Express Australia Limited from 2004 to 2005 and as executive vice president of Corporate Travel, North America from 2000 to 2004. Prior to her retirement in October 2008, she also served as advisor to the American Express Company’s chairman and chief executive officer. Since May 2010, Ms. Arway has been a member of the board of The Hershey Company, a chocolate and confectionery company. She currently serves as a member of the Compensation and Finance and Risk Management Committees of The Hershey Company's board. Since March 2014, Ms. Arway has been a member of the board of Iron Mountain Incorporated, an enterprise information management services company and currently serves as chair of its Compensation Committee and as a member of the Nominating and Governance Committee. Ms. Arway brings significant leadership experience as a global executive, with extensive management experience in the areas of marketing, international business, finance and government affairs. With her service as a director on the boards of other large public companies, Ms. Arway also brings significant experience in corporate governance and executive compensation related matters.

Charles G. Berg, 61, has been one of our directors since March 2007, and from November 2016 until December 2017, also served as executive chair of our integrated healthcare business, DaVita Medical Group (“DMG”). On March 25, 2019, Mr. Berg joined the board of directors of Turn-Key Health, an Enclara Healthcare company, serving health plans, provider organizations and their members who experience a serious or advanced illness. From 2008 to 2013, Mr. Berg served as executive chairman of WellCare Health Plans, Inc. (“WellCare”), a provider of managed care services for government-sponsored healthcare programs. Mr. Berg served as non-executive chairman of the board of directors of WellCare from January 2011 until his retirement in May 2013. From January 2007 to April 2009, Mr. Berg was a senior advisor to Welsh, Carson, Anderson & Stowe, a private equity firm. From April 1998 to July 2004, Mr. Berg held various executive positions, including executive vice president-medical delivery, president and chief operating officer with Oxford Health Plans, Inc. (“Oxford”), a health benefit plan provider. He was the chief executive officer when Oxford was acquired by UnitedHealth Group. He then became an executive of UnitedHealth Group and was primarily responsible for integrating the Oxford business. Mr. Berg currently serves as a member of the Operating Council & Senior Advisory Board of Consonance Capital Partners, a private equity firm, and the board of directors of Justworks, Inc., a private human resources and payment company. Mr. Berg is an experienced business leader with significant experience in the healthcare industry and brings an understanding of the operational, financial and regulatory aspects of our industry and business.

14

Barbara J. Desoer, 66, has been one of our directors since October 2015. Ms. Desoer served as the chief executive officer and a member of the board of directors of Citibank, N.A., a wholly owned subsidiary of Citigroup Inc. and a diversified global financial services company, both positions she held from April 2014 through April 2019. Effective April 16, 2019, Ms. Desoer joined the board of directors of Citigroup Inc. Ms. Desoer previously served as the chief operating officer of Citibank, N.A. from October 2013 to April 2014. Prior to Citibank, Ms. Desoer spent 35 years at Bank of America, a diversified global financial services company, most recently as president, Bank of America Home Loans, where she led the integration of Countrywide, the largest mortgage originator and servicer in the United States. In previous Bank of America roles, Ms. Desoer was a Global Technology & Operations executive, an international market-focused position leading teams in the United Kingdom, Asia and Latin America. She also served as president, Consumer Products. She serves on the board of visitors at the University of California at Berkeley. Ms. Desoer also has served on the board of directors of various non-profit and privately held corporations. Ms. Desoer is an experienced business leader with extensive management experience, and brings a deep understanding of regulated businesses.

Pascal Desroches, 55, has been one of our directors since January 2017. Mr. Desroches is the executive vice president and chief financial officer of WarnerMedia Inc. (“WarnerMedia”). WarnerMedia is one of four distinct business units operating under AT&T Inc., a leading provider of telecommunications, media and technology services globally. Mr. Desroches is responsible for all of WarnerMedia’s financial operations, facilities and technology organizations. Prior to his current role, Mr. Desroches was the executive vice president and chief financial officer of Turner, a subsidiary of Time Warner Inc. ("Time Warner"), a global media and entertainment company, a position he had held since 2014. Mr. Desroches was also responsible for Turner’s global technology, security and facilities organizations. Prior to joining Turner, from December 2007 to December 2014, Mr. Desroches was the senior vice president and controller of Time Warner, a global leader in media and entertainment, where he was responsible for overseeing internal and external financial reporting, financial planning and analysis, procurement services, shared services program management, and worked on the management team responsible for mergers and acquisitions and other transactions. Prior to joining Time Warner, Mr. Desroches was a partner in KPMG LLP’s Department of Professional Practice Assurance & Advisory Services in New York from 2000 to 2001. Prior to being admitted into KPMG LLP’s partnership, Mr. Desroches was a professional accounting fellow with the Office of the Chief Accountant of the SEC. Mr. Desroches is a CPA with more than 30 years of experience, and brings significant finance experience to the Board as a current chief financial officer and former controller of a major media company.

Paul J. Diaz, 57, has been one of our directors since July 2007. Mr. Diaz currently serves as a general partner of Cressey & Company, a private equity firm focused exclusively on investing in and building healthcare businesses, a position he has held since September 2017. Mr. Diaz was an operating partner at Cressey & Company from March 2016 to September 2017. Since August 2014, Mr. Diaz has served as a partner at Guidon Partners LP, a private investment partnership. He served as executive vice chairman of Kindred Healthcare, Inc. (“Kindred”), a provider of long-term healthcare services in the United States, from March 2015 to March 2016, chief executive officer from January 2004 to March 2015, as well as president from January 2002 to May 2012 and as chief operating officer from January 2002 to December 2003. Prior to joining Kindred, Mr. Diaz was the managing member of Falcon Capital Partners, LLC, a private investment and consulting firm, and from 1996 to July 1998, Mr. Diaz served in various executive capacities with Mariner Health Group, Inc., a healthcare facility operator, including as executive vice president and chief operating officer. Mr. Diaz serves on the board of Performance Health, a private medical supply distribution company, the board of trustees of Johns Hopkins Medicine and the board of visitors of the Georgetown University Law Center. Mr. Diaz also previously served on the board of PharMerica Corporation, and from May 2002 until July 2018, served on the board of Kindred. Mr. Diaz is an experienced business leader with significant experience in the healthcare industry and brings an understanding of the operational, financial and regulatory aspects of our industry and business.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	15

Peter T. Grauer, 73, has been one of our directors since August 1994 and our lead independent director since 2003. Mr. Grauer has been chairman of the board of Bloomberg, Inc., a business and financial information company, since April 2001, and was its chief executive officer from March 2002 until July 2011 and its treasurer since March 2001. From June 2013 to March 2018, Mr. Grauer served as a non-executive director of Glencore plc, a global mining and commodities firm listed on the London Stock Exchange. From November 2000 until March 2002, Mr. Grauer was a managing director of Credit Suisse First Boston, a financial services firm. From September 1992 until November 2000, upon the merger of Donaldson, Lufkin & Jenrette (“DLJ”), a financial services firm, into Credit Suisse First Boston, Mr. Grauer was a managing director and founding partner of DLJ Merchant Banking Partners. From January 2016 to January 2018, Mr. Grauer served as a director of Blackstone Group, L.P., a publicly traded global investment and advisory firm. Mr. Grauer has significant experience as a business leader and brings a deep understanding of our business and industry through his over 20 years of service as a member of the Board. Mr. Grauer also brings extensive experience in strategic planning and leadership of complex organizations, and a global business perspective from his service on other boards.

John M. Nehra, 70, has been one of our directors since November 2000. From 1989 until his retirement in August 2014, Mr. Nehra was affiliated with New Enterprise Associates (“NEA”), a venture capital firm, including, from 1993 until his retirement, as general partner of several of its affiliated venture capital limited partnerships. Mr. Nehra also served as managing general partner of Catalyst Ventures, a venture capital firm, from 1989 to 2013. Mr. Nehra served on the boards of a number of NEA’s portfolio companies until his retirement in August 2014 and remains a retired special partner of NEA. Mr. Nehra is an experienced business leader with approximately 44 years of experience in investment banking, research and capital markets and he brings a deep understanding of our business and industry through his nearly 19 years of service as a member of the Board as well as significant experience in the healthcare industry through his involvement with NEA’s healthcare-related portfolio companies.

Javier J. Rodriguez, 48, has served as our chief executive officer, DaVita Kidney Care since March 2014. On April 27, 2019, the Board appointed Mr. Rodriguez as chief executive officer of the Company and to serve as a member of the Board, both effective June 1, 2019. Since joining the Company in 1998, Mr. Rodriguez has served in a number of different capacities. From February 2012 to March 2014, he served as our president. From April 1, 2006 through February 2012, he served as our senior vice president. Before that, from 2000 to 2006 he served as a vice president of operations and payor contracting. Mr. Rodriguez joined the Company in 1998 as a director of value management. Prior to joining the Company, Mr. Rodriguez worked for Baxter Healthcare Corporation in Finance from 1995 to 1996. He also previously served as director of operations for CBS Marketing Inc. in Mexico City. Mr. Rodriguez provides extensive knowledge of our industry, business and operations as well as significant executive leadership and management experience.

Dr. William L. Roper, 70, has been one of our directors since May 2001. In January 2019, Dr. Roper became interim president of the University of North Carolina System, North Carolina's system of public higher education. Prior to that, Dr. Roper was chief executive officer of the University of North Carolina (“UNC”) Health Care System, dean of the UNC School of Medicine and vice chancellor for medical affairs of UNC since March 2004. Dr. Roper has also served on the board of directors of Cigna Corporation, a health services corporation, since December 2018. Dr. Roper also continues to serve as a professor of health policy and administration in the UNC School of Public Health and a professor of pediatrics and of social medicine in the UNC School of Medicine. From 1997 until March 2004, he was dean of the UNC School of Public Health. Before joining UNC in 1997, Dr. Roper served as senior vice president of Prudential Health Care. He also served as director of the Centers for Disease Control and Prevention from 1990 to 1993, on the senior White House staff in 1989 and 1990 and as the administrator of Centers for Medicare & Medicaid Services from 1986 to 1989. Dr. Roper was a member of and is the immediate past chairman of the board of the National Quality Forum, a non-profit organization that aims to improve the quality of healthcare. From December 2007 to November 2011, Dr. Roper served on the board of Medco Health Solutions, Inc., a pharmacy benefits management company, and from November 2011 until December 2018 served on the board of its successor company, Express Scripts Holding Company. Dr. Roper brings substantial expertise in the medical field, an in-depth understanding of the regulatory aspects of our business as well as clinical, financial and operational experience.

16

Kent J. Thiry, 63, has been our chairman of the Board since June 2015 and from October 1999 until November 2012, and our chief executive officer since October 1999. In October 2014, Mr. Thiry also became chief executive officer of our integrated care business, DMG. From November 2012 until June 2015, Mr. Thiry served as our co-chairman of the Board. From June 1997 until he joined us in October 1999, Mr. Thiry was chairman of the board and chief executive officer of Vivra Holdings, Inc., which was formed to operate the non-dialysis business of Vivra Incorporated (“Vivra”) after Gambro AB acquired the dialysis services business of Vivra in June 1997. From September 1992 to June 1997, Mr. Thiry was the president and chief executive officer of Vivra, a provider of renal dialysis services and other healthcare services. From April 1992 to August 1992, Mr. Thiry was president and co-chief executive officer of Vivra, and from September 1991 to March 1992, he was president and chief operating officer of Vivra. From 1983 to 1991, Mr. Thiry was associated with Bain & Company, first as a consultant, and then as vice president. Mr. Thiry previously served on the board of Varian Medical Systems, Inc. from August 2005 to February 2009 and served as the non-executive chairman of Oxford Health Plans, Inc. until it was sold to UnitedHealth Group in July 2004. Effective June 1, 2019, Mr. Thiry will step down as chairman of the Board and chief executive officer of the Company and DMG and will assume the position of executive chairman of the Board. In his current role as a member of management and in his future role as executive chairman of the Board, Mr. Thiry provides and will continue to provide significant healthcare industry experience and deep expertise regarding the Company’s business and operations as well as executive leadership and management experience.

Phyllis R. Yale, 61, has been one of our directors since July 2016. Ms. Yale has been an Advisory Partner with Bain & Company, Inc. (“Bain”), a global management consulting firm, since July 2010. Ms. Yale was a partner with Bain from 1987 to July 2010, and was a leader in building Bain’s healthcare practice. In her role at Bain, Ms. Yale works with healthcare payors, providers, and medical device companies, and frequently advises the world’s leading private equity firms on their investments in the healthcare sector. She has served as a member of the board of directors of several public and private companies in the healthcare sector, and currently serves as Chair of the board of directors of Blue Cross Blue Shield of Massachusetts, a not-for-profit health plan headquartered in Boston. Ms. Yale previously served as Chair of the board of directors of Kindred Healthcare, Inc., a provider of long-term healthcare services in the United States, from January 2010 until July 2018, a director of National Surgical Hospitals, a privately held specialty hospital operator, and a director of ValueOptions, Inc., a health improvement company specializing in mental and emotional wellbeing and recovery, which merged with Beacon Health Strategies during 2014. Ms. Yale has a deep knowledge base and experience in several segments of the healthcare industry including corporate strategies, marketing and cost and quality management, as well as mergers and acquisitions.

The Board recommends a vote FOR the election of each of the named nominees as directors.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	17

Corporate Governance

Corporate Governance

The general governance framework for the Company is provided by its Bylaws, Corporate Governance Guidelines, the charters for each of the Board’s committees, the code of ethics and corporate code of conduct. These governance documents are available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance. The Board adopted the Corporate Governance Guidelines to assist the Board and its committees in performing their duties and serving the best interests of the Company and our stockholders.

Selection of Directors
Our Board views diversity in a broad sense, taking into consideration the mix of qualifications of our directors including tenure, experience levels and types of experience, including both industry and subject matter expertise, and re-evaluates these qualifications from time to time to ensure continued diversity. While the Company does not have a formal policy on Board diversity, we believe that a Board that collectively reflects a diversity of background and experience enhances the Board's effectiveness.
In making its recommendations to the Board, the Nominating and Governance Committee considers a number of factors and assesses the overall mix of qualifications, individual characteristics, experience level, and diverse perspectives and skills that are most beneficial to our Company. The Nominating and Governance Committee also considers the mix of different tenures of the directors, taking into account the benefits of directors with longer tenures, including greater board stability and continuity of organizational knowledge, and the benefits of directors with shorter tenures, and takes steps as may be appropriate to ensure that the Board maintains an openness to new ideas and a willingness to re-examine the status quo. In connection with the nomination or re-nomination of directors, it is the Nominating and Governance Committee's responsibility to determine in each case whether nomination or re-nomination is appropriate. The Nominating and Governance Committee assesses each director’s performance and contributions to the Board, as well as his or her skills, experience and qualifications, including the continued value to the Company of a director’s experience and background in light of current and anticipated future needs. If the incumbent director has not performed or contributed in a meaningful way, the Nominating and Governance Committee takes into consideration whether nomination or re-nomination is appropriate in light of any other relevant facts and circumstances. An integral part of this process are the individual director, Board and committee self-evaluation processes, which are performed on an annual basis, as further described under the section titled "—Regular Board and Committee Evaluations."
The Nominating and Governance Committee will consider nominees for director recommended by stockholders upon submission in writing to our Corporate Secretary of the names and qualifications of such nominees at the following address: Corporate Secretary, DaVita Inc., 2000 16th Street, Denver, Colorado 80202. The Nominating and Governance Committee will evaluate candidates based on the same criteria regardless of whether the candidate was recommended by the Company or a stockholder.
The Nominating and Governance Committee has recommended the eleven candidates named in this Proxy Statement standing for election at the Annual Meeting.
We believe that our Board reflects an effective mix of tenure, skills, experience and diversity. Half of our current Board is comprised of racial/ethnic minorities and women:

1     As of March 31, 2019

18

Regular Board and Committee Evaluations
The Board is committed to continuous improvement and annual self-evaluations are an important tool. Rigorous self-evaluations of the performance of each individual director, the Board as a whole and each of its committees are conducted by the Board on an annual basis to evaluate performance and effectiveness.

1.	Initiation	• Formal annual anonymous evaluations of individual directors, the Board as well as each of its committees are compiled and distributed • Process is overseen by the Nominating & Governance Committee
2.	Evaluation and Assessment	• Directors provide feedback regarding performance and effectiveness • The Nominating & Governance Committee considers the effectiveness of the self-evaluation process
3.	Review	• The Board reviews the results, including in executive session • The lead independent director speaks with each member of the Board for one-on-one discussion, as appropriate
4.	Incorporation of Feedback	• Follow-up items are addressed at subsequent Board or committee meetings, as appropriate, and committee actions are reported back to the full Board

Director Independence
Under the listing standards of the NYSE, a majority of the members of the Board must satisfy the NYSE criteria for “independence.” No director qualifies as independent under the NYSE listing standards unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).
The Board evaluates the independence of our directors annually and will review the independence of individual directors on an interim basis to consider changes in employment, relationships and other factors. The Board evaluated the nature of any executive officer’s or director’s personal investment interest in director affiliated entities (active or passive), the level of involvement by the director or executive officer as a partner in any such director affiliated entities, any special arrangements or relationships between the parties which would lead to a personal benefit, any personal benefits derived as a result of business relationships with the Company, any other personal benefit derived by any director or executive officer as a result of the disclosed relationships or any other relevant factors. The Board has determined that all of the directors and director nominees, as well as each individual who served as a director at any time during 2018, other than Messrs. Berg, Rodriguez and Thiry, are independent under the NYSE listing standards.
The Board considered Mr. Desroches’ independence in view of the services his brother provides to the Company as a medical director. After consideration of relevant factors, the Board determined that the Company’s engagement of Mr. Desroches’ brother as a medical director did not present a conflict of interest and did not compromise Mr. Desroches’ independence.
Under the NYSE listing standards, a director is deemed not independent if the director is or has been employed within the last three years by the Company. Mr. Berg was employed by the Company from November 1, 2016 through December 15, 2017. Although Mr. Berg is no longer an employee of the Company, he may not be deemed independent under the NYSE listing standards from November 1, 2016, the day he first became an employee of the Company, until December 15, 2020, the three-year anniversary of

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	19

Corporate Governance

the date of his last day of employment with the Company.
Messrs. Rodriguez and Thiry are not deemed independent because they are employed by the Company.
Our Corporate Governance Guidelines require the Board to evaluate the appropriateness of the director’s continued service on the Board in the event that the director retires from his or her principal job, changes his or her principal job responsibility or experiences a significant event that could negatively affect his or her service to the Board. In such event, the policy provides that the affected director shall promptly submit his or her resignation to the chairman of the Board and the lead independent director. The members of the Board, excluding the affected director, will determine whether the affected director’s continued service on the Board is in the best interests of our stockholders and will decide whether or not to accept the resignation of the director. In addition, the policy provides that prior to accepting an invitation to serve on the board of directors of another public company, a director must advise the chairman of the Board and the lead independent director so that the remaining members of the Board may evaluate any potential conflicts of interest.

Leadership Structure and Meetings of Independent Directors
Mr. Thiry is the chairman of our Board and the CEO of the Company and DMG. Mr. Thiry brings nearly 20 years of experience with our Company and deep institutional knowledge and experience to the Board.
Effective June 1, 2019, Mr. Thiry will step down from these roles and will assume the position of executive chairman of our Board.
We believe that Mr. Thiry’s breadth of experience and depth of knowledge gained during his tenure as our CEO are highly beneficial to the chairman role and are counterbalanced appropriately by the significant role of our lead independent director. Our lead independent director, Mr. Grauer, who was elected by and from the independent board members, plays a significant role in Board leadership and meetings of the independent directors. Mr. Grauer also chairs our Nominating and Governance Committee, and as chairman of the Nominating and Governance Committee, Mr. Grauer has the authority to call meetings of the committee, whose primary purposes, as outlined in its charter, include overseeing the composition, structure, operation and evaluation of the Board, as well as overseeing compliance with governance principles and policies.
As lead independent director, Mr. Grauer serves as liaison between the chairman and the independent directors, approves information sent to the Board, confers with the chairman in setting and thereafter approving meeting agendas for the Board, approves meeting schedules to assure that there is sufficient time for discussion of all agenda items, and presides at all meetings of the Board at which the chairman is not present, including executive sessions of independent directors. Additionally, Mr. Grauer facilitates discussions outside of scheduled Board meetings among the independent directors on key issues as required, including whether to engage independent advisors for the Board or a Board committee. Mr. Grauer, in his capacity as lead independent director, also has the authority to call meetings of the Board and the independent directors and, if requested by major stockholders, makes himself available for consultation and direct communication with them.
Independent directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board.

20

Corporate Citizenship and Social Responsibility
Being a leader in American healthcare means being a responsible corporate community. The Trilogy of Care—caring for our patients, each other, and the world—is DaVita’s vision for social responsibility and is our philosophy for balancing our business responsibilities with our social, economic and environmental ones. For more than a decade, we have had a vision for creating a true community—one that cares for our teammates as well as our patients. This has inspired our teammates to realize their full potential and to deliver ever-improving quality care to our patients. Our leadership recognizes the importance of these responsibilities, and the Nominating & Governance Committee of our Board oversees and supports DaVita's environmental, social and governance ("ESG") initiatives, which include both the corporate philanthropy and volunteer efforts described below in this section, the environmental efforts described below under the heading "—Sustainability", as well as our diversity and belonging initiatives, among other things. During 2019, among other things, we are undertaking a materiality assessment and engaging with internal and external stakeholders on ESG topics to help further inform our future direction and priorities.

•
Through the DaVita Way of Giving program, $2.1 million of company donations were directed to locally-based charities across the United States, and in our home state of Colorado, we donated more than $1.75 million to local nonprofits, both with the participation of our clinical teammates in 2018, spreading ripples across local communities.

•	DaVita was named a member of the 2018 Bloomberg Gender-Equality Index (GEI), a metric that provides companies across the globe an opportunity to disclose and showcase their efforts in gender equality. This year's index serves as the first sector-neutral index, comprised of a select group of 104 companies earning an index score at or above a globally-established threshold.

•
DaVita received its highest score yet on the 2018 Corporate Equality Index, a national benchmarking survey and report on corporate policies and practices related to lesbian, gay, bisexual, transgender and queer (LGBTQ) workplace equality administered by the Human Rights Campaign.

•	In honor of Earth Day 2018, approximately 2,700 DaVita teammates, their families and friends volunteered over 7,600 hours through 199 environmental service projects across 9 countries.

•
In 2018, more than 570 riders participated in Tour DaVita, DaVita’s annual charity bike ride, which raised over $1.1 million to support Bridge of Life, a non-profit organization founded by DaVita to serve thousands of men, women and children around the world through kidney care, primary care, education and prevention and medically supported camps for kids.

•	Through Village Service Days, groups of three or more teammates plan and execute a service project with a local nonprofit.

Sustainability
2018 marked the 11th anniversary of Village Green, DaVita's sustainability program created with the goal of reducing the environmental impact of the Company's operations in field facilities and in business offices. Village Green also educates teammates and patients on the potential positive environmental impact of our sustainability program and what they can do to help.

•
DaVita was recognized by the Dow Jones Sustainability Indices (DJSI) as one of only seven providers in the Health Care Providers and Services Industry to be included on the DJSI World Index, after being analyzed for its performance in regards to environmental, social and governance practices.

•	DaVita has diverted 558,000 pounds of electronic waste from landfills since 2015.

•	93% of DaVita's centers have adopted reusable sharp containers, diverting more than 1.4 million pounds of plastic from landfills in 2018.

•	DaVita installed an additional 308 kilowatts of solar photovoltaic panels at two business offices in California and Denver.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	21

Corporate Governance

•
DaVita's headquarters campus in Denver received the Certifiably Green Denver certification in 2018 and was awarded Gold Level Environmental Leader by the Colorado Department of Public Health and Environment.

•
In September, DaVita opened its doors to its second building as part of its headquarters campus in Denver with a number of sustainable features, including an annual 1.2 million gallons of water savings due to low flow fixtures, daylighting for 90% of occupants, and LED lighting that has a lifespan of 16 years.

•	By 2022, DaVita’s planned co-development of a wind farm and a solar farm in Texas could create as much clean energy as the amount of electricity we use to operate our U.S. centers every day.

Our 2020 Environmental Goals, announced in 2016, include:

•	Reducing energy use and carbon emissions by 10% per treatment.

•	Adding solid waste recycling to at least 45% of kidney care locations.

•	Conducting an annual sustainability review with all national vendors and increasing the availability of environmentally preferable products and equipment and reducing packaging.

•	Ensuring the new central business offices are certified as LEED Silver.

•	Reducing paper use by 15% per treatment.

•	Reducing water use by 30% per treatment.
Our 2018 Community Care social responsibility report is available at http://www.davita.com/communitycare.

Ongoing Stockholder Outreach
Engaging with investors is fundamental to our commitment to good governance and essential to maintaining our strong corporate governance practices. Throughout the year, we seek opportunities to connect with our investors to gain and share valuable insights into current and emerging global governance trends. Over the past year, we continued to actively engage with our investors, including our largest institutional stockholders, to discuss various key corporate governance related matters, including corporate social responsibility and sustainability initiatives, our executive compensation program, our long-term business strategy and other industry-specific issues. We conduct these meetings in person and via teleconference throughout the year.

Communications with the Board
Any interested party who desires to contact the lead independent director, Mr. Grauer, may do so by sending an email to leaddirector@davita.com. In addition, any interested party who desires to contact the Board or any member(s) of the Board may do so by writing to: Board of Directors, c/o Corporate Secretary, DaVita Inc., 2000 16th Street, Denver, Colorado 80202. Copies of any such written communications received by the Corporate Secretary will be provided to the full Board or the appropriate member(s) depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s).

Annual Meeting of Stockholders Attendance
We do not have a policy requiring that directors attend the annual meeting of stockholders. Last year, our chairman and CEO, Mr. Thiry, was in attendance at the annual meeting.

22

Information Regarding the Board and its Committees
The Board has established the following committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Compliance Committee, the Public Policy Committee and the Clinical Performance Committee. As required by the NYSE listing standards and SEC rules, all members of the Audit Committee, the Compensation Committee and the Nominating and Governance

Committee are independent. The Board met eight times during 2018. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served during the period in which he or she served during 2018.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	23

Corporate Governance

Committees of the Board
The following chart sets out the current members of our Board committees and describes the principal functions of each committee of our Board. The charter for each committee is available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2018
Audit Pascal Desroches Chair Pamela M. Arway William L. Roper
•      Monitors and oversees the quality and integrity of our consolidated financial statements and related footnotes and other related disclosures.
•      Oversees the independence, qualifications and performance of our independent registered public accounting firm, including a review of the scope and results of their audit, as well as the performance of our internal audit function.
•      Appoints and engages our independent registered public accounting firm, and pre-approves the firm’s annual audit services, including related fees, audit-related services, and all other services in accordance with our pre-approval policy and rules and regulations promulgated by the SEC.
•      Together with the Compliance Committee, assists the Board with overseeing compliance with legal and regulatory requirements.
•      Oversees the effectiveness of our disclosure controls and procedures and compliance with ethical standards.
•      Oversees our policies and programs with respect to enterprise risk assessment and enterprise risk management, including the risks related to privacy and data security.
•      Provides an avenue of communication among the independent registered public accounting firm, management, internal audit department and the Board.
•      Prepares the committee report required to be included in our annual report or proxy statement.
•      Considers related party transactions for approval or ratification, or recommends that such approval or ratification come from the disinterested members of the Board.
9
Compensation Pamela M. Arway Chair Pascal Desroches Paul J. Diaz Peter T. Grauer
•      Establishes an executive compensation philosophy that is aligned with our long-term interests and those of our stockholders.
•      Reviews the results of advisory stockholder votes and other stockholder feedback on our executive compensation program and considers whether to make adjustments to our executive compensation policies and practices as a result.
•      Evaluates and approves all of our compensation plans, programs and policies as they relate to executive officers.
•      Reviews the goals and objectives and summary performance of our executive officers, other than the CEO, and makes compensation decisions that are aligned with the performance of each executive officer.
•      Reviews and approves all elements of the total compensation of our executive officers.
•      Annually reviews and approves the annual and long-term corporate goals and objectives applicable to compensation for our CEO, evaluates our CEO’s performance in light of those goals and objectives, and determines and approves, subject to approval by the independent members of the Board, all elements of our CEO’s total compensation, including the CEO’s compensation level, based on this evaluation.
•      Oversees the administration by the Board of our equity or other incentive award plans, including the stock ownership requirements applicable to our CEO, senior executives and directors.
•      Oversees the administration by the Board of our non-employee director compensation program to ensure that the Board is compensated in a competitive and fair manner, and that such compensation is aligned with the long-term interests of our stockholders.
•      Reviews and discusses with management our annual Compensation Discussion and Analysis disclosures to determine whether to recommend to the Board that it be included in the proxy statement.
•      Has sole authority and discretion to retain or replace its independent compensation consultants, independent legal counsel and other advisors, and is directly responsible for hiring, overseeing and compensating such advisors.
•      Oversees our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters.
•      Oversees the Company's assessment of risk related to the Company's compensation plans, programs and policies.
•      May form and delegate any responsibilities, including those described above, to a subcommittee of one or more members.
5

24

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2018
Nominating and Governance Peter T. Grauer Chair Pamela M. Arway John M. Nehra
•      Oversees the composition, structure, operation and evaluation of the Board and its committees.
•      Establishes and oversees the process for evaluating the independence, contribution and effectiveness of incumbent Board members.
•      Establishes and oversees procedures for stockholder communications with the Board.
•      Reviews and makes recommendations to the Board about our governance principles and policies, and monitors compliance with adopted principles and policies.
•      In coordination with the Board, identifies, evaluates and recommends candidates for nomination, appointment or election to the Board and candidates to fill Board vacancies.
•      Makes recommendations to the Board regarding the membership and chairs of the committees of the Board.
•      Oversees our activities, policies and programs related to corporate, environmental and social responsibility.
•      Oversees continuing education of the Board and orientation of new Board members to the Company and its business.
		2[1]
Compliance Committee Barbara J. Desoer Chair Dr. William L. Roper Paul J. Diaz Phyllis R. Yale
•      Reviews and oversees compliance with Federal healthcare regulatory program requirements and the Corporate Integrity Agreement.
•      Oversees and monitors the effectiveness of our healthcare regulatory compliance program, reviews healthcare regulatory compliance risk, and reviews the steps management is taking to monitor, control and report these risk exposures.
•      Together with the Audit Committee, assists the Board with oversight of enterprise risk management and healthcare legal and regulatory compliance.
•      Has primary responsibility for oversight of healthcare regulatory compliance requirements and ensuring proper communication of healthcare regulatory compliance issues to the Board.
•      Meets at least once each quarter in executive sessions with our chief compliance officer to discuss, among other things, our compliance program and to receive an update on compliance activities initiated or completed during the quarter.
		6
Public Policy John M. Nehra Chair Paul J. Diaz Phyllis R. Yale
•      Oversees public policy and government relations issues facing the healthcare industry and the Company.
•      Advises and makes recommendations to the Board as to policies and procedures regarding issues of public policy and government relations that are having or could have an impact on our industry, business, operations or reputation.
•      Reviews, evaluates and discusses with management public policy and government affairs activities at both the federal and state levels, the sufficiency of resources dedicated to these activities and makes recommendations to management and the Board, if necessary or appropriate.
•      Oversees the Company's lobbying activities and political spending, and reviews the purpose and benefits of these expenditures.
		2
Clinical Performance Dr. William L. Roper Chair Charles G. Berg Barbara J. Desoer	• Actively shapes, with management and the Board, the beliefs and behaviors that foster high reliability across the organization to prevent harm to patients and optimize quality of care. • Asserts and applies the principle that keeping harm from patients is a core objective and cannot be compromised. • Understands and monitors the top considerations relevant to clinical performance, including quality, safety, reliability and resource stewardship.	2

1.	In addition to the two standalone meetings in 2018, the Nominating and Governance Committee met with the Board two times in joint sessions devoted exclusively to governance matters in 2018.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	25

Corporate Governance

Overview of Committee Membership Qualifications

Director	Independent	Other Public Company Boards*
Pamela M. Arway[1,2]	Yes	2
Charles G. Berg	No	0
Barbara J. Desoer	Yes	0
Pascal Desroches[1,2]	Yes	0
Paul J. Diaz[1]	Yes	0
Peter T. Grauer[1,4]	Yes	0
John M. Nehra	Yes	0
Dr. William L. Roper[3]	Yes	1
Kent J. Thiry	No	0
Phyllis R. Yale	Yes	0

1.
Member of the Compensation Committee and is (a) independent under the listing standards of the NYSE and the Company’s independence standards and (b) a “nonemployee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).

2.
Member of the Audit Committee and qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC and is “independent” and “financially literate” under the listing standards of the NYSE and the Company’s independence standards.

3.	Member of the Audit Committee and is “independent” under the listing standards of the NYSE and the Company’s independence standards, and “financially literate” under the listing standards of the NYSE.

4.	Mr. Grauer is our Lead Independent Director.

*	Current as of March 31, 2019.

Risk Oversight
Our Board oversees an enterprise-wide approach to risk management with a fundamental belief that the key components of risk management are understanding the risks that we face, monitoring these risks and adopting appropriate controls and mitigation strategies to maintain risks at an acceptable level.
We continue to enhance our Enterprise Risk Management, or ERM, processes, which is a Company-wide effort designed to identify, assess, manage, report and monitor enterprise risks and risk areas. Under its charter, the Audit Committee has responsibility to monitor and oversee our ERM processes, and both the Audit Committee and the Board receive ERM reports on these activities on a regular basis and no less than annually. The Compliance Committee is also tasked with assisting the Audit Committee and the Board in oversight of our ERM processes, primarily as it relates to identification and management of legal and compliance enterprise risks. The Audit Committee and Compliance Committee meet regularly with our chief legal officer and chief compliance officer in connection with these responsibilities.

26

In addition, various committees of the Board are structured to oversee specific risks, as follows:

Committee	Primary Risk Oversight Responsibility
Audit Committee
•    Oversees the financial reporting process, the system of internal control over financial reporting, the audit process and, in coordination with the Compliance Committee, the Company’s process for monitoring compliance with laws and regulations.
•    Oversees the Company’s Code of Conduct and Code of Ethics, and risks related to privacy and data security.

Compliance Committee
•    Oversees non-financial compliance risk, including that associated with healthcare related requirements. Included is oversight of the Company’s compliance program(s) inclusive of its policies and procedures, training/education, auditing and monitoring, responses to detected deficiencies, enforcement of disciplinary standards and overall culture of compliance.

Compensation Committee
•    Evaluates whether the right management talent is in place. Also oversees our compensation policies and practices, including whether such policies and practices balance risk-taking and rewards in an appropriate manner as discussed further below.

Nominating and Governance Committee
•    Oversees the assessment of the Board’s composition and structure, and each member of the Board’s independence, as well as the effectiveness of our Corporate Governance Guidelines.
•    Considers the impact on the Company, teammates and communities of the Company’s activities, policies and programs related to corporate environmental and social responsibility.

Public Policy Committee	• Oversees government relations and public policy risk.
Clinical Performance Committee	• Oversees development and implementation of practices, policies and procedures designed to optimize quality and safety of care.

The Board regularly considers reports from each of the committees set forth above, which reports may provide additional detail on risk management issues and management’s response.

Succession Planning
Management
We believe that effective executive leadership is critical for the Company’s long-term success. Our Board’s principal responsibilities include oversight of the development of a management succession plan and overseeing the development of the appropriate executive talent to achieve our strategic objectives and enhance stockholder value. Our Board believes that management succession planning should be done in consultation with the CEO and that the full Board should have oversight of the succession planning process.
As part of this process, our CEO provides the Board with recommendations for potential successors for the position of CEO and other senior management positions and reviews development plans for potential succession candidates with the Board. The Board also works with the CEO to ensure that directors have the opportunity to engage directly with potential succession candidates for the CEO role and other senior management positions. The Board regularly reviews short- and long-term as well as emergency succession plans for the CEO and other senior management positions.
In accordance with the Board’s CEO succession plan, on April 27, 2019, the Board appointed Javier J. Rodriguez, currently CEO of DaVita Kidney Care, as CEO of the Company effective June 1, 2019.
Board
The Board also regularly considers its own composition and succession plans. Discussion of these topics is an important part of the annual Board evaluation process. In director succession planning,

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	27

Corporate Governance

the Nominating and Governance Committee and the Board take into account, among other things, the current and expected needs of the Board and the Company in light of the overall composition of the Board towards achieving a balance of the skills, experience, attributes and tenure that are viewed to be essential to the Board’s oversight role.
Our Corporate Governance Guidelines also provide for a mandatory retirement policy whereby a director who has reached the age of 75 shall not be re-nominated to our Board at the next annual meeting of stockholders; however, the Nominating and Governance Committee may recommend, and the Board may approve, the nomination for reelection of a director at or after the age of 75, if, in light of all the circumstances, the Board determines it to be in the best interests of the Company and its stockholders. For more information, see the subsection titled “—Selection of Directors”.

Non-Employee Director Share Ownership Policy
We have a share ownership policy that applies to all non-employee members of the Board. The purpose of the policy is to align the financial interests of our non-employee Board members with those of our stockholders.
Both shares owned directly and the in-the-money value of shares underlying vested but unexercised equity awards are included in the determination of whether the guidelines established by the share ownership policy have been met. In 2018, our Board members received equity awards in the form of stock-settled stock appreciation rights (“SSARs”) and shares of the Company's stock. The total net realizable share value retained (the "Ownership Threshold") must have a market value (as defined in the policy) of not less than the lower of:

•	25% of the total pretax equity award value realized by the Board member from the time the Board member becomes subject to the policy to date in excess of $100,000; or

•	five times the annual Board cash retainer of $80,000, or $400,000.
Effective April 19, 2019, we amended our Board share ownership policy to, among other things, increase the cash retainer multiple component of the Ownership Threshold from three times to five times as indicated above. Directors that have not achieved their applicable Ownership Threshold are required to retain future acquired shares until the applicable threshold is met, subject to certain limited exceptions. As of December 31, 2018, all of our non-employee members of the Board were in compliance with our then effective share ownership policy. See the section titled “Compensation Discussion and Analysis — Compensation Policies and Practices — Management Share Ownership Policy” for information regarding the share ownership policy applicable to management.

Code of Ethics and Codes of Conduct
We have a code of ethics that applies to our chief executive officer, chief financial officer, controller and chief accounting officer, chief legal officer, and all professionals involved in the accounting and financial reporting functions. We also have a code of conduct that applies to all of our employees, officers, the Board and third parties conducting business on behalf of the Company. The code of ethics and the code of conduct are available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance. If the Company amends or waives the code of ethics or the code of conduct with respect to our chief executive officer, chief financial officer, controller or chief accounting officer, chief legal officer, or persons performing similar functions, we will disclose the amendment or waiver at the same location on our website.
DMG also has a code of conduct that applies to its officers, employees, affiliated physicians, and persons serving on the board of directors of its subsidiaries, and contracted providers, vendors and all third parties conducting business on behalf of DMG. The DMG code of conduct is available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance.

28

Insider Trading Policy
We have adopted an Insider Trading Policy applicable to our directors, executive officers and other employees to help ensure that those individuals do not violate the securities laws by transacting in our common stock, other Company securities or the securities of other companies while in the possession of material non-public information.
Under our Insider Trading Policy, except in accordance with approved Rule 10b5-1 trading plans, pre-clearance by our chief legal officer is required for equity and certain benefit plan transactions entered into by our executive officers and Board members, such as an option or stock appreciation right exercise, or electing to invest in or divest shares of our common stock, as well as certain other transactions involving our common stock.

In addition, quarterly trading blackouts are imposed under the Insider Trading Policy upon our directors, executive officers and certain other employees who are deemed to have access to the Company’s financial results prior to their becoming final and being publicly disclosed or to other material non-public information. The Insider Trading Policy also permits the Company to institute additional trading blackout periods or other pre-clearance requirements as deemed appropriate.
The Insider Trading Policy also restricts certain other lawful conduct that may not be aligned with our stockholders’ best interest. For example, the Insider Trading Policy strictly prohibits hedging transactions for all those subject to the policy. Moreover, our directors, executive officers and all other employees at the Vice President level and above are prohibited from pledging Company securities as collateral for a loan.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	29

Proposal 2 Ratification of the Appointment of our Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Representatives of KPMG LLP are expected to attend the Annual Meeting in person and will be available to respond to appropriate questions and to make a statement if they so desire. If KPMG LLP should decline to act or otherwise become incapable of acting, or if KPMG LLP’s engagement is discontinued for any reason, the Audit Committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for 2019. Although we are not required to seek stockholder ratification of this appointment, the Board believes that doing so is consistent with corporate governance best practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.
The Audit Committee and the Board recommend a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019.
The following table sets forth the aggregate professional fees billed to us for the years ended

December 31, 2018 and 2017 by KPMG LLP, our independent registered public accounting firm:

	2018	2017
Audit fees[1]	$5,331,851	$5,446,123
Audit-related fees[2]	$1,837,357	$858,768
Tax fees[3]	$1,313,665	$900,321
All other fees	—	—
Total	$8,482,873	$7,205,212

1
Includes aggregate fees for the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting included in our Form 10-K and the three quarterly reviews of our consolidated financial statements included in our Form 10-Q and other SEC filings. In addition, audit fees include statutory audits in several countries outside of the U.S. where we conduct operations through our international subsidiaries.

2
Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees.” The audit-related fees in 2018 and 2017 include fees for audits of our employee benefit plans, an audit of a majority-owned entity, audits of DMG’s risk bearing organizations, and fees of $822,037 and $518,644 in 2018 and 2017, respectively, for due diligence services relating to potential acquisitions.

3	Includes fees for professional services rendered for tax advice and tax planning. None of these fees were for tax compliance or tax preparation services.

Pre-approval Policies and Procedures
The Audit Committee is required to pre-approve the audit, audit-related, tax and all other services provided by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the auditor’s independence. The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related, tax and all other services provided by the independent registered public accounting firm, KPMG LLP. The Audit Committee pre-approved all such services in 2018 and concluded that such services performed by KPMG LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

30

Proposal 3 Advisory Vote to Approve Named Executive Officer Compensation
As required by Section 14A of the Exchange Act, we are providing stockholders with a proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The advisory vote to approve named executive officer compensation described in this proposal is commonly referred to as a “say-on-pay vote.”
Since the initial say-on-pay vote of stockholders at our 2011 annual meeting of stockholders, we have held a say-on-pay vote every year. The next say-on-pay vote will be held at our 2020 annual meeting of stockholders.
We believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. Our executive compensation program is designed to focus on pay-for-performance and to align the interests of our executives with the long-term interests of our stockholders. Our incentive criteria focus on performance-based compensation that aligns with strategic, operational and financial objectives that we believe support the creation of stockholder value. Our ability to effectively recruit, engage, motivate and retain highly-qualified executives is essential to our long-term success.
We believe that our named executive officers were instrumental in achieving our 2018 results, including the following achievements and financial and operating performance indicators in 2018, as compared to 2017:

•
improved key clinical outcomes in our U.S. dialysis operations, including the sixth consecutive year as a leader in CMS’ Quality Incentive Program and for the last five years under the CMS Five-Star Quality Rating system;

•	4.9% é consolidated net revenue growth;

•	10.4% é net revenue growth in our U.S. dialysis segment operations;

•	4.1% é U.S. dialysis treatment growth;

•	154 é net increase of U.S. dialysis centers and a net increase of 4 international dialysis centers;

•	2.5% é increase in the overall number of patients we serve in the U.S.;

•	repurchased 16,844,067 shares of our common stock for $1.2 billion;

•	$1.8 billion consolidated operating cash flows, or $1.5 billion from continuing operations (DKC); and

•
Proposition 8, a California state wide ballot initiative that sought to limit the amount of revenue dialysis providers could retain from caring for patients with commercial insurance, was defeated in California.

We believe our U.S. dialysis and related lab services clinical outcomes compare favorably with other dialysis providers in the United States and generally exceed the dialysis outcome quality indicators of the National Kidney Foundation. One of the most important measures of clinical quality is the percentage of patients for whom hemodialysis access to the bloodstream is provided by a central venous catheter ("CVC") for 90 days or more (the "CVC rate"). Dialysis performed through a CVC access point is less effective than dialysis performed through a fistula or graft access point. In addition, a CVC access point is more prone to infections. As a result, the lower the CVC rate, the better. Our CVC rate in 2017, the latest year for which industry-wide information is available, was 8.4%, as compared to 11.2% for the rest of the industry, as reported in the "Dialysis Facility Compare" dataset published by CMS.
This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the sections titled "Compensation Discussion and Analysis," "Executive Compensation - 2018 Summary

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	31

Compensation Table" and the other related tables and disclosure).”
The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation, as they did following the 2018 annual meeting of stockholders and each annual meeting of stockholders going back to 2011.
The Board recommends a vote FOR the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this Proxy Statement.

32

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the ownership of our common stock as of March 31, 2019 by (a) all persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and named executive officers, and (c) all of our directors and executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of the Company.

Name and address of beneficial owner[1]	Number of shares beneficially owned	Percentage of shares beneficially owned
Warren E. Buffett[2] Berkshire Hathaway Inc. 3555 Farnam St. Omaha, NE 68131	38,565,570	23.18%
The Vanguard Group[3] 100 Vanguard Blvd. Malvern, PA 19355	13,446,856	8.08%
BlackRock, Inc.[4] 55 East 52nd St. New York, NY 10055	12,931,031	7.77%
Directors and Officers:
Kent J. Thiry[5]	676,667	*
Javier J. Rodriguez[6]	128,133	*
Joel Ackerman[7]	—	*
Kathleen A. Waters[8]	6,177	*
LeAnne M. Zumwalt[9]	4,428	*
Pamela M. Arway[10]	16,808	*
Charles G. Berg[11]	14,396	*
Barbara J. Desoer[12]	5,056	*
Pascal Desroches[13]	3,367	*
Paul J. Diaz[14]	12,094	*
Peter T. Grauer[15]	63,727	*
John M. Nehra[16]	92,558	*
Dr. William L. Roper[17]	12,306	*
Phyllis R. Yale[18]	4,068	*
All directors and executive officers as a group (16 persons)[19]	1,084,774	*

*	Amount represents less than 1% of our common stock.

1	Unless otherwise set forth below, the address of each beneficial owner is 2000 16th Street, Denver, Colorado, 80202.

2
Based solely on information contained in Amendment No. 2 to Schedule 13D filed with the SEC on November 13, 2018, by Berkshire Hathaway Inc., a diversified holding company which Mr. Buffett may be deemed to control. Such filing indicated that, as of November 7, 2018, Mr. Buffett and Berkshire Hathaway Inc. share voting and dispositive power over 38,565,570 shares of the Company’s common stock, which include shares beneficially owned by certain subsidiaries of Berkshire Hathaway Inc. as a result of being a parent holding company or control person.

3
Based solely upon information contained in Amendment No. 8 to Schedule 13G filed with the SEC on February 11, 2019, as of December 31, 2018, The Vanguard Group has sole voting power with respect to 156,614 shares, shared voting power with respect to 39,657 shares, sole dispositive power with respect to 13,252,791 shares and shared dispositive power with respect to 194,065 shares.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	33

Security Ownership of Certain Beneficial Owners and Management

4
Based solely upon information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 4, 2019, as of December 31, 2018, BlackRock, Inc., an investment advisor, has sole voting power with respect to 11,684,301 shares and sole dispositive power with respect to 12,931,031 shares.

5
Includes 664,607 shares held in a family trust and 12,060 performance stock units, which are scheduled to vest, as of or within 60 days after March 31, 2019. Excludes 517,381 SSARs which are exercisable (or will become exercisable), as of or within 60 days after March 31, 2019 as the stock price was below the base price on March 31, 2019.

6
Includes 2,881 performance stock units, which are scheduled to vest, as of or within 60 days after March 31, 2019. Excludes 164,548 SSARs which are exercisable (or will become exercisable), as of or within 60 days after March 31, 2019 as the stock price was below the base price on March 31, 2019.

7
Excluded from this number are 22,601 PSUs granted to Mr. Ackerman, which are scheduled to vest in connection with and following the closing of the DMG transaction because the Compensation Committee retains the discretion to reduce the PSUs that vest to zero under the terms of the PSU award agreement.

8
Includes 3,521 restricted stock units which are scheduled to vest, as of or within 60 days after March 31, 2019. Excluded from this number are 33,148 PSUs granted to Ms. Waters, which are scheduled to vest in connection with and following the closing of the DMG transaction because the Compensation Committee retains the discretion to reduce the PSUs that vest to zero under the terms of the PSU award agreement. Also excluded are 28,164 SSARs which are exercisable (or will become exercisable), as of or within 60 days after March 31, 2019 as the stock price was below the base price on March 31, 2019.

9	Excludes 33,602 SSARs which are exercisable (or will become exercisable), as of or within 60 days after March 31, 2019 as the stock price was below the base price on March 31, 2019.

10	Excludes 29,434 SSARs which are exercisable (or will become exercisable), as of or within 60 days after March 31, 2019 as the stock price was below the base price on March 31, 2019.

11	Excludes 25,857 SSARs which are exercisable (or will become exercisable), as of or within 60 days after March 31, 2019 as the stock price was below the base price on March 31, 2019.

12	Excludes 23,174 SSARs which are exercisable (or will become exercisable), as of or within 60 days after March 31, 2019 as the stock price was below the base price on March 31, 2019.

13	Excludes 16,989 SSARs which are exercisable (or will become exercisable), as of or within 60 days after March 31, 2019 as the stock price was below the base price on March 31, 2019.

14	Excludes 29,434 SSARs which are exercisable (or will become exercisable), as of or within 60 days after March 31, 2019 as the stock price was below the base price on March 31, 2019.

15	Excludes 42,991 SSARs which are exercisable (or will become exercisable), as of or within 60 days after March 31, 2019 as the stock price was below the base price on March 31, 2019.

16	Excludes 29,434 SSARs which are exercisable (or will become exercisable), as of or within 60 days after March 31, 2019 as the stock price was below the base price on March 31, 2019.

17	Excludes 29,434 SSARs which are exercisable (or will become exercisable), as of or within 60 days after March 31, 2019 as the stock price was below the base price on March 31, 2019.

18	Excludes 18,922 SSARs which are exercisable (or will become exercisable), as of or within 60 days after March 31, 2019 as the stock price was below the base price on March 31, 2019.

19
Includes 4,761 restricted stock units and 14,941 performance stock units, which are scheduled to vest, in each case, as of or within 60 days after March 31, 2019. Excluded from this number are 22,601 PSUs granted to Mr. Ackerman and 33,148 PSUs granted to Ms. Waters, which are scheduled to vest in connection with and following the closing of the DMG transaction because the Compensation Committee retains the discretion to reduce the PSUs that vest to zero under the terms of the PSU award agreement. Also excluded from this number are 1,008,113 SSARs which are exercisable (or will become exercisable), as of or within 60 days after March 31, 2019 as the stock price was below the base price on March 31, 2019.

34

Information Concerning Our Executive Officers

Name	Age	Position
Kent J. Thiry	63	Chairman and Chief Executive Officer, DaVita, and Chief Executive Officer, DaVita Medical Group*
Javier J. Rodriguez	48	Chief Executive Officer, DaVita Kidney Care*
Joel Ackerman	53	Chief Financial Officer and Treasurer
James K. Hilger	57	Chief Accounting Officer
Kathleen A. Waters	51	Chief Legal Officer
James O. Hearty	50	Chief Compliance Officer
LeAnne M. Zumwalt	60	Group Vice President, Purchasing and Public Affairs
* On April 27, 2019, the Board appointed Mr. Rodriguez as chief executive officer of the Company, effective June 1, 2019, with Mr. Thiry stepping down as chairman of the Board and chief executive officer of the Company and DMG and assuming the position of executive chairman of the Board as of such date.
Our executive officers are appointed by, and serve at the discretion of, the Board. Set forth below is a brief description of the business experience of all executive officers other than Messrs. Thiry and Rodriguez, who are also director nominees and whose business experience is set forth above in the section of this Proxy Statement titled “Proxy Statement—Information Concerning Members of the Board Standing for Election.”
Joel Ackerman became our chief financial officer in February 2017. Effective April 2019, Mr. Ackerman was also appointed to serve as our treasurer. Prior to joining us, Mr. Ackerman was the chief executive officer and a member of the board of directors of Champions Oncology, Inc., a company engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, since October 2010. Mr. Ackerman is currently the Chairman of Champions Oncology. Mr. Ackerman served as a managing director at Warburg Pincus, a global private equity firm, where he led the healthcare services team for 10 years from January 1999 to September 2008. He sat on the board of directors at Kindred Healthcare, Inc. from December 2008 to July 2018. He previously served on the board of directors of Coventry Health Care, Inc. a national managed care company, from September 1999 until its acquisition by Aetna Inc. in May 2013. He is also chairman of the board of One Acre Fund, a not-for-profit organization that focuses on smallholder agriculture, and serves more than 800,000 subsistence farmers in Africa.

James K. Hilger became our chief accounting officer in April 2010. Mr. Hilger also served as our interim chief financial officer from March 2015 until February 2017 and from April 2012 until November 2013. Prior to April 2010, Mr. Hilger served as our vice president and controller since May 2006, after having served as our vice president, finance beginning in September 2005. Mr. Hilger was our acting chief financial officer from November 2007 through February 2008. From September 2003 to September 2005, Mr. Hilger served as vice president, finance and administration and chief financial officer of Pyramid Breweries, a brewer of specialty beverages. From December 1998 to July 2003, Mr. Hilger served as chief executive officer and chief financial officer of WorldCatch, Inc., a seafood industry company. From 1987 until joining WorldCatch, Inc., Mr. Hilger held a variety of senior financial positions in the food industry. Mr. Hilger began his career in public accounting with Ernst & Whinney.
Kathleen A. Waters became our chief legal officer in May 2016. Prior to joining the Company, Ms. Waters was senior vice president, general counsel and secretary of Health Net, Inc., a publicly traded managed care organization, from April 2015 to March 2016. She was a partner in Morgan, Lewis & Bockius LLP’s litigation practice from 2003 to 2015. She also was the leader of that firm’s Los Angeles litigation group and co-leader of its healthcare group. Before that, Ms. Waters was a partner at Brobeck, Phleger & Harrison LLP in Los Angeles.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	35

Security Ownership of Certain Beneficial Owners and Management

James O. Hearty became our chief compliance officer in March 2018. From September 2015 to March 2018, he served as our senior vice president and chief compliance officer-kidney care, and, prior to that, from February 2012 to August 2015, he served as vice president, associate general counsel. Prior to joining us, he was a prosecutor and trial attorney with the U.S. Department of Justice (DOJ) for 14 years. He started in the Civil Division of the DOJ in Washington D.C. and four years later became an Assistant U.S. Attorney in the U.S. Attorney’s Office for the District of Colorado. Mr. Hearty held several leadership positions at the U.S. Attorney’s Office, including deputy chief of the criminal division. Mr. Hearty also serves on the board of Urban Peak, a Denver non-profit that serves homeless youth.
LeAnne M. Zumwalt became our group vice president, purchasing and public affairs in July 2011. From January 2000 to July 2011, Ms. Zumwalt served as our vice president in many capacities. From January 2000 to October 2009, she served as our vice president, investor relations while having other responsibilities. From 1997 to 1999, Ms. Zumwalt served as chief financial officer of Vivra Specialty Partners, Inc. a privately held healthcare service and technology firm. From 1991 to 1997, Ms. Zumwalt held various executive positions, including chief financial officer, at Vivra Incorporated, a publicly-held provider of renal dialysis services and other healthcare services. Prior to joining Vivra Incorporated, Ms. Zumwalt was a senior manager at Ernst & Young LLP. In March 2018, Ms. Zumwalt was appointed to the board of directors of ADPT Holdings, LLC, a privately held healthcare services company and successor in interest to Adeptus Health, Inc., which was a publicly traded company.
None of the executive officers has any family relationship with any other executive officer or with any of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from reporting persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2018.

36

Compensation Discussion and Analysis

37

Compensation Discussion and Analysis

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation program for the following named executive officers ("NEOs"):

NEO	TITLE
Kent J. Thiry	Chairman and Chief Executive Officer, DaVita, and Chief Executive Officer, DaVita Medical Group*
Javier J. Rodriguez	Chief Executive Officer, DaVita Kidney Care*
Joel Ackerman	Chief Financial Officer and Treasurer
Kathleen A. Waters	Chief Legal Officer
LeAnne M. Zumwalt	Group Vice President, Purchasing and Public Affairs
* On April 27, 2019, the Board appointed Mr. Rodriguez as chief executive officer of the Company, effective June 1, 2019, with Mr. Thiry stepping down as chairman of the Board and chief executive officer of the Company and DMG and assuming the position of executive chairman of the Board as of such date (the "2019 management transition"). Please see the “—Management Transition” section later in this CD&A for a description of the compensation arrangements entered into in connection with this transition. References throughout this CD&A to CEO refer to Mr. Thiry.
Pay and Performance Outcomes
Our executive compensation program is designed to align the interests of our executive officers with those of our stockholders by, among other things, linking short-term and long-term compensation with financial and operating performance. We believe that this alignment was manifested in the following features of our executive compensation program in 2018:

•
Payout under the 2018 Short-Term Incentive Program ("STI Program") was above target driven by top end of guidance results for the year on adjusted operating income and strong performance on the clinical objective and the various strategic objectives. See "—Elements of Compensation—Short-Term Incentive Program (STI Program) for 2018."

◦	70% of the payout under the 2018 STI Program was directly tied to adjusted operating income, the primary financial metric on which the Company provides annual guidance to stockholders.

◦
The other 30% focused on a clinical criterion and strategic criteria which varied by individual, to provide balance against the financial results and alignment with the Company's strategic and operating imperatives for 2018.

•
Payouts under our Long-Term Incentive Program ("LTI Program") were well below target and estimated grant date fair value based on stock price performance and a view of long-term performance. Over the past few years, total stockholder return and operating income from continuing operations had negative trends.

◦
As compared to the original grant date fair value, our CEO vested in only 14% of the 2015 performance stock units ("PSUs") and 66% of the 2016 PSUs based on performance conditions that can be calculated as of March 31, 2019.

◦	Our CEO realized only 6% of the grant date fair value of equity granted in prior years that vested in 2018. See "—Executive Summary—Realized LTI."

38

Changes to Executive Compensation Program in 2018
We made a number of changes to the executive compensation program in 2018 in response to feedback received from our stockholders about our executive compensation program as well as to respond to changes in our business and to better align the compensation structure for our executive officers with the long term interests of our stockholders. These changes are described in more detail later in this Proxy Statement and the highlights are summarized below:

•
We have provided enhanced disclosure about our executive compensation program in this Proxy Statement, including providing more detail on the actual value realized by our CEO on long-term incentives vesting in 2018 as compared to their grant date fair value.

•
We amended our CEO's employment agreement to remove a grandfathered change-in-control tax gross-up payment provision. Following this amendment, none of our employees are entitled to any change-in-control tax gross-up payments.

•
In order to maximize consistency in goals under our STI Program from year to year, while still retaining the compensation program’s alignment with the Company’s strategic and operating imperatives over time, we retained the same general framework for our 2018 and 2019 STI Programs. For participants in the 2018 STI Program, 70% of the annual incentive was tied to a financial metric, 15% was tied to a clinical metric and the remaining 15% was allocated to strategic objectives which varied by individual.

•
There were no changes made to the 2018 base salaries for our named executive officers as compared to 2017. We moved from a 'maximum-based' bonus potential to a 'target-based' annual incentive opportunity under our STI Program to be more aligned with market practices.

•
We moved long-term incentives for all executive officers to stock-based vehicles to provide stronger alignment with stockholders, whereas previously we used cash-based long-term incentive vehicles for executive officers other than the CEO.

•
After consultation with Compensia and review of market practices, we introduced a retirement policy for executive officers ("Rule of 65 Retirement Policy"), allowing for post-retirement vesting for executive officers who met certain minimum age and tenure requirements. The purpose of the Rule of 65 Retirement Policy is to align the decision-making by executive officers with the long-term interests of stockholders by providing for the ability to continue to benefit from the realization of value from equity awards that would otherwise be forfeited when the executive officer's employment with the Company ceases. Retirement benefits for long-tenured executives are common in the marketplace. Although it did not result in a cash payment or the issuance of any incremental equity, the adoption of the Rule of 65 Retirement Policy resulted in a one-time accounting modification charge for certain outstanding equity awards reflected as additional compensation in the Summary Compensation Table. See the subsection "--Executive Compensation--Potential Payments Upon Termination or Change of Control--Rule of 65 Retirement Policy" for further information regarding the Rule of 65 Retirement Policy.

•
Contingent upon the closing of the DMG transaction (as defined below), we modified the PSUs granted in 2016 to reallocate the performance criteria related to 2019 DMG adjusted operating income to the other criteria used in the 2016 PSU grant, given that upon close the performance of this criterion would not be measurable. Although this did not involve a new grant of equity, this adjustment resulted in a one-time accounting modification charge reflected as additional compensation in the 2018 Summary Compensation Table.

•
Our Chief Financial Officer and Chief Legal Officer each received a grant of PSUs in 2018 in connection with their role in negotiating the terms of the DMG transaction. These PSUs vest 50% on the close of the DMG transaction and 50% 18 months thereafter, subject to the NEO's continued employment through the applicable vesting date. If the DMG transaction does not close, none of these PSUs will vest and neither Mr. Ackerman nor Ms. Waters will realize any equity therefrom. In addition, the Compensation Committee retained the ability to reduce these PSU awards, including to zero, at its sole discretion, at any time.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	39

Compensation Discussion and Analysis

Executive Summary

Our Business
The Company consists of two major divisions, DaVita Kidney Care (“DKC”) and DaVita Medical Group (“DMG”). DKC is comprised of our U.S. dialysis and related lab services, our ancillary services and strategic initiatives, including our international operations, and our corporate administrative support. Our U.S. dialysis and related lab services business is our largest line of business and is a leading provider of kidney dialysis services in the U.S. for patients suffering from chronic kidney failure, also known as end stage renal disease (ESRD). DMG is a patient- and physician-focused integrated healthcare delivery and management company with over two decades of providing coordinated, outcomes-based medical care in a cost effective manner. On December 5, 2017, we entered into an equity purchase agreement to sell DMG to Collaborative Care Holdings, LLC (Optum), a subsidiary of UnitedHealth Group Inc., subject to receipt of required regulatory approval and other customary closing conditions ("DMG transaction").
As of December 31, 2018, we provided dialysis and administrative services in the U.S. through a network of 2,664 outpatient dialysis centers in 46 states and the District of Columbia, serving a total of approximately 202,700 patients. We also provide acute inpatient dialysis services in approximately 900 hospitals and related laboratory services throughout the U.S. In 2018, our overall network of U.S. outpatient dialysis centers increased by 154 dialysis centers primarily as a result of opening new centers and acquisitions. In addition, the overall number of patients that we served as of December 31, 2018 in the U.S. increased approximately 2.5% from December 31, 2017.
Through capitation contracts with some of the nation’s leading health plans, DMG had approximately 753,800 members under its care in southern California, central and south Florida, southern Nevada, and central New Mexico as of December 31, 2018. In addition to its managed care business, during the year ended December 31, 2018, DMG provided care in all of its markets to over 932,700 patients whose health coverage is structured on a fee-for-service basis, including patients enrolled through traditional Medicare and Medicaid programs, preferred provider organizations and other third party payors.

The DMG patients as well as the patients of DMG’s associated physicians, physician groups and independent practice associations benefit from an integrated approach to medical care that places the physician at the center of patient care. As of December 31, 2018, DMG delivered services to its members via a network of approximately 750 primary care physicians, over 3,200 associated group and other network primary care physicians, approximately 185 network hospitals, and several thousand associated group and network specialists. Together with hundreds of case managers, registered nurses and other care coordinators, these medical professionals utilize a comprehensive information technology system, sophisticated risk management techniques and clinical protocols to provide high-quality, cost-effective care to DMG’s members.
Our executive compensation program is best understood within the context of the business environment in which we currently operate. For example, we face various types of external risks in the healthcare industry, including public policy uncertainty such as prospective implementation of federal healthcare reform legislation and similar measures that may be enacted at the state level; potential changes to and increases in regulation by numerous federal, state and local government entities; reductions in reimbursements under federal and state healthcare programs, including Medicare and Medicaid; and recent decline in the rate of growth of the end stage renal disease (ESRD) patient population. As a result, we believe that in certain circumstances it is appropriate to have performance measures that provide a target, or near-target, level of performance-based compensation for maintaining, rather than improving, certain results, in light of the headwinds and downward pressures referenced above.
Our Executive Compensation Structure
Our executive compensation program is designed to be aligned with our strategic, operational and financial objectives, and to align the interests of our executives with the long-term interests of our stockholders. Our executive compensation structure is comprised of both short-term and long-term incentive opportunities, which are based on challenging performance goals that we believe align with our strategic objectives, including to provide high-quality care to our patients,

40

increase profitability, maximize growth and increase stockholder value.
The design of our 2018 short-term and long-term incentive criteria, described in further detail in the subsection titled "- Elements of Compensation," emphasizes our objectives as a Company. Our resulting compensation structure for 2018 incorporates incentives tied to clinical care, profit and growth.
We believe it is important to maintain consistency with our compensation philosophy and approach, described in further detail below in the subsection entitled “—Our Compensation Design and Philosophy,” to continue to incentivize management toward short-term and long-term strategic, financial and operating goals, which are intended to create long-term stockholder value.
NEO Pay Elements

Given our emphasis on variable compensation, the Compensation Committee generally limits increases to fixed compensation amounts for our executives and delivers a greater percentage of compensation increases in the form of variable compensation. After taking into account individual performance, changes to portfolio of responsibilities and comparative market data provided by the committee’s independent compensation consultant, Compensia, the Compensation Committee did not adjust the base salary levels of the NEOs in 2018.

The following charts presented in this "NEO Pay Elements" section illustrate the allocation of the total direct compensation that the CEO and the other NEOs (on average) are eligible to earn, including annual bonus at target, and in the case of the long-term incentives, those that were granted in 2018.

*These charts exclude the accounting charges associated with the modification of prior year equity awards in connection with implementation of the Rule of 65 Retirement Policy and the modification of certain 2016 PSUs to reallocate the performance criteria related to a DMG performance metric, which is contingent on completion of the DMG transaction. These charts also exclude the special PSU awards granted to Mr. Ackerman and Ms. Waters in 2018 in recognition of their respective roles in the DMG transaction. Vesting of these PSUs is contingent upon the closing of the transaction, as well as continued service through the applicable vesting date, and the Compensation Committee retained the authority to reduce these PSU awards, including to zero, at its sole discretion at any time.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	41

Compensation Discussion and Analysis

The following charts illustrate the allocation of performance-based versus time-based total direct compensation that the CEO and the other NEOs (on average) were eligible to earn, including annual bonus at target and in the case of the long-term incentives, those that were granted in 2018. Although Restricted Stock Units ("RSUs") represent "at risk" compensation in that their value fluctuates based on our stock price, we include salary and RSUs in time-based compensation, and target annual bonus, Stock-Settled Appreciation Rights ("SSARs") and PSUs in performance-based compensation. In designing the 2018 executive compensation program, the Compensation Committee provided all of the CEO’s long-term incentive grants in the form of PSUs and RSUs rather than the prior mix of SSARs and PSUs. This change was made in order to further align the CEO’s compensation mix with market data and to supplement the retentive aspect of the program with RSUs in light of the fact that the CEO’s equity grants had been delivered entirely in the form of performance-based compensation (PSUs and/or SSARs) since 2014.

*These charts exclude the accounting charges associated with the modification of prior year equity awards in connection with implementation of the Rule of 65 Retirement Policy and the modification of certain 2016 PSUs to reallocate the performance criteria related to a DMG performance metric, which is contingent on completion of the DMG transaction. These charts also exclude the special PSU awards granted to Mr. Ackerman and Ms. Waters in 2018 in recognition of their respective roles in the DMG transaction. Vesting of these PSUs is contingent upon the closing of the transaction, as well as continued service through the applicable vesting date, and the Compensation Committee retained the authority to reduce these PSU awards, including to zero, at its sole discretion at any time.
The Compensation Committee believes that the above compensation structure appropriately balanced promoting long-term stockholder value creation and preventing excessive risk-taking.
Consideration of Say-on-Pay Results and Pay for Performance
At our annual meeting of stockholders held in June 2018, approximately 95% of the votes cast by stockholders at the annual meeting were voted in favor of the compensation program for our NEOs. We believe this vote reflects strong support for our executive compensation program. However, we continue to evaluate our program to find ways we can refine it and further align management incentives with stockholder interests. Part of that evaluation involves soliciting feedback from investors as part of an ongoing dialogue with our shareholders that we maintain throughout the year. As discussed earlier in this Proxy Statement, we firmly believe that engaging with investors is fundamental to our commitment to good governance and essential to maintaining our strong corporate governance practices. We believe in a collaborative approach to stockholder outreach and value the variety of investors’ perspectives received, which deepens our understanding of stockholder

42

interests and fosters a mutual understanding of governance priorities. See the discussion above under the heading "Corporate Governance — Ongoing Shareholder Outreach" for additional details regarding our principles on shareholder outreach.
Since our 2018 annual meeting, at the direction of the Compensation Committee, management contacted stockholders representing approximately 66% of our shares outstanding, including our largest institutional stockholders, to discuss our existing compensation practices, including recent developments such as the adoption of the Rule of 65, and other corporate governance matters.

During these discussions over the past year, we felt the overall sentiment from stockholders regarding our existing compensation structure, sustainability initiatives and governance matters continued to be positive. Overall, investors expressed general satisfaction with our executive compensation program and corporate governance practices and support of a continued emphasis on “pay-for-performance.” See the subsection titled "—Elements of Compensation—Highlights of 2019 Executive Compensation Program." We will continue our ongoing engagement with our stockholders on corporate governance, executive compensation and sustainability matters that are of interest to them.
Since 2012, we have maintained this practice of routinely engaging with stockholders to discuss our executive compensation program and have shared this stockholder feedback with the Compensation Committee. The Compensation Committee intends to continue to consider feedback we receive from our stockholders, including the 2018 say-on-pay results, and to make changes in response to such stockholder feedback when deemed appropriate to further align our executive compensation program and the individual compensation of our NEOs with our compensation and business objectives and stockholder interests. While we have made a number of changes in response to feedback received during stockholder engagement, the table below illustrates how certain feedback we have received over the past several years correlates to the design of certain aspects of our executive compensation program structure.

What We Heard		What We Did

•	The Company should generally avoid overlap in metrics for short-term and long-term incentive programs	•	Introduced distinct metrics for short-term and long-term incentive plans (2018)
•	The Company should have a long-term metric tied to returns on capital	•	Introduced long-term EPS as PSU target for CEO (2016) and more broadly for executive officers (2017)
•	The variability in metrics from year-to-year made it difficult to compare the program results over multiple years	•	Introduced more consistency in the framework of our short-term incentive program (2017) and in our PSU structure (2018)
•	Executive officers should not have excise tax gross-up in case of a change of control	•	Removed excise tax gross-up provision in CEO’s employment agreement (2018)
•	The Company should use a “target-based” annual incentive structure rather than a “maximum-based” annual incentive structure to be more in-line with peer companies	•	Switched to “target-based” annual incentive structure (2018)
•	Investors are generally pleased with the Company's sustainability and social responsibility programs and want to see the Company continue to focus on these initiatives	•	The Company continues to advance sustainability and social responsibility initiatives and disclosures
•	Average board tenure is above average with several long-serving directors	•	Added three new directors over 2015 - 2017

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	43

Compensation Discussion and Analysis

Our Compensation Design and Philosophy
Our ability to recruit, engage, motivate and retain highly qualified executives is essential to our long-term success. Historically, our compensation program structure has focused on optimizing (i) incentives and metrics that we believe result in the greatest degree of alignment with stockholder interests, and (ii) effective recruitment, engagement, motivation and retention of executives.
Since revamping our compensation structure in 2014 in response to stockholder comments, we have been moving in the direction of simplifying and standardizing our compensation program. As a result, and given generally favorable reception by stockholders to our compensation program and our most recent say-on-pay vote, the changes being made for the 2019 program are incremental in nature and do not represent wholesale design changes. Greater detail on the changes we are making to our short- and long-term incentive programs are provided in the subsection titled "—Elements of Compensation—Highlights of 2019 Executive Compensation Program."

44

2018 Financial and Performance Highlights
Our overall 2018 financial and operating performance benefited from increased treatment volume from acquired and non-acquired growth in both our U.S. dialysis and related lab services and our international businesses and a corresponding increase in revenue, as well as the administration of calcimimetics (a class of drugs used to treat secondary hyperparathyroidism, a common condition in ESRD patients which can result in bone fractures). This was offset by increases in labor costs, benefits costs due to the implementation of a 401(k) matching program, pharmaceutical costs due to the administration of calcimimetics, other center related costs and advocacy costs to counter certain union-backed policy initiatives. We believe that the NEOs were instrumental in achieving our 2018 results, including the following achievements and financial and operating performance indicators for 2018 as compared to 2017:

•
 improved key clinical outcomes in our U.S. dialysis operations, including the sixth consecutive year as a leader in CMS’ Quality Incentive Program and for the last five years under the CMS Five-Star Quality Rating system;

•	4.9% é consolidated net revenue growth;

•	10.4% é net revenue growth in our U.S. dialysis segment operations;

•	4.1% é U.S. dialysis treatment growth;

•	154 é net increase of U.S. dialysis centers and a net increase of 4 international dialysis centers;

•	2.5% é increase in the overall number of patients we serve in the U.S.;

•	repurchased 16,844,067 shares of our common stock for $1.2 billion;

•	$1.8 billion consolidated operating cash flows, or $1.5 billion from continuing operations (DKC); and

•
Proposition 8, a California state wide ballot initiative that sought to significantly limit the amount of revenue dialysis providers could retain from caring for patients with commercial insurance, was defeated in California.

We believe our U.S. dialysis and related lab services clinical outcomes compare favorably with other dialysis providers in the United States and generally exceed the dialysis outcome quality indicators of the National Kidney Foundation. One of the most important measures of clinical quality is the percentage of patients for whom hemodialysis access to the bloodstream is provided by a central venous catheter ("CVC") for 90 days or more (the "CVC rate"). Dialysis performed through a CVC access point is less effective than dialysis performed through a fistula or graft access point. In addition, a CVC access point is more prone to infections. As a result, the lower the CVC rate, the better. Our CVC rate in 2017, the latest year for which industry-wide information is available, was 8.4%, as compared to 11.2% for the rest of the industry, as reported in the "Dialysis Facility Compare" dataset published by CMS.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	45

Compensation Discussion and Analysis

Linking 2018 NEO Compensation to Performance
Our compensation program for our NEOs emphasizes compensation based on performance and is designed to align our NEOs’ interests with those of our stockholders. To that end, our compensation program is designed to reward those individuals who have performed well in creating and protecting significant long-term value for the Company and its stockholders by permitting them to share in the value generated. As such, our compensation program heavily emphasizes variable compensation in the form of performance-based cash and equity awards.
When determining the compensation for our NEOs for 2018, the Compensation Committee evaluated the following:

•	clinical operating results

•	financial performance

•	advances in strategic imperatives

•	organizational development
Specifically in determining the amounts of the annual performance incentives for 2018, the Compensation Committee evaluated the outcome of the specific performance metrics for the short-term incentive program. See subsection "—Elements of Compensation—Short-Term Incentive Program (STI Program) for 2018" below for further discussion.
In determining the amounts of the annual long-term incentive awards for 2018, the Compensation

Committee considered historical long-term incentive awards, realized compensation in the context of actual performance against previously set targets, relative performance and grants as compared to other executives in the Company, and the pay practices of our peer group, all as more fully detailed in the subsection titled "—Elements of Compensation—Long-Term Incentive Program (LTI Program) for 2018—Determining LTI Program Award Amounts." The following table shows the 2018 total direct compensation elements (base salary, annual performance-based cash award paid and long-term incentive award granted) determined by the Compensation Committee for each NEO. This table is not a substitute for the information disclosed in the 2018 Summary Compensation Table and related footnotes. Specifically, the table below includes the grant date fair value of all 2018 equity awards (SSARs, RSUs and PSUs) but does not include the accounting charges associated with the modification of prior year equity awards in connection with implementation of the Rule of 65 Retirement Policy and the reallocation of DMG performance criteria under the 2016 PSUs, contingent on the completion of the DMG transaction (the "Annual LTI Award"). See subsections "—Executive Compensation—Potential Payments Upon Termination or Change of Control—Rule of 65 Retirement Policy" and "—Elements of Compensation—Long-Term Incentive Program (LTI Program) for 2018—Eligible Payouts for PSUs Granted in 2015 and 2016" below for further discussion.

Name	Base Salary[1]	Annual Cash Award		Annual LTI Award[4]		Total Direct Compensation
Kent J. Thiry	$1,300,000	$3,303,371	[2]	$11,916,880		$16,520,251
Javier J. Rodriguez	$900,000	$1,947,978	[2]	$4,926,673		$7,774,651
Joel Ackerman	$700,000	$1,279,902	[2]	$4,636,362	[5]	$6,616,264
Kathleen A. Waters	$540,000	$646,045	[2]	$4,074,631	[5]	$5,260,676
LeAnne M. Zumwalt	$400,000	$280,000	[3]	$1,105,693		$1,785,693

1	The amounts reported here reflect the base salary amounts actually paid during the 2018 fiscal year.

2	The amounts reported here reflect the payments made to Messrs. Thiry, Rodriguez and Ackerman and Ms. Waters under the 2018 STI Program.

3	Ms. Zumwalt did not participate in the 2018 STI Program. The amount reported reflects the bonus payment under the annual bonus program applicable to Ms. Zumwalt, as described further below.

4
The amounts reported under the Annual LTI Award column consist of the grant date fair value of all 2018 equity awards (SSARs, RSUs and PSUs). The amount for Mr. Thiry excludes the accounting charges associated with the modification of prior year equity awards in connection with the implementation of the Rule of 65 Retirement Policy and the reallocation of performance criteria related to a DMG metric under the 2016 PSUs, contingent on the completion of the DMG transaction. See subsections "—Executive Compensation—Potential Payments Upon Termination or Change of Control—Rule of 65 Retirement Policy" and "—Elements of Compensation—Long-Term Incentive Program (LTI Program) for 2018—Eligible Payouts for PSUs Granted in 2015 and 2016" below for further discussion. For additional details on the terms of the 2018 equity awards, see "—Executive Compensation—2018 Summary Compensation Table" and "—Elements of Compensation—Short-Term Incentive Program for 2018," respectively.

5
The amounts reported here include a special PSU award associated with the DMG transaction to recognize the role of Mr. Ackerman and Ms. Waters in that transaction. The transaction PSUs vest 50% upon the closing of the DMG transaction and 50% 18 months thereafter,

46

subject to the NEO's continued employment through the applicable vesting date. Vesting of the transaction PSUs is contingent on the closing of the DMG transaction, and the Compensation Committee retained the authority to reduce these PSU awards, including to zero, at its sole discretion at any time prior to the closing. The grant date fair value of these PSUs was $1,491,666 in the case of Mr. Ackerman and $2,187,768 in the case of Ms. Waters.
Realized LTI
To help our stockholders evaluate the alignment of our executive pay with performance and the rigor of the Company's long-term incentive criteria, the table below compares the actual value realized by Mr. Thiry upon vesting from long-term incentive awards ("Realized LTI") to the grant date fair value of those awards over the three-year period for which compensation is disclosed in this Proxy Statement (2016, 2017 and 2018). The second column presented for each year in the graph below represents the value of equity on the applicable vesting date during the year as a percentage of the estimated vesting value based on the original grant date fair value. Specifically, the value of equity at each vesting date is represented by the sum of (i) the actual intrinsic value of any SSAR vested in the indicated year, valued based on the closing stock price as of the date of vesting, (ii) the value of any RSU award vested in the indicated year, valued based on the closing stock price as of the date of vesting and (iii) the value of any PSU award vested in the indicated year, reflecting the actual shares earned for those PSUs, based on the performance metric outcome and the closing stock price as of the date of vesting. For example, Mr. Thiry was scheduled to vest in approximately $8.2M in 2018 based on the grant date fair value from previous SSAR and PSU awards; however, the actual value at vest was $0.5M due to target outcomes of 7% and 14% on the 2014 and 2015 PSUs, respectively, and no value was included from relevant SSARs since the stock price on the vesting date was below the base price. As a result, Mr. Thiry vested in equity in 2018 with a value of 6% of the grant date fair value of that equity.
Some companies present "Realized Pay," rather than Realized LTI, and define Realized Pay based on actual income reported on a W-2. We believe that Realized LTI is more useful to our stockholders as it allows for an evaluation of the specific relationship between pay and performance over a longer period of time. In addition, we choose to define Realized LTI as indicated above because we feel this definition allows a better analysis of pay for performance. W-2 income is impacted by an executive officer's decision on when to exercise options or SSARs, which can be influenced by a variety of factors. In addition, because our SSARs vest 50% after three years and 50% after four years and have a five-year life, there is limited opportunity for our executive officers to realize meaningful value from SSARs after vesting given their shorter life.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	47

Compensation Discussion and Analysis

* Represents the total stockholder return based on average closing stock price for each trading day in the first quarter of the indicated year as compared to the corresponding average 3 and 4 years prior, which are the years in which the equity grants had been made that vest in the indicated years.
Realizable Pay
To demonstrate further the alignment of executive pay with performance, the table below compares the realizable pay (actual cash compensation and the intrinsic value of equity-based compensation as of year-end) for Mr. Thiry over the three-year period for which compensation is disclosed in this Proxy Statement (2016, 2017 and 2018). This table provides supplemental disclosure and should not be viewed as a substitute for the information disclosed in the 2018 Summary Compensation Table and related footnotes (dollars in millions).

48

CEO Realizable Pay
(Based on estimated payouts for performance periods not yet ended)
in millions ($)
$18.0
$16.0
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$-
$11.9
$8.6
$2.0
$1.3
$5.2
$2.2
$1.7
$1.3
$15.0
$11.7
$2.0
$1.3
$9.3
$6.2
$1.8
$1.3
$15.2
$11.9
$2.0
$1.3
$16.2
$11.6
$3.3
$1.3
Target Annual
Realizable Pay
Target Annual
Realizable Pay
Target Annual
Realizable Pay
2016
2017
2018
Salary
Non-Equity Incentive Comp
Equity Comp

The first column in each graph above represents target annual compensation. Specifically, it reflects (i) base salary earned during the year, (ii) target non-equity incentive compensation under the STI Program, and (iii) grant date fair value of equity awards granted in the applicable year. We transitioned from a "Maximum Bonus Structure" to a "Target" opportunity structure for the annual incentive program in 2018. For 2016 and 2017, the effective "Target" opportunity was 50% of the Maximum Bonus Potential, and this is what is reflected as "Target Non-Equity Incentive Comp" for 2016 and 2017 in the graphs above. The second column in each graph reflects (i) base salary earned during the year, (ii) actual non-equity incentive compensation earned under the STI Program for that year and (iii) the actual intrinsic value as of December 31, 2018 of any equity awards granted in that year. All awards granted in the respective years shown in the table above remained fully unvested as of December 31, 2018.

The intrinsic value of an SSAR award is calculated as the in-the-money value, or difference between the base price of an SSAR and the closing stock price of $51.46 as of December 31, 2018, multiplied by the number of shares subject to the SSAR. Mr. Thiry's SSARs included in the tables above had no intrinsic value as of December 31, 2018 because their base price exceeded the closing stock price on December 31, 2018. The intrinsic value of PSUs reflects the payouts actually achieved for PSUs associated with performance periods that have ended as of December 31, 2018 and the estimated payouts for PSUs associated with performance conditions still outstanding as of December 31, 2018, in each case with those shares valued at the closing stock price of $51.46 as of December 31, 2018. The intrinsic value of RSUs is calculated based on the closing stock price of $51.46 as of December 31, 2018.
Stockholder Interest Alignment
Our executive compensation is designed to reflect our pay-for-performance philosophy and to align the interests of our executives with the long-term interests of our stockholders. In 2018, our executives received all long-term incentive compensation in the form of equity compensation comprised of SSARs, RSUs and PSUs. We believe that long-term, capital-efficient growth is aligned with the creation of stockholder value and that using adjusted earnings per share as a performance metric focuses executives on maximizing long-term stockholder value and imposes further discipline on the type of development and acquisition-driven growth that we evaluate and in which we invest. As a result, the Compensation Committee selected adjusted earnings per share as the performance metric for 75% of the PSUs granted to NEOs in 2018.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	49

Compensation Discussion and Analysis

Relative total shareholder return ("Relative TSR") represents the performance metric for the remaining 25% of PSUs granted to NEOs in 2018. Relative TSR is measured by comparing the return on an investment in DaVita to an investment in the S&P 500 index.
The CEO's equity mix is driven by ensuring 50% of the equity opportunity is in the form of PSUs tied to long term financial and relative TSR performance. The other NEOs had, on average, 45% of their equity opportunity in the form of PSUs and on average 27% of their equity opportunity in the form of SSARs. As discussed further in subsection titled "—Elements of Compensation—Highlights of 2019 Executive Compensation Program" as part of changes for 2019, all of the NEOs will receive 50% of the value of their 2019 long-term incentive compensation in the form of PSUs.
The following charts illustrate the allocation of the annual equity awards among SSARs, PSUs and RSUs that the CEO and the other NEOs were granted with respect to their annual 2018 awards. In designing the 2018 executive compensation program, the Compensation Committee provided all of the CEO’s long-term incentive grants in the form of PSUs and RSUs rather than the prior mix of SSARs and PSUs. This change was made in order to further align the CEO’s compensation mix with market data and to supplement the retentive aspect of the program with RSUs in light of the fact that the CEO’s equity grants had been delivered entirely in the form of performance-based compensation (PSUs and/or SSARs) since 2014.

*These charts exclude the accounting charges associated with the modification of prior year equity awards in connection with implementation of the Rule of 65 Retirement Policy and the modification of certain 2016 PSUs to reallocate the performance criteria related to a DMG performance metric, contingent on closing of the DMG transaction. These charts also exclude the special PSU awards granted to Mr. Ackerman and Ms. Waters in 2018 in recognition of their respective roles in the DMG transaction. Vesting of these PSUs is contingent upon the closing of the transaction, as well as continued service through the applicable vesting date, and the Compensation Committee retained the authority to reduce these PSU awards, including to zero, at its sole discretion at any time.

50

Key Features of Our Executive Compensation Program
Our executive compensation program includes the following practices and policies, which we believe reinforce our executive compensation philosophy and objectives and are aligned with the interests of our stockholders:

What We Do

✓
Align compensation with stockholder interests. The compensation program for our NEOs is designed to focus on pay-for-performance and to align the interests of our executives with the long-term interests of our stockholders.

✓
Pay-for-performance compensation. Our executive compensation program emphasizes variable compensation in the form of performance-based cash and equity awards. For 2018, approximately 52% of the target total direct compensation for our CEO and, on average, approximately 66% of the target annual total direct compensation for the other NEOs was performance-based.

✓
Multi-year vesting and performance periods. Generally, our long-term equity incentive awards have multi-year vesting and performance periods to reinforce a culture in which the Company’s long-term success takes precedence over volatile short-term results.

✓
Annual say-on-pay vote. We conduct an annual advisory “say-on-pay” vote to approve the compensation of our NEOs. At our 2018 annual meeting of stockholders, approximately 95% of the votes cast on the say-on-pay proposal were voted in favor of the 2017 compensation of our NEOs, and since 2014, on average approximately 93% of votes cast were voted in favor.

✓	Stockholder engagement. We continue to be committed to ongoing engagement with our stockholders on executive compensation, sustainability and corporate governance matters.
✓
Independent compensation consultant retained by the Compensation Committee. Our Compensation Committee uses an independent compensation consultant that reports directly to the Compensation Committee and provides no other services to the Company.

✓
Annual comparator peer group review. Our Compensation Committee, with the assistance of its independent compensation consultant, evaluates our executive compensation program against a comparator peer group, which is reviewed annually for adjustments.

✓
“Double-trigger” change in control provisions in equity award agreements. Our equity award agreements provide for double-trigger acceleration of vesting for equity awards in the event of a change in control of the Company.

✓	Limits on severance payments. Under our employment and severance arrangements with executive officers, severance payments are limited to not more than 3x base salary and bonus.
✓
Clawback policy. We have a clawback policy that permits recovery of cash incentive and equity-based compensation from executive officers in connection with certain restatements of the Company’s financial statements or significant misconduct.

✓
Stock ownership requirements. We apply meaningful stock ownership requirements to further align the interests of our executive officers with the long-term interests of our stockholders (6x base salary for our CEO and 3x base salary for all of our other executive officers).

✓
Annual risk assessment. Based on our annual risk assessment, we have concluded that our compensation program does not present any risk that is reasonably likely to have a material adverse effect on the Company.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	51

Compensation Discussion and Analysis

What We Do Not Do

✗
No repricing or replacing of underwater stock appreciation rights. Our equity incentive plan prohibits repricing or replacing underwater stock options or stock appreciation rights without prior stockholder approval.

✗
No hedging of Company securities and restricted pledging of Company securities. Our Insider Trading Policy prohibits our directors and all employees from entering into any hedging transactions relating to our securities. The policy also prohibits our directors, executive officers and teammates that are VP level and above from pledging Company securities as collateral for a loan.

✗
No change-in-control tax gross-ups in employment agreements. None of our employees is eligible for excise tax gross-up payments in connection with a change in control of the Company. While our CEO had such a provision pursuant to a grandfathered employment agreement, in 2018 his employment agreement was amended to remove the excise tax gross-up provision.

✗	No defined benefit pension benefits. We do not have a defined benefit pension plan for any employee that provides for payments or other benefits in connection with retirement.
✗	No dividends on unearned or unvested stock awards. We do not pay dividends or dividend equivalents on unearned performance-based stock awards or unvested time-based stock awards.

Elements of Compensation
The elements of direct compensation offered under our executive compensation program include both fixed (base salaries) and variable (short-term and long-term incentives) compensation.
Base Salary
We compensate our executives with a base salary because we believe it is appropriate that some portion of compensation be provided in a form that is liquid and assured. Base salaries are initially established at levels necessary to enable us to attract and retain highly qualified executives with reference to comparative pay within the Company for executives with similar levels of responsibility, the prior experience of the executive, and expected contributions to Company performance.
We do not guarantee base salary adjustments on an annual basis. After considering input from Compensia, the Compensation Committee's independent compensation consultant, at the beginning of each year, the Compensation Committee considers adjustments to base salary as part of the overall annual compensation assessment for our executives. Our CEO typically provides the Compensation Committee with his recommendation regarding merit-based increases for each executive officer other than himself. The CEO’s base salary is recommended by the Compensation Committee for approval by the independent members of the Board of Directors, after considering input from Compensia and Compensia’s analysis of CEO compensation of our comparator peer group.

In March 2018, the Compensation Committee did not adjust the base salary levels for any of our NEOs. Base salaries for the NEOs as of December 31, 2018 are reflected in the following table:

Name	2017 Base Salary	2018 Base Salary	Percentage Increase in Base Salary in 2018
Kent J. Thiry	$1,300,000	$1,300,000	0%
Javier J. Rodriguez	$900,000	$900,000	0%
Joel Ackerman	$700,000	$700,000	0%
Kathleen A. Waters	$540,000	$540,000	0%
LeAnne M. Zumwalt	$400,000	$400,000	0%

Short-Term Incentive Program (STI Program) for 2018
The 2018 STI Program awards were granted pursuant to the DaVita HealthCare Partners Inc. 2011 Incentive Award Plan, as amended and restated (the “Incentive Award Plan”), which permits the issuance of stock options, SSARs, RSUs, PSUs, equity-based and cash-based performance awards, as well as other forms of equity awards.
In 2018, the annual bonus opportunity for Messrs. Thiry, Rodriguez and Ackerman and Ms. Waters was granted under the STI Program. The annual bonus opportunity for Ms. Zumwalt was under a different performance-based "Maximum Bonus Potential" program. Specifically, this Maximum Bonus Potential program for 2018 relied less on strictly formulaic assessments of performance, and more on non-

52

formulaic qualitative and quantitative assessments of performance as calibrated against a maximum potential annual bonus amount.
The participants in the 2018 STI Program had a target bonus approved by the Compensation Committee, and with respect to the CEO, the independent members of the Board. Participants could earn up to 200% of their target bonus, subject to negative discretion. In addition, the 2018 STI Program included a modifier which would have allowed participants to achieve an incremental 50% payout, based on a predetermined objective involving legislation related to full capitation or regulated demonstration for end state renal disease (ESRD), with the payout determined based on the executive's level of involvement and role played in the achievement of this objective, resulting in the potential to earn up to 300% of target bonus.

We felt it appropriate to allow for payment up to 300% of target because a successful outcome on legislation related to full capitation or regulated demonstration for ESRD would have created significant potential long-term stockholder value. That said, the conditions necessary for this modifier objective to be deemed achieved were not met in 2018. The following table summarizes the target bonus and target bonus as a multiple of salary for each of the NEOs who was a participant in the 2018 STI Program:

Name	2018 Base Salary	2018 Target Incentive Opportunity as a Percentage of Salary	2018 Target Incentive Opportunity
Kent J. Thiry	$1,300,000	150%	$1,950,000
Javier J. Rodriguez	$900,000	125%	$1,125,000
Joel Ackerman	$700,000	107%	$750,000
Kathleen A. Waters	$540,000	69%	$375,000

Adjusted operating income from our continuing operations and a clinical metric related to frequent interdialytic weight gain ("FEIDWG") formed the basis for 70% and 15%, respectively, of the target incentive opportunity for each participant in the 2018 STI Program.
The remaining 15% consisted of strategic objectives which varied by individual. The Compensation Committee or, in the case of the CEO, the independent members of the Board, can exercise negative discretion to reduce the annual bonus payment as otherwise formulaically determined based on changed or special circumstances, or other factors that may not have been anticipated when the criteria range for the metrics was established. In setting these 2018 STI Program performance goals, the Compensation Committee considered the uncertainty in the operating environment at the time the goals were set and set the targets at levels that it deemed to be challenging but achievable with strong and consistent performance. The following table summarizes the performance metrics, weightings, criteria ranges, performance-based eligibility ranges, actual performance and eligible payout percentages for the components of the 2018 STI Program:

2018 STI Program Performance Metrics	Performance Metrics Weightings	Criteria Range	Performance Based Eligibility Range (%)		Actual Performance	Eligible Payout Achieved (%)
Financial: Adjusted Operating Income from Continuing Operations	70.0%	$1,500 million to $1,600 million ($1,500 million target)	0%; 100% - 200%	[1]	$1,595.7 million	195.7%
Clinical: Frequent Excessive Interdialytic Weight Gain	15.0%	29% - 27% (lower is better) (28% target)	0% - 200%		27.84%	116.0%
Strategic Objectives	15.0%	Varies by NEO	0% - 200%		Varies by NEO	Varies by NEO

1 For performance below $1,500 million, there is no bonus payout for this metric. For performance between $1,500 million and $1,600 million, performance-based eligibility ranges from 100% to 200%.

Adjusted Operating Income

The adjusted operating income from continuing operations metric had a range corresponding to the latest guidance range as provided to our stockholders at the time the Compensation Committee approved the 2018 STI Program performance conditions. In addition, the Compensation Committee specified that the actual results would be adjusted for certain items which could negatively impact short-term adjusted operating income results but which the Compensation Committee viewed as aligning with long-term value creation for stockholders, as well as adjustments for items that do not reflect the normal operations of the Company. All such adjustments that potentially could have been performed were specified in advance by the Compensation Committee in detail at the time it approved the 2018 STI Program. For example, the significant additional spend in connection with advocacy related to the California ballot initiative targeted against dialysis providers, which would have significantly limited revenue of dialysis clinics operating in the state, negatively impacted 2018

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	53

Compensation Discussion and Analysis

financial results, but the success defeating the initiative as a result of the spend preserved the long-term profitability of the Company's business in California. This was a possibility contemplated at the time the 2018 STI Program performance criteria were set and as a result, the initial criteria included an adjustment for expenses above budgeted amounts related to the California ballot initiative.
To understand the context for the financial metric range for the 2018 STI, we believe it is also important to understand a one-time benefit the Company recognized in 2017 relating to its benefit plans. Specifically, because of a switch from profit sharing to a 401(k) match in 2018 and the accounting rules around when to recognize the expense for each, we did not accrue profit sharing expenses in 2017 and we did not begin to accrue 401(k) employer match expenses until 2018. At the time we set the financial metric range for the 2018 STI, we were expecting to recognize $100 million in 401(k) employer match expenses in 2018. As a result, the $1,550 million midpoint of the Adjusted Operating Income from Continuing Operations financial metric range for the 2018 STI represented a 2% increase from our actual adjusted operating income from continuing operations of $1,6162 million as further adjusted on a pro forma basis for the expected $100 million in 401(k) employer match expenses in 2018 to make these numbers comparable. Furthermore, in consideration of the anticipated wage rate pressure on total labor costs and pressures on commercial mix that we faced in 2018, the Company established the low end of the guidance range of $1,500 million to $1,600 million as the performance level necessary for both threshold and target payout. Below the low end of guidance, the eligible payout for this performance metric was 0%.
2 Please refer to “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 22, 2018 for the reconciliation of adjusted operating income to the most directly comparable GAAP measure.
Frequent Excessive Interdialytic Weight Gain ("FEIDWG")
Our patients have to limit the intake of fluids between dialysis treatments because loss of kidney function means they are not able to eliminate excess fluids through urination. Excess fluid buildup is a common cause of hospitalization of dialysis patients. Our patient education initiatives, among other things, can have an impact on improving this fluid buildup between dialysis sessions. FEIDWG is a measure of the percentage of patients who have weight gain between treatments exceeding a specified percentage of target weight, which in dialysis patients is mostly driven by fluid buildup. The criteria range for FEIDWG was set such that year-over-year improvement would be required to achieve target level payouts.
Strategic Objectives
Strategic objectives vary by participant in the 2018 STI Program, with each objective being evaluated qualitatively to result in a single performance outcome for the strategic objectives for each participant measured on a scale of 0% to 200%, with 100% representing target. The Compensation Committee designed the individual strategic objectives to be challenging, but achievable with strong and consistent performance. More than one executive officer may have the same strategic objective given its importance and/or the role played by the individual executive officer. The following summarizes the strategic objectives for the 2018 STI Program by individual:
Kent J. Thiry

•
Goals focused on driving successful progress on our key strategic imperatives, advancing the Company’s public policy objectives and effectively aligning our teammates and organization around strategic imperatives for both the short and long-term.

Javier J. Rodriguez

•
Objectives centered on positioning the U.S. kidney care business to deliver against 2018 operating goals, driving progress on the Company’s key long-term strategic imperatives and advancing the Company’s public policy objectives.

Joel Ackerman

•
Goals focused on driving successful progress on the Company’s key strategic imperatives, successfully managing our finance organization and capital allocation strategy, and positioning our international operations to deliver against 2018 operating goals.

Kathleen A. Waters

•
Objectives centered around successful management of our legal department and litigation/government investigation priorities, supporting the Company’s key strategic imperatives and supporting our enterprise risk management program.

54

The table below summarizes the performance metrics and their relative weights and the eligible payout achieved, target incentive opportunity, and total eligible and actual STI Program award by NEO. Additional description of each of the metrics is provided above.

		Eligible Payout Achieved
2018 STI Program Performance Metrics	Performance Metrics Weightings	Kent J. Thiry	Javier J. Rodriguez	Joel Ackerman	Kathleen A. Waters
Financial: Adjusted Operating Income from Continuing Operations	70.0%	195.7%	195.7%	195.7%	195.7%
Clinical: Frequent Excessive Interdialytic Weight Gain	15.0%	116.0%	116.0%	116.0%	116.0%
Strategic Objectives	15.0%	100.0%	125.0%	108.3%	119.2%

Total Weighted Eligible Payout Achieved		169.4%	173.2%	170.7%	172.3%
Target Incentive Opportunity		$1,950,000	$1,125,000	$750,000	$375,000
Total Eligible and Actual STI Program Award		$3,303,371	$1,947,978	$1,279,902	$646,045
Ms. Zumwalt's bonus was based on a qualitative evaluation of her performance in 2018, including her successes in advancing the Company's public policy objectives at the Federal and state levels and her contributions to the negotiation of supply and vendor contracts on attractive terms.
Ms. Zumwalt's Maximum Bonus Potential, percentage

of Maximum Bonus Potential and Annual Bonus are indicated in the table below:

2018 Bonus
LeAnne M. Zumwalt
Maximum Bonus Potential	$400,000
Percentage of Maximum Bonus Potential Achieved	70.0%
Annual Bonus	$280,000

Long-Term Incentive Program (LTI Program) for 2018
LTI Program awards are granted pursuant to the Incentive Award Plan. Our LTI Program is designed to provide a link to long-term stockholder value through equity awards for executives. From 2012 through 2017, we also offered cash-based performance awards targeting internal operating performance metrics specific to the line of business for which certain executives were responsible. With the pending divestiture of DMG, the completed divestiture of our Paladina business and the sale and transition of our pharmacy business, we intend to use cash-based performance awards for specific lines of business on a more limited basis. Accordingly, none of our NEOs received a cash-based long-term incentive award in 2018.
Equity Awards
While we emphasize stock-based compensation, we have not designated a target percentage of total compensation as stock-based. We instead maintain discretion to respond to changes in executive and Company performance and related objectives, changes in the different constituents of our business, and changes in remaining relative values that have yet to be vested. We believe that our emphasis on stock-based compensation creates an alignment of interests between our executives and our stockholders. Grants of equity awards also serve as an important tool for attracting and retaining executives. To fully vest in equity awards, executives generally must remain employed for a multi-year vesting period, typically four years, which further aligns the interests of our executives with the Company's long term success.
Stock-settled Stock Appreciation Rights
SSARs only derive value if the market value of our common stock increases from the date of grant. The economic value and tax and accounting treatment of SSARs are comparable to those of stock options, but SSARs are less dilutive to our stockholders because only shares with a total value equal to the grantee’s gain (the difference between the fair market value of the base shares and their base price) are ultimately issued. SSARs are granted with a base price not less than the closing price of our common stock on the date of grant and vest based on the passage of time. SSARs granted to our NEOs in 2018 vest 50% each on May 15, 2021 and May 15, 2022.
Restricted Stock Units
Historically, we have not typically awarded RSUs to our NEOs as part of our compensation program because of the challenges of maintaining tax deductibility under the "performance based" exception

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	55

Compensation Discussion and Analysis

of Section 162(m) of the Internal Revenue Code ("Code"). However, with the passage of tax reform at the end of 2017, the "performance based" exception was removed from the Code and any non-grandfathered compensation above $1 million is not tax-deductible with respect to NEOs, whether or not it is performance-based. Therefore, commencing in 2018, we included RSUs as a component of the long-term incentive for NEOs. RSUs typically fully vest with the passage of time over a period of four years (with partial vesting occurring in years 3 and 4), but the Compensation Committee may approve alternative vesting schedules based on performance, timing of vesting of individual outstanding grants and other retention related factors.
Performance Stock Units
As an additional incentive component of our compensation program and to further align pay and performance, we typically award annual grants of PSUs to select executive officers. PSUs are granted under the Incentive Award Plan and typically fully vest based on a combination of accomplishment of performance metrics and passage of time over a period of four years. However, the Compensation Committee may approve alternative vesting schedules based on performance, timing of vesting of individual outstanding grants, time of grant during the year and other retention related factors.
As described in more detail in the table below, the PSUs granted in 2018 have two metrics: adjusted earnings per share representing 75% of the opportunity and relative TSR representing 25% of the opportunity.

We believe that long-term, capital-efficient growth is aligned with the creation of stockholder value and that adjusted earnings per share as a performance metric focuses executives on maximizing long-term stockholder value and imposes further discipline on the type of development and acquisition-driven growth that we evaluate and in which we invest. As a result, the Compensation Committee selected adjusted earnings per share as the performance metric for 75% of the PSUs granted to NEOs in 2018. In prior years, adjusted earnings per share was measured as of a single period, but beginning in 2018, we split the PSUs dependent on adjusted earnings per share between two performance years to further incentivize year after year improvement in adjusted earnings per share. Relative TSR is measured by comparing the return on an investment in DaVita to an investment in the S&P 500 index. We used a similar metric in the PSU program for 2017, and in 2018 modified it such that if the Company's TSR is negative, the most that can be earned is the target number of PSUs,
The table below summarizes the criteria range and percent range of target PSUs for each of the 2018 PSU performance metrics. We are not able to present performance against the following metrics because the performance periods have not yet ended. Given the market and operating conditions at the time the targets were set, the target payout levels were designed to be achievable with strong management performance, while maximum payout levels were designed to be difficult to achieve.

2018 PSU Performance Metrics	Performance Metrics Weightings	Criteria Range	Percent of Target PSUs	Vesting
2020 Adjusted Earnings per Share	37.5%	$4.28 - $5.20	50% - 200%	100% May 15, 2021
2021 Adjusted Earnings per Share	37.5%	$4.50 - $5.82	50% - 200%	100% May 15, 2022
Relative TSR*	25.0%	See below**	0% - 200%	50% May 15, 2021, 50% May 15, 2022
*For three-month periods ending March 31, 2021 and March 31, 2022, respectively, as compared to the three-month period ended March 31, 2018.
**PSUs earned under the Relative TSR metric are calculated based on two times the difference between the return on an investment in DaVita stock and an investment in the S&P 500 index (assuming dividend reinvestment). For example, if the return on an investment in DaVita is 50% and the return on an investment in the S&P 500 index is 40%, then 120% (100% + 2*(50% - 40%)) of the target number of PSUs is earned. The maximum that can be earned is 200% of the target number of PSUs, and if the Company TSR is negative, the maximum that can be earned is 100% of the target number of PSUs.

We have used EPS as a criterion for our CEO since 2016 and for all participants in the LTI Program since 2017. TSR has been a component of the LTI Program since 2014, and the structure utilized in 2018 was also utilized in 2017. In addition, the same structure used in 2018 is also intended to be used in the 2019 grants.

We believe consistent use of the same performance metrics year-over-year in the LTI Program enhances the long-term focus and incentivizes continuous improvement in Company performance, as each performance period's results build upon prior periods' performance results.

56

In setting the Adjusted Earnings per Share target, we applied a 5% to 12% compound annual growth rate to adjusted earnings per share from the base year, which was the most recent completed fiscal year prior to the grant. These adjusted earnings per share were adjusted for non-recurring items and further adjusted to reduce pro forma debt expense for the expected DMG sale by applying 50% of the expected proceeds from the sale to reduce after tax interest expense in the base year. This earnings per share compound annual growth rate range of 5% to 12% is what we articulated to our stockholders as our forecasted multi-year earnings per share growth rate range in our most recent capital markets day in 2017.
Cash-Based Performance Awards
In the past, cash-based long-term performance awards were used to align pay with the performance of significant business units. Because of the planned divestiture of DMG, the completed divestiture of our Paladina business and the sale and transition of our pharmacy business, the Company expects to grant long-term performance awards primarily in the form of equity. Accordingly, none of the NEOs received long-term cash-based performance awards in 2018.
Of the NEOs, only Mr. Rodriguez and Ms. Waters had a previously granted cash-based performance award eligible to vest in early 2019 based on adjusted operating income achieved for the U.S. dialysis and related lab services operating segment in 2018. However, the Company's actual performance on this metric was below the threshold for minimum payment, and consequently neither Mr. Rodriguez nor Ms. Waters received any payment thereunder.
Determining LTI Program Award Amounts
The Compensation Committee considers the annual LTI Program awards for our NEOs and other executives in advance of the grant date with the input of management and the committee’s independent outside compensation consultant, Compensia. Each year, management considers the following in recommending equity awards to the Compensation Committee: (i) recent performance and trajectory of historical performance; (ii) level of responsibilities and expected changes to responsibilities; (iii) market levels of total compensation and long-term incentives for similar positions; (iv) the historical amounts granted and expected vesting levels for PSUs; (v) the in-the-money value of unvested equity currently held by participants; and (vi) the amount of previously granted cash-based long-term incentive awards held by participants and the expected payout.

The Compensation Committee evaluates management's recommendations and also considers the CEO's assessment of the performance of each executive officer, other than himself, the CEO's self-assessment and the market competitiveness of the Company’s executive compensation program as compared to the Company's comparator peer group based on peer group data provided by Compensia, the Compensation Committee’s independent compensation consultant.
After taking into account the factors set forth above, the Compensation Committee approved LTI Program award grants to our NEOs in 2018, with the exception of Mr. Thiry, whose LTI Program award grant was approved by the independent members of the Board, as required by the committee’s charter.
The table below shows the aggregate number of shares subject to SSARs, RSUs and target PSUs granted to each of our NEOs in 2018.

2018 Long-term Incentive Awards	Shares Subject to SSARs (#)	Shares Subject to PSUs (#)		Shares Subject to RSUs (#)
Kent J. Thiry	—	90,090		90,090
Javier J. Rodriguez	88,213	35,285		17,643
Joel Ackerman	56,306	45,124	[1]	11,261
Kathleen A. Waters	33,784	46,662	[1]	6,757
LeAnne M. Zumwalt	37,538	—		7,508

1	Mr. Ackerman's and Ms. Waters' amounts include PSU awards granted during 2018 contingent on the closing of the DMG transaction as follows: Mr. Ackerman — 22,601 and Ms. Waters — 33,148.
The annual SSAR, PSU and RSU awards above vest 50% each on May 15, 2021 and May 15, 2022, except for the PSU awards related to the DMG transaction for Mr. Ackerman and Ms. Waters, which vest 50% on the closing of the DMG transaction and 50% 18 months thereafter, in each case subject to their continued employment through the applicable vesting date. These PSU awards were granted to Mr. Ackerman and Ms. Waters in recognition of the role they played in that transaction.
In designing the 2018 executive compensation program, the Compensation Committee provided all of the CEO’s long-term incentive grants in the form of PSUs and RSUs rather than the prior mix of SSARs and PSUs. This change was made in order to further align the CEO’s compensation mix with market data and to supplement the retentive aspect of the program with RSUs in light of the fact that the CEO’s equity grants had been delivered entirely in the form of performance-based compensation (PSUs and/or SSARs) since 2014.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	57

Compensation Discussion and Analysis

Eligible Payouts for PSUs Granted in 2015 and 2016
We granted PSUs to executive officers beginning in 2014. The performance metrics associated with the PSUs granted in 2015 and 2016 have been measured through the end of the relevant performance periods, with the exception of (i) the PSUs granted in 2016 for which the performance metric was Adjusted Earnings Per Share with a performance year of 2019, (ii) the PSUs granted in 2016 for which the performance metric was Kidney Care Star Rating with a performance year of 2018 (with data not being available from CMS until late 2019), and (iii) the PSUs granted in 2016 for which the performance metric was Relative TSR measured through March 31, 2020.
The tables below summarize the criteria range and percentage range of target PSUs and detail the relative weightings of each performance metric for the 2015 and 2016 PSUs granted to Messrs. Thiry and Rodriguez, who are the only current NEOs who were granted PSUs in 2015 and 2016. In addition to the performance metrics identified below, when initially granted, the PSUs with performance metrics that can be measured by the third anniversary of the grant date were also subject to time-based vesting: 50% vest on the May 15 occurring three years after the grant date, and 50% vest on the May 15 occurring four years after the grant date.
The PSUs granted in 2016 to Mr. Thiry included a component for which the performance metric was 2019 DMG adjusted operating income. The PSUs allocated to this metric represented 12.5% of the PSUs granted to Mr. Thiry in 2016. In 2018, the Compensation Committee recommended, and the independent members of the Board approved, the reallocation of the PSUs associated with the DMG performance metric proportionately to the other performance metrics, contingent on the completion of the DMG transaction. This modification was made since the performance metric would not be measurable if the DMG transaction closed prior to end of the performance period. If the DMG transaction does not close prior to the end of the performance period, the modification and reallocation will not be effective. The tables below reflect this reallocation as if the DMG transaction had been completed.
Kent J. Thiry

			Performance Based Eligibility Range			Eligible Payout Achieved
2015 PSU Performance Metrics	Weight	Criteria Range	(%)	(Shares)	Actual Performance	(%)	(Shares)
Kidney Care Quality Incentive Program (2018 vesting)	5.0%	10% to 40% better than rest of industry	50% - 100%	1,208 - 2,416	Above high end of range	100.0%	2,416
Kidney Care Quality Incentive Program (2019 vesting)	5.0%	10% to 40% better than rest of industry	50% - 100%	1,208 - 2,416	Below low end of range	0.0%	—
Kidney Care Non Acquired Growth	10.0%	3.95% to 4.70%	50% - 150%	2,416 - 7,248	Below low end of range	0.0%	—
DMG New Market Success	7.5%	2 to 6 markets that meet threshold	50% - 200%	1,812 - 7,248	Below low end of range	0.0%	—
DMG New Market Adjusted Operating Income	7.5%	50% to 200% of internal goal	50% - 200%	1,812 - 7,248	Below low end of range	0.0%	—
DaVita Rx Specialty Drugs Contracts	5.0%	50% to 200% of internal goal	50% - 200%	1,208 - 4,832	Below low end of range	0.0%	—
Paladina Members	5.0%	180% to 541% growth over 3 years	50% - 200%	1,208 - 4,832	Below low end of range	0.0%	—
Village Health Hospital Admission Rate	5.0%	Range tied to internal goal	50% - 200%	1,209 - 4,834	Toward high end of range	182.9%	4,420
Relative TSR (2018 vesting)	25.0%	40th percentile to 90th percentile	50% - 200%	6,041 - 24,162	Below low end of range	0.0%	—
Relative TSR (2019 vesting)	25.0%	40th percentile to 90th percentile	50% - 200%	6,041 - 24,162	Below low end of range	0.0%	—
Total Eligible PSUs						14.1%	6,836
Total Actual PSUs						14.1%	6,836

58

			Performance Based Eligibility Range			Eligible Payout Achieved
2016 PSU Performance Metrics	Weight	Criteria Range	(%)	(Shares)	Actual Performance[2]	(%)	(Shares)
2019 Adjusted Earnings per Share	28.6%	$4.66 – $6.03	50% - 200%	10,405 – 41,620	NA	NA	NA
International Adjusted Operating Income[1]	14.3%	($10) million - $20 million	50% - 200%	5,203 – 20,810	($3.8) million	81.0%	8,428
2017 Kidney Care Star Metric	7.1%	5% to 15% better than rest of industry	50% - 100%	2,583 – 5,166	Below low end of range	0.0%	—
2018 Kidney Care Star Metric	7.1%	5% to 15% better than rest of industry	50% - 100%	2,583 – 5,165	NA	NA	NA
Village Health Hospital Admission Rate	14.3%	Range tied to internal goal	50% - 200%	5,203 - 20,810	Between target and high end of range	150.8%	15,691
Relative TSR (2019 vesting)	14.3%	25th – 90th percentile	50% - 200%	5,203 – 20,810	Below low end of range	0.0%	—
Relative TSR (2020 vesting)	14.3%	25th – 90th percentile	50% - 200%	5,203 – 20,810	NA	NA	NA
Total Eligible PSUs[3]						66.3%	24,119
Total Actual PSUs [3]						66.3%	24,119

1	Excludes non-dialysis operations, long-term incentive compensation expense, impairment charges, and operations in all countries in which the Company did not have operations as of January 1, 2016.

2	"NA" indicates that the performance period was still in progress as of March 31, 2019.

3
Total eligible and actual PSUs were measured based on metrics for which performance periods ended on or before March 31, 2019. If the DMG transaction does not close prior to May 15, 2020, the currently measurable eligible and actual PSUs would be 21,082, or 66.2% of target.

Javier J. Rodriguez

			Performance Based Eligibility Range			Eligible Payout Achieved
2015 PSU Performance Metrics	Weight	Criteria Range	(%)	(Shares)	Actual Performance	(%)	(Shares)
Kidney Care Quality Incentive Program (2018 vesting)	10.0%	10% to 40% better than rest of industry	50% - 100%	628 - 1,256	Above high end of range	100.0%	1,256
Kidney Care Quality Incentive Program (2019 vesting)	10.0%	10% to 40% better than rest of industry	50% - 100%	627 - 1,256	Below low end of range	0.0%	—
Kidney Care Non Acquired Growth	20.0%	3.95% to 4.70%	50% - 150%	1,257 - 3,770	Below low end of range	0.0%	—
Village Health Hospital Admission Rate	10.0%	Range tied to internal goal	50% - 200%	628 - 2,512	Toward high end of range	182.9%	2,299
Relative TSR (2018 vesting)	25.0%	40th percentile to 90th percentile	50% - 200%	1,571 - 6282	Below low end of range	0.0%	—
Relative TSR (2019 vesting)	25.0%	40th percentile to 90th percentile	50% - 200%	1,571 - 6282	Below low end of range	0.0%	—
Total Eligible PSUs						28.3%	3,555
Total Actual PSUs						28.3%	3,555

			Performance Based Eligibility Range			Eligible Payout Achieved
2016 PSU Performance Metrics	Weight	Criteria Range	(%)	(Shares)	Actual Performance[1]	(%)	(Shares)
2017 Kidney Care Star Metric	12.50%	5% to 15% better than rest of industry	50% - 100%	955 – 1,910	Below low end of range	0.0%	—
2018 Kidney Care Star Metric	12.50%	5% to 15% better than rest of industry	50% - 100%	955 – 1,910	NA	NA	NA
Village Health Hospital Admission Rate	25.0%	Range tied to internal goal	50% - 200%	1,910 - 7,640	Between target and high end of range	150.8%	5,761
Relative TSR (2019 vesting)	25.0%	25th – 90th percentile	50% - 200%	1,910 – 7,640	Below low end of range	0.0%	—
Relative TSR (2020 vesting)	25.0%	425h – 90th percentile	50% - 200%	1,910 – 7,640	NA	NA	NA
Total Eligible PSUs[2]						60.3%	5,761
Total Actual PSUs [2]						60.3%	5,761

1	"NA" indicates that the performance period was still in progress as of March 31, 2019.

2	Total eligible and actual PSUs were measured based on metrics for which performance periods ended on or before March 31, 2019.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	59

Compensation Discussion and Analysis

Highlights of 2019 Executive Compensation Program
The Compensation Committee regularly considers stockholder feedback and reviews our executive compensation program to assess whether to update the program design, with input from management and Compensia, to further support our business objectives and further align our executive compensation program with the interests of our stockholders. After thoughtful review and deliberation, and having considered last year's level of say-on-pay support of approximately 95% and the program designs of our peer group, the Committee elected to retain the same general structure for the short- and long-term incentive programs in 2019 as in 2018, but did make some refinements to each. While we generally do not highlight the details of the current year program in a proxy focused on prior year compensation, this year we have elected to provide additional details of the 2019 executive compensation program because 2019 marks the culmination of five years of changes to our executive compensation program, moving in a direction of simplicity and enhanced consistency in metrics for which our stockholders have expressed meaningful support. As a result, we believe stockholders may find it informative to review the structure which we believe will form the general basis for compensation structures in future years as well. This should not create an expectation of similarly detailed disclosure in future years.
The following summarizes the general structure of our 2019 executive compensation program:

•
Participants: All executive officers other than Mr. Thiry (who will step down as CEO and assume the role of executive chairman of the Board on June 1, 2019) and Mr. Hilger (who is expected to retire from the Company in 2020) will participate in the Company’s standard short- and long-term incentive programs. Mr. Thiry's participation in the 2019 short- and long-term incentive programs are governed by the terms of an executive management agreement, as described further below in the "—Management Transition" section.

•
The criteria range for the financial metric of the 2019 short-term incentive program (2019 STI Program) will result in 50% payout at the low end of our most recent guidance range to stockholders (vs. 100% payout at the low end of guidance in the 2018 STI Program) and 200% at the high end of guidance.

•	The 2019 long-term incentive award for our NEOs will be comprised of 50% PSUs and 50% RSUs.

•	Target payouts (100%) under the 2019 STI Program and 2019 LTI Program are designed to be achievable only with strong and consistent performance by our executives under anticipated market conditions.
In particular:

•	STI Program (annual incentive)—The table below summarizes the general structure of the 2019 STI Program:

2019 STI Program Performance Metrics	Performance Metrics Weightings	Performance Based Eligibility Range (%)[1]
Financial: Adjusted Operating Income from Continuing Operations	70.0%	50% - 200%
Clinical: Home Modalities Outperformance vs. Non-Acute NAG	15.0%	50% - 200%
Strategic Objectives	15.0%	0% - 200%

1
Target tied to percentage of salary, with the opportunity to earn up to 200% of target, with the potential for a modifier identified in advance (which in the 2018 and 2019 programs is tied a specific objective involving the legislation related to full capitation or regulated demonstration for ESRD).

As indicated above, the criteria range for the financial metric is our most recent guidance range to our stockholders for 2019. Our clinical metrics are generally tied to important clinical initiatives, and for 2019, we selected a clinical metric consistent with our long-term strategy to further enable the appropriate modality for our patients, as determined by the patient's physician. Our strategic objectives metric is customized for each executive officer and aligned with short- and long-term strategic and operating initiatives.

•	LTI Program—The table below summarizes the structure of the 2019 LTI Program:

2019 LTI Program Awards	Weighting of Grants	Vesting
Restricted Stock Units (RSUs)	50.0%	50% May 15, 2022, 50% May 15, 2023
Performance Stock Units (PSUs)	50.0%	50% May 15, 2022, 50% May 15, 2023

60

•	PSUs—The table below summarizes the structure of the PSUs to be granted in May 2019:

2019 PSU Performance Metrics	Performance Metrics Weightings	Percent of Target PSUs	Vesting
2021 Adjusted Earnings per Share	37.5%	50% - 200%	100% May 15, 2022
2022 Adjusted Earnings per Share	37.5%	50% - 200%	100% May 15, 2023
Relative TSR*	25.0%	0% - 200%	50% May 15, 2022, 50% May 15, 2023

*
For three-month periods ending March 31, 2022 and March 31, 2023, respectively, as compared to the three-month period ended March 31, 2019. PSUs earned under the Relative TSR metric are calculated based on two times the difference between the return on an investment in DaVita stock and an investment in the S&P 500 index (assuming dividend reinvestment). For example, if the return on an investment in DaVita is 50% and the return on an investment in the S&P 500 index is 40%, then 120% (100% + 2*(50% - 40%)) of the target number of PSUs is earned. The maximum that can be earned is 200% of the target number of PSUs, and if the Company TSR is negative, the maximum that can be earned is 100% of the target number of PSUs.

Management Transition
In connection with the 2019 management transition, the Company and Mr. Rodriguez entered into a new employment agreement, dated as of April 29, 2019 (the “Employment Agreement”) reflecting his new position, effective as of June 1, 2019, and which superseded his existing employment agreement with the Company. The Employment Agreement has an initial three-year term and, beginning on the third anniversary of its effective date, is subject to automatic renewal for additional one-year periods, unless terminated earlier by the Company or Mr. Rodriguez in accordance with the terms of the Employment Agreement. The payments and benefits to which Mr. Rodriguez is entitled under the Employment Agreement include: (i) an annual base salary of $1,200,000; (ii) participation in the Company’s annual incentive plan, with a target incentive bonus opportunity equal to 150% of base salary; (iii) participation in the Company’s employee benefit plans that are generally available to Company executives; (iv) participation in any long-term cash or equity incentive plans in which other Company senior executives generally participate; and (v) a one-time, promotional equity incentive award with a target grant date fair value of $2,000,000, which will vest over three years (subject to satisfaction of performance goals to be determined), in addition to any grant that may be made to Mr. Rodriguez under the Company's 2019 LTI Program.
Pursuant to the Employment Agreement, if the Company terminates Mr. Rodriguez’s employment for reasons other than death, disability or cause (or if the Employment Agreement is not renewed upon the completion of the term), or if Mr. Rodriguez voluntarily terminates his employment for good reason, Mr. Rodriguez will in each case be entitled to the following severance benefits (in addition to certain accrued but unpaid amounts): (i) a prorated annual incentive bonus for the fiscal year in which the termination of employment occurs; (ii) an amount equal to the product of (a) two (or, if the termination of employment occurs within two years following a change in control, three) (such number, the “Severance Multiple”), multiplied by (b) the sum of (I) Mr. Rodriguez’s then-current annual base salary and (II) the average of his annual incentive bonus earned for the last two full fiscal years prior to the year of termination; (iii) the use of an office and an administrative assistant for a number of years equal to the applicable Severance Multiple (or until Mr. Rodriguez obtains other full-time employment, if earlier); and (iv) a payment equal to the employer-paid portion of the monthly health insurance premium for Mr. Rodriguez and his dependents as of the date of termination for a number of years equal to the Severance Multiple (or until comparable coverage is available from another employer, if earlier). Such severance benefits are subject to Mr. Rodriguez’s execution and non-revocation of a release of claims. The Employment Agreement also contains non-competition and non-solicitation provisions, each of which continue in effect for two years following any termination of Mr. Rodriguez’s employment, as well as perpetual non-disparagement, confidentiality and work product covenants.
The Company and Mr. Thiry entered into an Executive Chairman Agreement as of April 29, 2019 (the “Executive Chairman Agreement”). The Executive Chairman Agreement provides that, as of June 1, 2019, Mr. Thiry will assume the position of Executive Chairman and will cease his service as Chief Executive Officer. Mr. Thiry’s employment as Executive Chairman will continue until June 1, 2020 (the “Expiration Date,” and such period, the “Employment Period”). Effective as of the Expiration Date, Mr. Thiry’s employment with the Company and its affiliates will terminate, unless terminated earlier by the Company or Mr. Thiry in accordance with the terms of the Executive Chairman Agreement.
The Executive Chairman Agreement provides that, during the Employment Period, Mr. Thiry will receive an annual base salary of $1,000,000 and will be

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	61

Compensation Discussion and Analysis

eligible to receive certain annual bonuses for 2019 and 2020, with target bonus opportunities determined as follows:

•
For 2019, Mr. Thiry will be eligible for an annual bonus with a target opportunity determined as follows: (a) for the period from January 1, 2019 through May 31, 2019, Mr. Thiry’s target annual bonus opportunity will be equal to 150% of his base salary earned during such period (which is consistent with his target annual incentive opportunity as CEO) and (b) for the period from June 1, 2019 through December 31, 2019, Mr. Thiry’s target annual bonus opportunity will be equal to 100% of his base salary earned during such period.

•
For 2020, Mr. Thiry will be eligible for an annual bonus with a target opportunity equal to 100% of his annual base salary, which amount will be prorated based on the portion of 2020 during which he is employed by the Company.

Additionally, subject to Mr. Thiry’s continued employment through the grant date, the Company will grant him equity awards in May 2019 with a target grant date fair value of $3,500,000, which will be granted 50% in the form of RSUs that vest upon the Expiration Date (the “2019 RSUs”) and 50% in the form of PSUs that vest on terms substantially consistent with those applicable to similar awards granted to other senior executives of the Company in May 2019 (the “2019 PSUs”), subject in each case to Mr. Thiry’s continued employment through the Expiration Date. Notwithstanding the foregoing, if Mr. Thiry’s employment with the Company is terminated involuntarily without cause or due to his death, disability or resignation for good reason prior to the Expiration Date, the 2019 RSUs will vest in full, and the 2019 PSUs will remain eligible to vest as if Mr. Thiry had remained employed through the applicable vesting date (subject in each case to the execution and non-revocation of a release of claims by Mr. Thiry or, if applicable, his estate). Mr. Thiry will not receive an equity grant with respect to the 2020 calendar year. During the Employment Period, Mr. Thiry will be entitled to continued participation in the Company’s employee benefit plans and to receive certain expense reimbursements.
The Executive Chairman Agreement provides that Mr. Thiry’s employment as Executive Chairman may be terminated prior to the Expiration Date due to his death or disability, by the Company with or without cause, or by Mr. Thiry’s resignation with good reason. Any such termination generally will be governed by the applicable provisions of Mr. Thiry's existing employment agreement, including provisions under his existing employment agreement entitling him to certain severance or termination-related payments and benefits, as discussed in the "—Potential Payments Upon Termination or Change of Control" section. Upon Mr. Thiry’s termination of employment, the Executive Chairman Agreement provides that he will receive severance benefits consistent with an involuntary termination without cause under his existing employment agreement except that, in the case of resignation without good reason prior to the Expiration Date, the 2019 RSUs and 2019 PSUs will be forfeited and Mr. Thiry will not be entitled to any bonus for the period following the commencement of his service as Executive Chairman. Any severance or termination-related payments to which Mr. Thiry may be entitled under the Executive Chairman Agreement (through its incorporation of the termination provisions in his existing employment agreement) are subject to his execution and non-revocation of a release of claims.
In addition, the Executive Chairman Agreement incorporates by reference certain continuing restrictive covenant obligations under his existing employment agreement, including non-competition, non-solicitation and confidentiality obligations. The Executive Chairman Agreement also requires both Mr. Thiry and the Company to abide by a perpetual non-disparagement obligation.
Personal Benefits and Perquisites
As described above, our compensation program for NEOs is designed to emphasize compensation based on performance and compensation which serves to further align our NEOs’ interests with those of our stockholders. As a result, the Compensation Committee has determined that the Company should provide a limited number of perquisites to NEOs. We believe that the limited perquisites and personal benefits that we provide support important attraction and retention objectives. We also consider the extent to which the perquisite or personal benefit provided serves to enhance the performance of our NEOs in light of the demands on these individuals’ time. The perquisites and personal benefits available to our NEOs are reviewed annually by the Compensation Committee.
The Compensation Committee has authorized limited personal use of fractionally-owned or chartered corporate aircraft by some of our NEOs. The Compensation Committee believes that access to an aircraft for personal travel enables our NEOs to maximize their work hours, particularly in light of their demanding business travel schedules. One of the

62

Compensation Committee’s objectives is to ensure that our NEOs are afforded adequate flexibility to allow for sufficient personal time in light of the significant demands of the Company. The Compensation Committee and our CEO use their discretion when determining the number of allocated hours, which displace other forms of compensation that otherwise would have been awarded to the NEO.
Our CEO is authorized by the Compensation Committee to use a fractionally owned or chartered corporate aircraft for business purposes and for a fixed number of hours per year for personal use instead of additional forms of compensation that would have otherwise been paid. Other executives of the Company are authorized on a limited basis to use a fractionally owned or chartered corporate aircraft for a fixed number of hours for business purposes and to a much lesser extent for a fixed number of hours per year for personal use. As part of our CEO’s aggregate compensation package, the Compensation Committee approves a fixed number of hours for personal use each year and unused hours from the prior year are available for use the following year. When determining the number of hours of personal use of aircraft to award, the Compensation Committee takes into consideration Mr. Thiry’s overall compensation package. While Mr. Thiry has historically not exceeded the authorized number of hours for personal use, if he were to exceed the fixed number of hours for personal use that is unrelated to business in a given year, the excess hours of personal use would offset the number of hours approved by the Compensation Committee the following year for personal use, or Mr. Thiry would be required to compensate us directly. The Compensation Committee provides oversight of corporate aircraft use including approving annual allocations to executives and reviewing all business and personal use by each executive.
Deferred Compensation Program
Our deferred compensation program permits certain employees, including our NEOs, to defer compensation at the election of the participant. We do not utilize deferred compensation as a significant component of compensation, and there are no Company contributions thereto or above-market returns available thereunder.
Severance and Change of Control Arrangements

We have entered into employment or severance arrangements with each of our NEOs other than Ms. Zumwalt. Any severance benefits paid to Ms. Zumwalt would be paid under the terms of the Company's severance policy applicable to her. These arrangements, among other things, provide for severance benefits in the event of a termination of employment in certain circumstances, including, with respect to certain NEOs, the departure of the NEO following a change of control of our Company. Each arrangement is individually negotiated and the terms vary. When entering into employment or severance arrangements with our NEOs, we attempt to provide severance and change of control benefits which strike a balance between providing sufficient protections for the NEO while still providing post-termination compensation that we consider reasonable and in the interests of the Company and our stockholders.
The terms of individual agreements vary, but under our current stock-based award agreements, accelerated vesting of stock-based awards is generally triggered when a change of control event occurs and either the acquiring entity fails to assume, convert or replace the stock-based award or if the executive resigns for “good reason” or is terminated by the Company without “cause” as provided in his or her applicable employment agreement, all within a certain period of time after the effective date of the change of control event. The additional acceleration provisions in our stock-based award agreements further serve to secure the continued employment and commitment of our NEOs prior to or following a change of control. See subsection titled “Executive Compensation—Potential Payments Upon Termination or Change of Control” for a description of the severance and change in control arrangements for our NEOs, and for more information regarding accelerated vesting under our stock-based award agreements.
Mr. Thiry's employment agreement previously contained a tax gross-up provision for tax obligations possibly imposed by Section 280G or 4999 of the Internal Revenue Code when a change of control event occurs. Effective August 20, 2018, his agreement was amended to remove such provision.
As described above in the "—Management Transition" section, in 2019, the Company entered into a new employment agreement with Mr. Rodriguez and an Executive Chairman agreement with Mr. Thiry in connection with the announced 2019 management transition.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	63

Compensation Discussion and Analysis

Process for Determining NEO Compensation
Role of Independent Compensation Committee
Our executive compensation and benefits programs are designed and administered under the direction and control of the Compensation Committee. Our Compensation Committee, composed solely of independent directors, reviews and approves our overall executive compensation program, strategy and policies and sets the compensation of our executive officers.
When recruiting new executives, the Compensation Committee and our CEO evaluate the comparative compensation of executives within the Company with similar levels of responsibility, the prior experience of the executive, market data and expected contributions to Company performance. Thereafter, each executive officer’s compensation is reviewed annually by the Compensation Committee and CEO, and considered for adjustment based on individual performance and other relevant factors.
When evaluating performance, we base compensation decisions on an assessment of Company and individual performance over the year, taking individual accomplishments into consideration in light of the totality of circumstances together with individual potential to contribute to the Company’s future growth. We believe that all of our NEOs have the ability to influence overall Company policies and performance and, accordingly, should be accountable for Company-wide performance as well as the areas over which they have direct influence. The differences in total annual compensation levels among the NEOs are based on their individual roles and responsibilities within the Company and their relative individual performance. The Compensation Committee uses its judgment in awarding compensation to our NEOs in accordance with the overall objectives of the Company’s compensation program.
The Compensation Committee takes into consideration a number of factors when determining the elements and amounts of compensation awarded to our NEOs, including individual performance and contributions, overall financial and non-financial performance of the Company for the year, individual skill sets and experience relative to industry peers, readiness for promotion, past and expected future performance, the importance and difficulty of achieving future Company and individual objectives, the value of each executive’s outstanding equity and long-term cash-based awards, aggregate historical compensation, levels of responsibility and performance relative to other executives within the Company, importance to the Company and difficulty of replacement. The Compensation Committee also gives significant weight to our clinical performance and quality of patient care. Accordingly, Company-wide patient clinical outcomes and improvements in quality of patient care, and each NEO’s contributions in those areas, can have a significant impact on NEO compensation.
The Company-wide factors taken into consideration by the Compensation Committee to assess the NEO’s related contributions include, but are not limited to:

•	overall revenue growth, market share increases, and improvements in controlling treatment costs;

•	capital efficiency of growth and long-term impact of capital allocation decisions;

•	legal and regulatory compliance, including healthcare regulatory compliance;

•	improved positioning of the Company for continued growth and appropriate diversification;

•	improved organizational capabilities;

•	patient growth and geographic expansion;

•	relationships with private payers;

•	improved clinical outcomes and other measures of quality of care;

•	appropriate management and mitigation of enterprise risk;

•	relationships with physicians involved in our patient care;

•	selection and implementation of improved financial, operating and clinical information systems;

•	management performance in attracting and retaining high-performing employees throughout our organization and succession planning;

•	implementation of successful public policy efforts;

•	good corporate citizenship;

•	leadership and teammate engagement; and

•	advancement of strategic business initiatives supporting our mission to be the provider, partner and employer of choice.

64

There is no formal weighting of the individual elements considered and no particular elements are required to be considered with respect to a given individual or in any particular year.
When determining annual compensation for our NEOs (other than for our CEO), the Compensation Committee works closely with our CEO to review each individual’s performance for the year and determine such NEO’s compensation. Shortly following the end of each year, our CEO provides his assessment of each NEO’s performance during the year. The Compensation Committee also considers performance discussions that have taken place at the Board and Compensation Committee level regarding the NEOs throughout the year, as well as input from the Company's Chief Compliance Officer. Our CEO makes recommendations to the Compensation Committee regarding the compensation elements for each NEO. The Compensation Committee considers the recommendations made by the CEO regarding the other NEOs but can deviate from those recommendations.
The Compensation Committee evaluates our CEO’s performance at the same time it sets the compensation of the other NEOs. When evaluating the performance of our CEO and making decisions about his compensation, the Compensation Committee also considers input from the Company's Chief Compliance Officer as well as a self-assessment prepared by our CEO. As part of this self-assessment, our CEO reviews with the Compensation Committee the overall annual management objectives of the Company and his participation in the attainment, or shortfall, with respect to such objectives. Approximately every other year, the Compensation Committee engages an outside independent consultant to conduct an in-depth analysis of our CEO’s performance as a manager during the year. The most recent assessment of this sort took place in early 2018. This evaluation involves a rigorous assessment of our CEO’s performance by members of the senior management team. This assessment is reviewed by the Board and the Compensation Committee, and is one of the many factors considered when making compensation decisions. As further described below, the Compensation Committee’s independent compensation consultant provides the Compensation Committee with an analysis of comparative market data on the cash-based, stock-based and total compensation for senior executives, including the CEO, at a group of comparable companies within our industry. The Compensation Committee recommends a compensation package for our CEO to the independent members of the Board for approval, but the independent members of the Board can deviate from those recommendations.
Role of Independent Compensation Consultant
The Compensation Committee has selected and directly retains the services of Compensia, a national compensation consulting firm. The Compensation Committee has the sole authority to retain or replace Compensia in its discretion. Compensia does not provide consulting services to the Company and may not provide such services without prior approval of the Compensation Committee chair. Accordingly, Compensia only provides compensation consulting services to the Compensation Committee, and works with the Company’s management only on matters for which the Compensation Committee provides direction and is responsible. The Compensation Committee has assessed the independence of Compensia pursuant to the rules of the SEC and NYSE, and concluded that Compensia’s work for the Compensation Committee does not raise any conflicts of interest. The Compensation Committee periodically seeks input from Compensia on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. Compensia also provides general observations on the Company’s compensation program, but it does not determine or recommend the amount or form of compensation for the NEOs.
Market Competitiveness
We evaluate the overall competitiveness of our executives’ total direct compensation each year in order to assist in executive retention. For 2018, the Compensation Committee retained Compensia to perform a comprehensive market analysis of our executive compensation programs and pay levels and based upon the recommendation of Compensia made no changes to the comparator peer group, which was used to evaluate 2018 and 2019 compensation decisions.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	65

Compensation Discussion and Analysis

Compensia provided the Compensation Committee with an analysis of comparative market data on the cash-based, stock-based and total compensation for senior executives at the companies within our comparator peer group. The Compensation Committee reviewed the compensation practices of our comparator peer group for purposes of evaluating the competitive environment and understanding the general compensation practices of our peers. Our comparator peer group consists of the following companies, which are all in the healthcare services, diagnostics, managed care and solutions markets:

Company[1]	1-Year TSR[2]	3-Year Compound Annual TSR[2]	Market Capitalization (in millions)[3]	Net Income for Last 4 Quarters (in millions)[3]	Revenue for Last 4 Quarters (in millions) [3]
Abbott Laboratories	40.0%	25.0%	$122,209	$926	$29,575
Aetna	29.0%	24.1%	$66,457	$3,503	$60,421
Anthem	46.1%	27.1%	$70,639	$4,343	$90,588
Baxter International	24.1%	34.3%	$40,417	$912	$11,000
Centene Corp.	49.6%	38.7%	$29,462	$1,075	$52,079
Community Health Systems, Inc.	(54.9)%	(53.5)%	$371	($2,259)	$13,975
Encompass Health	71.0%	29.3%	$7,724	$302	$4,107
Envision Healthcare	1.7%	(16.2)%	$5,532	($1,763)	$8,144
HCA Healthcare, Inc.	76.5%	22%	$46,838	$2,864	$45,210
Laboratory Corporation of America Holdings	15.0%	17.0%	$17,428	$1,294	$11,166
LifePoint Health	11.2%	(3.2)%	$2,494	$44	$6,239
MEDNAX	8.2%	(15.3)%	$4,366	$345	$3,598
Molina Healthcare, Inc.	116.3%	29.3%	$9,004	($50)	$19,509
Quest Diagnostics Incorporated	17.4%	23.0%	$14,513	$811	$7,670
Tenet Healthcare, Inc.	73.2%	(8.3)%	$2,925	($471)	$18,769
Thermo Fisher Scientific	29.4%	26.4%	$96,662	$2,393	$23,094
Universal Health Services, Inc.	15.6%	1.1%	$11,761	$811	$10,552
WellCare Health Plans	86.6%	54.9%	$13,819	$486	$18,033
Summary Statistics:
75th Percentile	60.3%	28.2%	$43,627	$1,185	$26,334
50th Percentile	29%	23%	$13,819	$811	$13,975
25th Percentile	13.1%	(1)%	$4,949	$122	$7,907
DaVita	20.6%	(0.3)%	$12,031	$535	$11,282
DaVita Percentage Rank	38%	27%	42%	42%	41%

1	The Company’s peer group was compiled by Compensia and approved by the Compensation Committee.

2	Data as of September 28, 2018.

3	Financial data generally publicly available as of October 12, 2018.

Our 2018 comparator peer group includes a diverse representation of various companies in the healthcare services, diagnostics, managed care, and solutions markets because we compete in these broad industry groups for executive talent. The Compensation Committee, in conjunction with Compensia, reviews the composition of this group annually and makes adjustments to the composition of the group as it deems appropriate in order to provide a fairly consistent measure for comparing executive compensation. We believe that our comparator peer companies are comparable to us in their size, as measured by market capitalization, net income and revenues. We believe compensation paid by this comparator peer group is representative of the compensation required to attract, retain and motivate our executive talent.
The Compensation Committee considered the comparator peer group together with market data and analysis from Compensia and other factors, in determining 2018 base salary amounts and long-term incentive program awards granted in 2018. The comparator peer group together with market data and analysis from Compensia and other factors were considered by the Compensation Committee in determining 2019 base salary amounts and 2018 performance bonuses, and will be used in determining long-term incentive program awards expected to be granted in 2019.

66

The Compensation Committee considered Compensia’s analysis of the compensation of executives serving in similar positions at comparable companies to obtain a general understanding of current compensation practices in our industry. The analysis provided by Compensia was used to provide context for the compensation decisions made by the Compensation Committee, but the Compensation Committee’s decisions were not directly related to or otherwise based upon the comparative data. Instead, the Compensation Committee used this comparative data as one of many factors considered to set the compensation for our NEOs. The Compensation Committee also used the analysis as a tool to assess how well the Company is implementing its core compensation objective of awarding compensation weighted heavily in favor of variable compensation tied to performance.

In approving executive compensation, the Compensation Committee considered the Company’s market capitalization, which is at the 42nd percentile of our comparator peer group, and the Company’s size, in terms of net income and revenue (on a continuing operations basis as described in footnote four of the above table), which are at the 42nd and 41st percentiles, respectively, of our comparator peer group at the time of this analysis. The Compensation Committee also considered each NEO’s role and responsibilities within the Company, individual performance, Company performance and internal pay equity in addition to the results of the competitive pay analysis.

Compensation Policies and Practices
We are committed to strong governance standards with respect to our compensation program, policies and practices. We believe that the following aspects of our compensation program are indicative of this commitment.

Equity Grant Policy
Beginning in 2018, we standardized our timetable for granting equity awards. Specifically, equity awards are granted to our executives annually on May 15. Interim awards to our executives may be made during the year to address special circumstances, such as retention concerns, promotions, special performance recognition awards and new hire awards. Our annual equity awards are generally awarded following the completion of performance reviews and are considered in connection with the Compensation Committee’s decision and review process regarding other forms of direct compensation. The timing of the interim grants is contingent upon individual circumstances. Under the terms of the Incentive Award Plan, stock option awards or stock appreciation rights awards are granted with an exercise or base price not less than the closing price of our common stock on the date of grant. Furthermore, the Incentive Award Plan prohibits repricing or replacing underwater stock options or stock appreciation rights without prior stockholder approval.
Management Share Ownership Policy
Prior to 2019, our share ownership policy applied to certain members of our management team at the executive level. Effective April 24, 2019, we adjusted our share ownership policy to, among other things, apply to all executive officers other than Mr. Hilger (in light of his anticipated retirement) and increase the applicable ownership thresholds for certain executives, including our CEO. The management share ownership policy is similar to our share ownership policy that applies to all non-employee members of the Board as described above under the heading "Corporate Governance—Board Share Ownership Policy". The purpose of the policy is to ensure that executive officers accumulate a meaningful ownership stake in the Company over time by retaining a specified financial interest in our common stock. Both shares owned directly and in-the-money value of shares underlying vested but unexercised equity are included in the determination of whether the share ownership guidelines are met. The total net realizable share value retained (the "Ownership Threshold") must have a market value (as defined in the policy) of not less than the lower of 25% of the total pretax equity award value in excess of $100,000 realized by the executive from the time such executive becomes subject to the policy to date; or a specific multiple of the executive’s base salary. The salary multiple requirement is 6x for Mr. Thiry and 3x base salary for other executive officers. Prior to 2019, Mr. Thiry's salary multiple requirement was set at 5x base salary. Executive officers subject to the policy must retain subsequently acquired shares until their applicable threshold is met, subject to certain limited exceptions. As of December 31, 2018, all of our executive officers who

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	67

Compensation Discussion and Analysis

were subject to the policy were in compliance with our then effective share ownership policy.
Policy Regarding Clawback of Bonuses and Incentive Compensation
In 2010, the Board adopted a clawback policy that permits the Board to recover annual bonuses and long-term incentive and equity-based compensation from executive officers and non-employee members of the Board whose fraud or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statements. In December 2014, the policy was further amended to add significant misconduct as another possible clawback triggering event, in accordance with the executive financial compensation recoupment requirements under our Corporate Integrity Agreement.
This provision applies to all senior vice presidents and above of the Company’s domestic dialysis business, in addition to the executive officers and non-employee members of the Board. The clawback policy allows for the recovery of any bonus or incentive compensation paid to those executive officers or directors, the cancellation of restricted or deferred stock awards and outstanding stock awards granted to those executive officers or directors, and the reimbursement of any gains realized that are attributable to such awards to the fullest extent permitted by law. The policy allows for the foregoing actions to the extent that the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement; the executive officer or director engaged in any fraud or intentional misconduct that was a significant contributing factor to the Company having to restate its financial statements; where the amount of the bonus or incentive compensation that would have been awarded to the officer had the financial results been properly reported would have been lower than the amount actually awarded; and, where the amount of the bonus or incentive compensation that was awarded to the officer would not have been awarded had any significant misconduct been known. The Company will not seek to recover bonuses or incentive or equity-based compensation paid or vested more than three years prior to the date the applicable restatement is disclosed or the significant misconduct is discovered.

Accounting Considerations
Accounting for Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), which requires the Company to recognize compensation expense for share-based payments

(including SSARs, RSUs, PSUs and other forms of equity compensation). FASB ASC Topic 718 is taken into account by the Compensation Committee in determining to issue various types of equity awards, considering the natural economic exchange ratios implied by their approximate respective fair values.

68

Compensation Discussion and Analysis

Compensation Committee Report

The Compensation Committee of the Board is currently composed of four independent directors. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with management.
Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Company’s 2019 Annual Meeting of Stockholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

COMPENSATION COMMITTEE
Pamela M. Arway, Chair
Pascal Desroches
Paul J. Diaz
Peter T. Grauer

The information contained above in this section titled “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

69

Risk Considerations in Our Compensation Program
The Compensation Committee, with the assistance of Compensia, conducted a review of the Company’s material compensation policies and practices applicable to its employees, including its executive officers. Based on this review, the Compensation Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The key features of the executive compensation program that support this conclusion include:

•	a balance between cash and equity compensation;

•	a balance between short-term and long-term performance focus;

•	short-term incentive opportunities are capped and are not linked to any one specific goal;

•	severance payments are limited to 3x base salary and target bonus;

•	equity awards have meaningful vesting requirements;

•	a clawback policy that permits the Board to recover annual bonuses and longer-term incentive and equity-based compensation from executive officers and members of the Board;

•	stock ownership guidelines;

•	significant independent Compensation Committee oversight; and

•	appropriate prohibitions against hedging and pledging transactions involving equity securities of the Company by executives and members of the Board.

DaVita Inc. Notice of 2018 Annual Meeting and Proxy Statement	70

Executive Compensation

Executive Compensation

2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2,3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation[5] ($)	All Other Compensation[6] ($)	Total ($)	Adjusted Total Compensation Without Rule of 65 and Other Modification Charges ($)[7]
Kent J. Thiry Chairman and Chief Executive Officer, DaVita, and Chief Executive Officer, DaVita Medical Group	2018	$1,300,000	$—	$20,895,892	$5,710,778	$3,303,371	$807,460	$32,017,501	$17,327,711
	2017	$1,300,000	$—	$5,486,824	$6,215,011	$1,750,000	$572,923	$15,324,758	$15,324,758
	2016	$1,273,077	$—	$4,531,740	$4,082,358	$1,705,153	$704,343	$12,296,671	$12,296,671
Javier J. Rodriguez Chief Executive Officer, DaVita Kidney Care	2018	$900,000	$—	$3,497,922	$1,428,751	$1,947,978	$131,947	$7,906,598	$7,906,598
	2017	$900,000	$—	$1,047,499	$1,186,505	$5,133,777	$97,626	$8,365,407	$8,365,407
	2016	$865,385	$—	$911,452	$1,740,575	$5,069,405	$185,709	$8,772,526	$8,772,526
Joel Ackerman Chief Financial Officer and Treasurer	2018	$700,000	$—	$3,724,396	$911,966	$1,279,902	$4,018	$6,620,282	$6,620,282
	2017	$576,154	$200,000	$997,621	$2,127,654	$750,000	$160	$4,651,589	$4,651,589
Kathleen A. Waters Chief Legal Officer	2018	$540,000	$—	$3,527,445	$547,186	$646,045	$3,840	$5,264,516	$5,264,516
	2017	$540,000	$—	$274,361	$310,758	$615,000	$23,585	$1,763,704	$1,763,704
	2016	$334,385	$740,000	$533,004	$402,033	$—	$200	$2,009,622	$2,009,622
LeAnne M. Zumwalt Group Vice President, Purchasing and Public Affairs	2018	$400,000	$280,000	$497,705	$607,988	$—	$3,792	$1,789,485	$1,789,485
	2017	$400,000	$—	$274,361	$310,758	$150,000	$192	$1,135,311	$1,135,311
	2016	$400,000	$200,000	$—	$371,130	$584,210	$384	$1,555,724	$1,555,724

1
The amounts reported in this column for 2018 represent annual performance bonuses for non-STI program participants, namely Ms. Zumwalt, earned with respect to 2018. The amounts earned under our 2018 short-term incentive program (the “2018 STI Program”) under the Incentive Award Plan are included in the “Non-Equity Incentive Plan Compensation” column.

2
The amounts shown in this column reflect RSU and PSU awards and represent the aggregate grant date fair value of all such awards granted to the executive during the year as estimated by the Company in accordance with FASB ASC Topic 718. In accordance with SEC rules, the amounts included in the Stock Awards column for the PSU awards granted during 2018 are calculated based on the probable outcome of the performance conditions for such awards on the grant date. If the probable outcome of the performance conditions as of grant date had been maximum performance, then the grant date fair value of the PSUs would have been as follows: Mr. Thiry — $11,889,630; Mr. Rodriguez — $4,656,737; Mr. Ackerman — $2,972,475; and Ms. Waters — $1,783,510. For Mr. Ackerman and Ms. Waters the amounts shown also include PSU awards granted during 2018 for which any vesting is contingent on closing of the pending DMG transaction. The Compensation Committee also retained the ability to reduce these transaction-related PSU awards, including to zero, at its sole discretion at any time. For these awards, target and maximum performance result in the same grant date fair value which is as follows: Mr. Ackerman — $1,491,666 and Ms. Waters — $2,187,768. See Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

3
For Mr. Thiry these amounts also include the incremental fair value associated with (i) the modification of his outstanding equity awards as a result of the implementation of the Rule of 65 Retirement Policy and (ii) the modification of his outstanding PSU award granted in 2016 to reallocate the performance criteria related to a DMG performance metric, contingent on completion of the sale of DMG, given that upon close the performance of this criterion would not be measurable. Mr. Thiry was the only executive with outstanding PSUs that had a performance criteria linked to a DMG related metric. The Rule of 65 Retirement Policy is effective for all executive officers, however, under FASB ASC Topic 718 a modification charge only applied to Mr. Thiry. These modification charges do not represent newly granted awards.

4
The amounts shown in this column represent the aggregate grant date fair value of SSAR awards granted to the executive during the year as estimated by the Company in accordance with FASB ASC Topic 718. For Mr. Thiry, the 2018 amount reflects the incremental fair value associated with the modification of his outstanding equity awards as a result of the implementation of the Rule of 65 Retirement Policy. See Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718. The Rule of 65 Retirement Policy is effective for all officers, however, under FASB ASC Topic 718 a modification charge only applied to Mr. Thiry. This modification charge does not represent newly granted awards.

5
The amounts shown in this column represent amounts earned for performance periods ending in 2018, 2017, and 2016, respectively, as detailed below with respect to 2018. The awards are reported for the year with respect to which they were earned, regardless of when the award was granted or paid. For 2018, these amounts represent payouts with respect to the 2018 STI Program. Please see the section titled "Compensation Discussion and Analysis — Elements of Compensation — Short-Term Incentive Program (STI Program) for 2018” in this Proxy Statement for a discussion of the performance criteria under the 2018 STI Program. The 2016 long-term cash-based performance awards (the "2016 Cash LTI Program") did not pay out based on performance through the completion of the performance period, which ended December 31, 2018 and accordingly, there is no value included in this column with respect to the 2016 Cash LTI Program.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	71

Executive Compensation

Name	2018 STI Program	2016 Cash LTI Program	Total Non-Equity Incentive Plan Compensation
Kent J. Thiry	$3,303,371	$—	$3,303,371
Javier J. Rodriguez	$1,947,978	$—	$1,947,978
Joel Ackerman	$1,279,902	$—	$1,279,902
Kathleen A. Waters	$646,045	$—	$646,045
LeAnne M. Zumwalt	$—	$—	$—

6
Amounts included in this column are set forth by category below. Other than the use of a fractionally-owned or chartered corporate aircraft, the amounts disclosed are the actual or share of actual costs to the Company of providing these benefits. Because a fractionally-owned or chartered corporate aircraft is used primarily for business purposes, we do not include in the incremental cost allocated to each executive the fixed costs that do not change based on usage. The incremental cost to us of personal use of a fractionally-owned or chartered corporate aircraft is calculated based on the variable operating costs related to the operation of the aircraft, including fuel costs and landing fees, trip-related repairs and maintenance, catering and other miscellaneous variable costs. The value of the personal use of a fractionally-owned or chartered corporate aircraft by our NEOs is included in their personal income in accordance with applicable tax regulations.

Name	Year	Perquisites* ($)	Life Insurance Premiums ($)	Company Contribution to Defined Contribution Plan ($)	Total All Other Compensation ($)
Kent J. Thiry	2018	$803,236	$624	$3,600	$807,460
Javier J. Rodriguez	2018	$128,400	$432	$3,115	$131,947
Joel Ackerman	2018	$178	$240	$3,600	$4,018
Kathleen A. Waters	2018	$—	$240	$3,600	$3,840
LeAnne M. Zumwalt	2018	$—	$192	$3,600	$3,792

*
Amounts for Messrs. Thiry and Rodriguez include certain personal meals and entertainment expenses, legal expenses and personal use of fractionally-owned or chartered corporate aircraft. For purposes of calculating the incremental costs to the Company of Messrs. Thiry and Rodriguez's personal use of Company aircraft, the total cost of the flight is allocated to personal use based upon the relative ratio of personal mileage to total mileage. Costs for fuel, ground costs, catering costs, landing fees, domestic passenger fees and federal excise tax charges are also included, if applicable. The incremental costs allocated to Messrs. Thiry and Rodriguez for personal aircraft usage in 2018 were $778,219 and $128,150, respectively.

7
The amounts in this column are calculated by subtracting the modification charges reported in the "Stock Awards" and "Option Awards" columns above from the "Total" column. These modification charges consist of $14.4 million associated with the implementation of the Rule of 65 Retirement Policy and $0.3 million associated with the modification of Mr. Thiry's outstanding PSU award granted in 2016 to reallocate the performance criteria related to a DMG performance metric, contingent on closing of the sale of DMG. The 2018 amount reported in this column for Mr. Thiry differs from, and is not a substitute for, the amount reported in the "Total" column, as calculated pursuant to the Summary Compensation Table rules.

72

2018 Grants of Plan-Based Awards Table
The following table sets forth information concerning awards made to each of the NEOs under the Incentive Award Plan during 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[8]
Kent J. Thiry	—	[1]	$—	$1,950,000	$5,850,000	—	—	—	—	—	—	—
	5/15/2018	[2]	$—	$—	$—	33,784	90,090	180,180	—	—	—	$5,944,814
	5/15/2018	[4]	$—	$—	$—	—	—	—	90,090	—	—	$5,972,066
	8/19/2018	[5]	$—	$—	$—	31,393	73,250	146,500	—	—	—	$8,647,897
	8/19/2018	[5]	$—	$—	$—	—	—	—	—	709,614	—	$5,710,778
	12/30/2018	[6]	$—	$—	$—	36,381	72,761	135,191	—	—	—	$331,115
Javier J. Rodriguez	—	[1]	$—	$1,125,000	$3,375,000	—	—	—	—	—	—	—
	5/15/2018	[2]	$—	$—	$—	13,232	35,285	70,570	—	—	—	$2,328,368
	5/15/2018	[4]	$—	$—	$—	—	—	—	17,643	—	—	$1,169,554
	5/15/2018	[7]	$—	$—	$—	—	—	—	—	88,213	$66.29	$1,428,751
Joel Ackerman	—	[1]	$—	$750,000	$2,250,000	—	—	—	—	—	—	—
	3/28/2018	[3]	$—	$—	$—	—	22,601	22,601	—	—	—	$1,491,666
	5/15/2018	[2]	$—	$—	$—	8,447	22,523	45,046	—	—	—	$1,486,238
	5/15/2018	[4]	$—	$—	$—	—	—	—	11,261	—	—	$746,492
	5/15/2018	[7]	$—	$—	$—	—	—	—	—	56,306	$66.29	$911,966
Kathleen A. Waters	—	[1]	$—	$375,000	$1,125,000	—	—	—	—	—	—	—
	3/28/2018	[3]	$—	$—	$—	—	33,148	33,148	—	—	—	$2,187,768
	5/15/2018	[2]	$—	$—	$—	5,068	13,514	27,028	—	—	—	$891,755
	5/15/2018	[4]	$—	$—	$—	—	—	—	6,757	—	—	$447,922
	5/15/2018	[7]	$—	$—	$—	—	—	—	—	33,784	$66.29	$547,186
LeAnne M Zumwalt	5/15/2018	[4]	$—	$—	$—	—	—	—	7,508	—	—	$497,705
	5/15/2018	[7]	$—	$—	$—	—	—	—	—	37,538	$66.29	$607,988

1
Represents applicable amounts for our 2018 STI Program under the Incentive Award Plan. The amount in the “Maximum” column represents the maximum amount the executive was eligible to earn under the 2018 STI Program if all performance criteria were achieved at their highest payout level, including a modifier associated with the achievement of certain pre-determined objectives. The amount in the “Target” column represents the payout amounts the executive was eligible to earn under the 2018 STI Program if all performance criteria were achieved at their target payout level.

2
This number represents PSUs awarded under the Incentive Award Plan. The PSU awards vest 50% on May 15, 2021 and 50% on May 15, 2022, subject to the NEO’s continued employment and the achievement of the underlying performance conditions. For a description of the PSUs, see the subsection titled “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Program (LTI Program) for 2018—Equity Awards—Performance Stock Units” in this Proxy Statement.

3
This number represents PSUs awarded under the Incentive Award Plan. The PSU awards are contingent upon the closing of the DMG transaction, with 50% vesting upon the closing of the DMG transaction and 50% upon the 18-month anniversary of the closing. Since the Compensation Committee may use discretion at any time prior to the closing date to reduce amounts awarded to zero, there are no fixed threshold amounts under the PSU award agreements. Accordingly, this table reflects a zero amount in the “Threshold” column.

4
This number represents RSUs granted under the Incentive Award Plan. The RSUs vest 50% on May 15, 2021 and 50% on May 15, 2022, subject to the NEO's continued employment. For a description of the RSUs, see the subsection titled “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Program (LTI Program) for 2018 — Equity Awards — Restricted Stock Units” in this Proxy Statement.

5
This number represents the incremental fair value with respect to Mr. Thiry's outstanding equity awards related to the implementation of the Rule of 65 Retirement Policy as of the modification date, computed in accordance with FASB ASC 718, and does not reflect a new equity grant. The Rule of 65 Retirement Policy is effective for all executive officers; however, under FASB ASC Topic 718 a modification charge only applied to Mr. Thiry.

6
This number represents the incremental fair value related to the modification of Mr. Thiry's outstanding PSU award granted in 2016 to, contingent on the closing of the DMG transaction, eliminate the performance criteria related to DMG and reallocate the associated units ratably to the remaining performance criteria, as of the December 30, 2018 modification date, computed in accordance with FASB ASC 718, and does not reflect a new equity grant. Mr. Thiry was the only executive granted 2016 PSUs that had a performance criterion linked to this DMG-related metric.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	73

Executive Compensation

7
This number represents SSARs awarded under the Incentive Award Plan. The SSARs vest 50% on May 15, 2021 and 50% on May 15, 2022, subject to the NEO’s continued employment. For a description of the SSARs, see the subsection titled “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Program (LTI Program) for 2018 — Equity Awards — Stock-settled Stock Appreciation Rights” in this Proxy Statement.

8
The amounts for SSARs, RSUs and PSUs are the aggregate grant date fair values or the incremental fair value upon modification of each award determined pursuant to FASB ASC Topic 718 and, in the case of PSUs, are based upon the probable outcome of the applicable performance conditions on the grant date. All SSARs granted have a five-year term. See Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

74

2018 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information concerning outstanding SSARs and unvested stock awards held by each of the NEOs at December 31, 2018.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)[1]
Kent J. Thiry	4/24/2014	282,339		—		$69.38	4/24/2019	—		—	—		—
	6/2/2015	89,520	[2]	89,521	[2]	$83.82	6/2/2020	—		—	—		—
	5/13/2016	—		291,044	[2]	$75.42	5/13/2021	—		—	—		—
	6/6/2017	—		418,570	[3]	$65.48	6/6/2022	—		—	—		—
	6/2/2015	—		—		—	—	2,210	[5]	$113,727	—		—
	12/27/2016	—		—		—	—	24,119	[6]	$1,241,164	23,394	[7]	$1,203,855
	6/6/2017	—		—		—	—	—		—	31,393	[8]	$1,615,484
	5/15/2018	—		—		—	—	90,090	[11]	$4,636,031	—		—
	5/15/2018	—		—		—	—	—		—	33,784	[5]	$1,738,525
Javier J. Rodriguez	4/24/2014	79,228		—		$69.38	4/24/2019	—		—	—		—
	6/2/2015	23,275	[2]	23,276	[2]	$83.82	6/2/2020	—		—	—		—
	5/13/2016	—		124,091	[2]	$75.42	5/13/2021	—		—	—		—
	6/6/2017	—		79,909	[3]	$65.48	6/6/2022	—		—	—		—
	5/15/2018	—		88,213	[2]	$66.29	5/15/2023	—		—	—		—
	6/2/2015	—		—		—	—	1,150	[5]	$59,179	—		—
	12/24/2016	—		—		—	—	5,761	[6]	$296,461	4,775	[9]	$245,722
	6/6/2017	—		—		—	—	—		—	5,994	[8]	$308,451
	5/15/2018	—		—		—	—	17,643	[11]	$907,909	—		—
	5/15/2018	—		—		—	—	—		—	13,232	[5]	$680,919
Joel Ackerman	2/21/2017	—		145,159	[2]	$68.89	2/21/2022	—		—	—		—
	5/15/2018	—		56,306	[2]	$66.29	5/15/2023	—		—	—		—
	6/6/2017	—		—		—	—	—		—	5,708	[8]	$293,734
	3/28/2018	—		—		—	—	—		—	22,601	[12]	$1,163,047
	5/15/2018	—		—		—	—	11,261	[11]	$579,491	—		—
	5/15/2018	—		—		—	—	—		—	8,447	[5]	$434,683
Kathleen A. Waters	5/6/2016	14,082	[4]	14,082	[4]	$75.70	5/6/2021	—		—	—		—
	6/6/2017	—		20,929	[3]	$65.48	6/6/2022	—		—	—		—
	5/15/2018	—		33,784	[2]	$66.29	5/15/2023	—		—	—		—
	5/6/2016	—		—		—	—	3,521	[10]	$181,191	—		—
	6/6/2017	—		—		—	—	—		—	1,570	[8]	$80,792
	5/15/2018	—		—		—	—	6,757	[11]	$347,715	—		—
	3/28/2018	—		—		—	—	—		—	33,148	[12]	$1,705,796
	5/15/2018	—		—		—	—	—		—	5,068	[5]	$260,799
LeAnne M. Zumwalt	4/24/2014	14,405		—		$69.38	4/24/2019	—		—	—		—
	6/2/2015	5,968	[2]	5,968	[2]	$83.82	6/2/2020	—		—	—		—
	5/13/2016	—		26,459	[2]	$75.42	5/13/2021	—		—	—		—
	6/6/2017	—		20,929	[3]	$65.48	6/6/2022	—		—	—		—
	5/15/2018	—		37,538	[2]	$66.29	5/15/2023	—		—	—		—
	6/2/2015	—		—		—	—	1,492	[11]	$76,778	—		—
	6/6/2017	—		—		—	—	—		—	1,570	[8]	$80,792
	5/15/2018	—		—		—	—	7,508	[11]	$386,362	—		—

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	75

Executive Compensation

1	The market value of shares or units of stock that have not vested reflects the $51.46 closing price of our common stock on December 31, 2018, the last trading day of the year, as reported by the NYSE.

2	These SSARs vest 50% on the third and fourth anniversaries of the grant date.

3	These SSARs vest 50% each on May 15, 2020 and May 15, 2021.

4	These SSARs vest 50% on the second and third anniversaries of the grant date.

5	These PSUs vest 50% each on the third and fourth anniversaries of the grant date.

6	These PSUs vest 50% each on May 15, 2019 and May 15, 2020.

7
These PSUs vest 22% on May 15, 2019 and 78% on May 15, 2020 for Mr. Thiry, subject to achievement of the performance conditions for PSUs. The amounts listed here are the threshold number of shares awarded.

8	These PSUs vest 12.5% on May 15, 2020 and 87.5% on May 15, 2021, subject to achievement of the performance conditions for PSUs. The amounts listed here are the threshold number of shares awarded.

9
These PSUs vest 40% on May 15, 2019 and 60% on May 15, 2020 for Mr. Rodriguez, subject to achievement of the performance conditions for PSUs. The amounts listed here are the threshold number of shares awarded.

10	These RSUs vest 50% each on the second and third anniversaries of the grant date.

11	These RSUs vest 50% each on the third and fourth anniversaries of the grant date.

12
These PSUs vest 50% on the closing of the DMG transaction and 50% on the 18-month anniversary of the close, subject to achievement of the performance conditions for PSUs and continued employment through the applicable vesting date. The Compensation Committee retained the ability to reduce these PSU awards, including to zero, at its sole discretion at any time.

76

2018 Option Exercises and Stock Vested Table
The following table sets forth information concerning the exercise of SSARs (which are treated as options for this table) and the vesting of stock awards held by each of the NEOs during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Kent J. Thiry	900,000	$8,109,000	6,932	$463,223
Javier J. Rodriguez	280,000	$2,942,800	3,699	$247,131
Joel Ackerman	—	$—	—	$—
Kathleen A. Waters	—	$—	3,520	$233,658
LeAnne M. Zumwalt	5,200	$54,652	3,293	$219,487

1
Value realized on exercise is determined by subtracting the exercise or base price from the market price of our common stock at exercise, as reported by the NYSE, and multiplying the remainder by the number of shares exercised.

2	Value realized on vesting is determined by multiplying the number of shares underlying RSUs by the closing price for our common stock on the date of vesting, as reported by the NYSE.
No Pension Benefits
The Company does not sponsor or maintain a defined benefit pension plan that allows participation by any employee, including the NEOs, and that provides for payments or other benefits at, following, or in connection with retirement.
Nonqualified Deferred Compensation
The following table sets forth information concerning the Company’s nonqualified deferred compensation plans.
2018 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)[1,2]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kent J. Thiry
Deferred Compensation Plan	$1,162,500	—	($44,392)	—	$5,899,435
Voluntary Deferral Plan	—	—	$43,909	—	$12,614,802
Javier J. Rodriguez
Voluntary Deferral Plan	—	—	($77,915)	—	$720,022
Joel Ackerman[4]
None	—	—	—	—	—
Kathleen A. Waters[4]
None	—	—	—	—	—
LeAnne M. Zumwalt
Deferred Compensation Plan	$85,577	—	($12,828)	—	$236,865
Voluntary Deferral Plan	—	—	($1,513)	($2,239)	$25,360

1	This amount is reported in the “Salary” column in the 2018 Summary Compensation Table.

2	Mr. Thiry deferred $1,758,350 in 2017 and $1,749,132 in 2016 into the Deferred Compensation Plan. Ms. Zumwalt deferred $100,000 in 2017 and $50,658 in 2016 into the Deferred Compensation Plan.

3	None of the earnings in this column are included in the 2018 Summary Compensation Table because they are not preferential or above market.

4	Mr. Ackerman and Ms. Waters did not participate in any of the Company’s nonqualified deferred compensation plans in 2018 or in any prior years.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	77

Executive Compensation

Voluntary Deferral Plan and Deferred Compensation Plan
The 2018 Nonqualified Deferred Compensation Table presents amounts deferred under our Voluntary Deferral Plan and our Deferred Compensation Plan, which replaced the Voluntary Deferral Plan effective January 1, 2015.
Contributions
Under the Deferred Compensation Plan (effective for deferrals in 2015 and later years), participants may defer (i) up to 50% of their base salary, and (ii) all or a portion of their annual bonus payment that is earned in the same year as their base salary but payable in the following year. Under the Voluntary Deferral Plan (applicable for deferrals prior to 2015), participants could defer (i) up to 50% of their base salary, (ii) all or a portion of their annual bonus payment that is earned in the same year as their base salary but payable in the following year and (iii) all or a portion of their other compensation as determined by the Company.
Under both plans, deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the Company.
Participants may change their investment elections daily. We do not make company contributions to participants’ accounts under either the Voluntary Deferral Plan or the Deferred Compensation Plan. All participant contributions are irrevocably funded into a rabbi trust for the benefit of those participants. Assets held in the trust are subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency until paid to the plan participants.
Payment of benefits
Distributions are generally paid out in cash at the participant’s election. Under the Voluntary Deferral Plan, distributions can be made commencing in the first or second year following retirement or in a specified year at least three to four years after the deferral election was effective, and participants can elect to receive distributions in the form of one, five, ten, fifteen or twenty annual installments. Under the Deferred Compensation Plan, distributions can be made commencing in the second year following the year to which the deferral election applies, after separation from service, or on any other scheduled payment date, and participants can elect to receive either a lump sum distribution or annual installments over any period from two to twenty years; provided, that, if the Deferred Compensation Plan balance does not exceed $20,000, a lump sum will be paid. If the participant has not elected a specified year for payout and the participant has a separation from service, distributions generally will be paid in a lump sum cash distribution after separation from service.
In the event of a participant’s unforeseeable emergency, the plan administrator may, in its sole discretion, authorize the cessation of deferrals by a participant and provide for immediate distribution to a participant in the form of a lump sum cash payment to cover the unforeseeable emergency.
Potential Payments Upon Termination or Change of Control
General Terms and Definitions
For purposes of the table below:
“Cause” is defined in Mr. Thiry’s employment agreement as any of the following: (i) conviction of a felony; (ii) any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the Company; (iii) repeated failure or refusal by the executive to follow policies established by the Board or written directives of the Board that goes uncorrected for a period of 30 consecutive days after notice of such failure or refusal, and that is material and willful and has a material adverse effect on the Company’s business; or (iv) a material breach of the executive’s employment agreement that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive.
Involuntary termination for “Material Cause” for Messrs. Rodriguez and Ackerman and Ms. Waters generally occurs if the Company terminates employment for any of the following reasons: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of the executive’s duties; (iii) repeated failure or refusal by the executive to follow policies or directives reasonably established by the CEO of the Company or his designee that goes uncorrected for a period of 10 consecutive days after written notice has been provided to the executive; (iv) a material breach of the executive’s employment agreement; (v) any gross or willful misconduct or gross negligence by the executive in the performance of the executives duties; (vi) egregious conduct by the executive that brings the Company or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination,

78

including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of the executive from participating in any federal healthcare program.
With respect to the employment agreements of Messrs. Rodriguez and Ackerman, as noted below, a “Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the Company does not survive, (iii) any merger or consolidation in which the Company survives, but the shares of the Company’s common stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of the Company after such merger or consolidation, and (iv) any transaction in which more than 40% of the Company’s assets are sold. However, despite the occurrence of any of the above-described events, a “Change of Control” will not have occurred if Mr. Thiry remains the CEO of the Company for at least one year after the Change of Control or becomes the CEO or executive chair of the surviving company with which the Company merged or consolidated and remains in that position for at least one year after the Change of Control.
With respect to Messrs. Rodriguez and Ackerman and Ms. Waters, “Good Cause” generally means the occurrence of the following events without the executive’s express written consent: (i) the Company materially diminishes the scope of the executive’s duties and responsibilities; (ii) the Company materially reduces the executive’s base compensation; (iii) in the case of Mr. Ackerman and Ms. Waters, the Company requires the executive to relocate to an office more than a specified mileage away from the executive's current office; or (iv) in the case of Mr. Ackerman, a material breach by the Company of his employment agreement or the failure to have the agreement assumed by a successor. Notwithstanding the above, the occurrence of any such condition shall not constitute Good Cause unless the executive provides notice to the Company of the existence of such condition not later than 90 days after the initial existence of such condition, and the Company shall have failed to remedy such condition within 30 days after receipt of such notice.
With respect to Mr. Thiry’s employment agreement, “Good Reason” means during the employment period, without the written consent of the executive, any one or more of the following (provided that an isolated, insubstantial or inadvertent action not taken in bad faith or failure not occurring in bad faith which is remedied by the Company promptly after receipt of notice thereof given by the executive shall not constitute Good Reason): (i) the assignment to the executive of any duties inconsistent in any material and adverse respect with the executive’s then current duties and responsibilities; (ii) the material and adverse change in the executive’s titles or positions; (iii) reduction in the executive’s base salary or target annual incentive opportunity, unless such reductions are part of an across-the-board reduction that applies to all senior executives of the Company and takes effect prior to a Change in Control (as defined below for Mr. Thiry); or (iv) any material breach by the Company of the employment agreement, that is not corrected within 30 days after notice of such breach.
For purposes of the definition of “Good Reason” in Mr. Thiry’s employment agreement above, a “Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 40% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) consummation of any merger or consolidation in which the shares of the Company’s common stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the corporation resulting from such merger or consolidation, or, if applicable, the ultimate parent corporation of such corporation, (iii) during any twenty-four month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the beginning of such period whose

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	79

Executive Compensation

election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a person other than the Board for the purpose of opposing a solicitation by any other person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall not be deemed a member of the Incumbent Board, (iv) consummation of any transaction in which all or substantially all of the Company’s assets are sold, or (v) the approval by the Company’s stockholders of a plan of complete liquidation or dissolution of the Company; provided, however, that no transaction contemplated by clauses (i) through (iv) above shall constitute a Change of Control if the person acting as the CEO of the Company for the twelve months prior to such transaction continues as the CEO or executive chairman of the Board of Directors of the Company or becomes the CEO or executive chairman of the Board of Directors of the entity that has acquired control of the Company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the CEO or executive chairman of the Board of Directors of the Company or the Acquiror for not less than twelve months following the transaction, and further provided, that in the event that the person acting as the CEO of the Company for the twelve months prior to such transaction ceases to be CEO or executive chairman of the Board of Directors of the Company or of the Acquiror during the twelve months following the transaction, a Change of Control shall be deemed to have occurred on the date on which such person ceases to be CEO or executive chairman of the Board of Directors of the Company or the Acquiror.

80

Severance Payments and Benefits
The following tables and summary set forth the Company’s payment obligations pursuant to the terms of the employment or severance arrangements with each of our NEOs, under the circumstances described below, assuming that their employment was terminated on December 31, 2018. For a description of the value of stock-based awards held by Messrs. Thiry, Rodriguez, and Ackerman and Mses. Waters and Zumwalt that are subject to accelerated vesting upon a Change of Control or retirement, see the subsection titled “— Accelerated Vesting of Stock-Based Awards” below. See "—Management Transition" section in the CD&A for information regarding the separation benefits provided under the employment agreement with Mr. Rodriguez and the Executive Chairman agreement with Mr. Thiry, which were entered into in connection with the announcement of the 2019 management transition.

	Payment of Base Salary (or multiple thereof) in effect at termination for a specified period following termination		Bonus[1]		Continued Health Benefits for a Specified Period Following Termination		Office and Secretarial Assistance		Total Value
Kent J. Thiry
Death	$—		$3,303,371	[2]	$—		$—		$3,303,371
Disability	$—		$3,303,371	[2]	$—		$—		$3,303,371
Involuntary Termination without Cause	$9,082,730	[3]	$3,303,371	[4]	$52,213	[5]	$471,315	[6]	$12,909,629
Resignation for Good Reason	$9,082,730	[3]	$3,303,371	[4]	$52,213	[5]	$471,315	[6]	$12,909,629
Javier J. Rodriguez
Involuntary Termination Without Material Cause	$1,350,000	[7]	$1,921,932	[8]	$—		$—		$3,271,932
Resignation for Good Cause	$1,350,000	[7]	$1,921,932	[8]	$—		$—		$3,271,932
Resignation Following a Good Cause Event after a Change of Control	$1,800,000	[9]	$1,921,932	[8]	$—		$—		$3,721,932
Joel Ackerman
Involuntary Termination Without Material Cause	$700,000	[10]	$750,000	[11]	$35,302	[12]	$—		$1,485,302
Resignation for Good Cause	$700,000	[10]	$750,000	[11]	$35,302	[12]	$—		$1,485,302
Resignation Following a Good Cause Event after a Change of Control	$1,400,000	[13]	$750,000	[14]	$35,302	[12]	$—		$2,185,302
Kathleen A. Waters
Involuntary Termination Without Material Cause	$540,000	[15]	$—		$—		$—		$540,000
Resignation for Good Cause	$540,000	[16]	$615,000	[17]	$—		$—		$1,155,000
LeAnne M. Zumwalt
Involuntary Termination Without Material Cause	$400,000	[18]	$—		$—		$—		$400,000

1
Does not include any amounts payable to Mr. Thiry, Mr. Rodriguez or Ms. Zumwalt pursuant to our Deferred Compensation Plan or Voluntary Deferral Plan which amounts are included in the 2018 Nonqualified Deferred Compensation Table. Such amounts are currently vested, but payment thereof may be accelerated in the event of death, disability or termination of employment.

2
Mr. Thiry (or his estate) will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. On December 31, 2018, Mr. Thiry had fully earned his bonus for 2018, so he would have received the full amount of his annual incentive bonus as reported in the 2018 Summary Compensation Table upon termination.

3
Mr. Thiry will be entitled to receive a lump-sum payment equal to the product of (x) three, and (y) the sum of his base salary in effect as of the date of termination and the Prior Bonus. “Prior Bonus” means the average of the annual incentive bonus earned under the Incentive Award Plan (including any bonus earned and payable but not yet paid) for the last two fiscal years before the fiscal year in which Mr. Thiry’s employment was terminated. The amount reported in the table above reflects the product of (x) three, and (y) the sum of Mr. Thiry’s base salary as of December 31, 2018, which was $1,300,000, and the average of Mr. Thiry’s 2017 annual incentive bonus in the amount of $1,750,000 and Mr. Thiry’s 2016 annual incentive bonus in the amount of $1,705,153.

4	Mr. Thiry will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. Mr. Thiry will also be entitled to receive a prorated annual incentive bonus (based on the actual bonus earned under the objective standards set forth under the Incentive Award Plan for the fiscal year in which the termination occurs) through and including the

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	81

Executive Compensation

date of termination. On December 31, 2018, Mr. Thiry had fully earned his annual incentive bonus for 2018, so he would have received the full amount of his annual incentive bonus as reported in the 2018 Summary Compensation Table upon termination.

5
Mr. Thiry will continue to receive his health benefits for the three-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Thiry for the three-year period following termination.

6
Mr. Thiry will be entitled to the use of an office and services of an administrative assistant for three years or until he obtains other full-time employment. The amounts above reflect the estimated costs to us of providing the office and secretarial services for three years.

7
Mr. Rodriguez will be entitled to receive his salary for the 18-month period following his termination without material cause or resignation for good cause. As of December 31, 2018, Mr. Rodriguez’s base salary was $900,000.

8
If Mr. Rodriguez is terminated after April in a given year, he will be entitled to receive a lump sum payment equal to the bonus paid in the year prior to the termination, pro-rated for the number of months served in the year his employment is terminated. The Company interprets this severance provision to mean the severance is based on the bonus paid “for” the year prior to the year for which a bonus was most recently earned. This severance amount is reported as the bonus paid to Mr. Rodriguez for 2017, which was $1,921,932.

9	Mr. Rodriguez will be entitled to receive his salary for the two-year period following his resignation for good cause following a change in control.

10
Mr. Ackerman will be entitled to receive his salary for the one-year period following his termination, contingent upon his execution of a release and noncompetition agreement and pursuant to the terms of the DaVita Inc. Severance Plan for Directors and Above (the “Severance Plan”). As of December 31, 2018, Mr. Ackerman’s base salary was $700,000. Such payment obligation will be reduced dollar-for-dollar by the amount of any compensation received by Mr. Ackerman from another employer during the severance payment period, and Mr. Ackerman is obligated to use reasonable efforts to find employment during such period.

11
If Mr. Ackerman is terminated, he will be entitled to receive a lump sum payment equal to the bonus paid in the year prior to the termination, pro-rated for the number of months served in the year his employment is terminated. The Company interprets this severance provision to mean the severance is based on the bonus paid “for” the year prior to the year for which a bonus was most recently earned. This severance amount is reported as the bonus paid to Mr. Ackerman for 2017, which was $750,000.

12
Mr. Ackerman will continue to receive his health benefits for the 18-month period following his termination without material cause or resignation for good cause. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Ackerman for the 18-month period following termination.

13
Mr. Ackerman will be entitled to receive a lump sum payment equal to two times the sum of his base salary in effect as of the date of termination and the bonus paid in the year prior to termination following his resignation for good cause after a change in control. The amount reported in the table above reflects two times Mr. Ackerman’s base salary as of December 31, 2018, which was $700,000.

14
Mr. Ackerman will be entitled to receive a lump sum payment equal to the bonus paid in the year prior to the termination following his resignation for good cause following a change in control. This severance amount is reported as the bonus paid to Mr. Ackerman for 2017, which was $750,000.

15	Ms. Waters will be entitled to receive her salary for the one-year period following her termination. As of December 31, 2018, Ms. Water’s base salary was $540,000.

16	Ms. Waters will be entitled to receive her salary for the one-year period following her resignation for good cause. As of December 31, 2018, Ms. Water’s base salary was $540,000.

17
If Ms. Waters is terminated after April in a given year, she will be entitled to receive a lump sum payment equal to the bonus paid in the year prior to the termination, pro-rated for the number of months served in the year her employment is terminated. The Company interprets this severance provision to mean the severance is based on the bonus paid “for” the year prior to the year for which a bonus was most recently earned. This severance amount is reported as the bonus paid to Ms. Waters for 2017, which was $615,000.

18
Ms. Zumwalt is not party to an employment agreement with the Company but may be entitled to severance under the Severance Plan upon an involuntary termination of employment in accordance with the terms of the Severance Plan. Under the terms of the Severance Plan, upon such a termination and subject to her execution of a release and noncompetition agreement, Ms. Zumwalt would be entitled to 12 months of base salary continuation and, at the discretion of the Company, outplacement assistance. As of December 31, 2018, Ms. Zumwalt’s base salary was $400,000. Such payment obligation will be reduced dollar-for-dollar by the amount of any compensation received by Ms. Zumwalt from another employer during the severance payment period, and Ms. Zumwalt is obligated to use reasonable efforts to find employment during such period.

Other Severance Payments and Benefits
The Company’s obligation to provide continued health benefits under the circumstances set forth in the tables above is subject to earlier termination in the event that the executive accepts employment with another employer.
In the event of termination as a result of death, the estates of the NEOs identified in the tables above will also receive the proceeds of the respective term life insurance policy for each NEO. The coverage amount for each NEO is as follows: $1,300,000 for Mr. Thiry, $900,000 for Mr. Rodriguez, $500,000 for Mr.

Ackerman, $500,000 for Ms. Waters, and $400,000 for Ms. Zumwalt.
We have not provided for tax gross-ups in any employment agreements or amended employment agreements entered into after July 2008. While Mr. Thiry's employment agreement previously contained a tax gross-up provision for tax obligations possibly imposed by Sections 280G or 4999 of the Internal Revenue Code ("Code"), effective August 20, 2018, his agreement was amended to remove such provision. Mr. Thiry's amended employment agreement provides that in the event that payments to

82

Mr. Thiry would be subject to the excise tax imposed by Section 4999 of the Code, then the payments would be either (i) reduced so that no portion of the payments would be subject to such excise tax, or (ii) paid in full, whichever produces the better net after-tax position to Mr. Thiry.
To receive the severance payments and benefits described above, each NEO must execute the Company’s standard severance and general release agreement. In addition, the existing employment agreements with each of our NEOs include confidentiality provisions that would apply until the confidential information becomes publicly available (other than through breach by the NEO). These employment agreements generally also include, among other things, nonsolicitation provisions which prohibit each NEO from soliciting any patient or customer of the Company to patronize a competing dialysis facility or from soliciting any patient, customer, supplier or physician to terminate their business relationship with the Company, for a period of two years following the termination of the NEO’s employment.
Accelerated Vesting of Stock-Based Awards
Change of Control
For grants and awards of SSARs, PSUs and/or RSUs to our NEOs, the stock-based award agreements provide that in the event that either (i) in connection with a Change of Control (as defined below), the acquiring entity fails to assume, convert or replace the NEO’s options or awards, or (ii) the NEO’s employment is terminated within the twenty-four-month period following a Change of Control by the Company (or the acquiring entity) other than for Cause (as defined below) or, if applicable, by the NEO in accordance with the termination for Good Reason provisions of the NEO’s employment agreement, if any, then, in any such case, the SSAR, PSU or RSU awards shall automatically vest and become immediately exercisable in their entirety, such vesting to be effective as of immediately prior to the effective date of the Change of Control in the case of (i), and as of the date of termination of the NEO’s employment in the case of (ii). For grants of PSUs, upon a Change of Control, all PSU performance metrics are converted to the relative TSR metric. The number of shares issuable are then determined based on the Company’s relative TSR performance (as described in the Compensation Discussion and Analysis) through an ending average price period of the approximately 30 calendar days immediately preceding the Change of Control.
The table below sets forth the value of the Company’s obligations upon the automatic vesting of the stock-based awards of our NEOs as described above and assumes that the triggering event took place on December 31, 2018.

Name	Value of SSARs[1]	Value of Stock Awards[2]
Kent J. Thiry	See footnote 3	See footnote 3
Javier J. Rodriguez	$—	$2,691,564
Joel Ackerman	$—	$1,855,853
Kathleen A. Waters	$—	$1,158,931
LeAnne M. Zumwalt	See footnote 3	See footnote 3

1
Values are based on the aggregate difference between the respective base prices and the closing sale price of our common stock on December 31, 2018, which was $51.46 per share, as reported by the NYSE. Because the base prices of the outstanding SSARs were below the closing price of a share of our common stock on December 31, 2018, no value is reported in this column for the outstanding SSARs.

2
Values are based on the aggregate number of shares underlying PSUs and RSUs multiplied by the closing sale price of our common stock on December 31, 2018, which was $51.46 per share, as reported by the NYSE. For PSUs, performance through December 31, 2018 was used to determine the shares that would vest upon a Change of Control. Per the award agreements, all PSUs performance metrics convert to a relative TSR performance metric upon a Change of Control.

3
Mr. Thiry and Ms. Zumwalt satisfied the requirements for Rule of 65 Retirement Policy treatment as of December 31, 2018, and as such, in the event of their termination from the Company, they would receive the benefits set forth below under the section "Retirement".

Rule of 65 Retirement Policy
For grants and awards of SSARs, RSUs and/or PSUs to our NEOs, the Rule of 65 Retirement Policy provides that an executive officer who has achieved a minimum age of 55 and a minimum of five years of continuous service with the Company receive certain benefits with respect to outstanding equity awards upon a qualifying retirement if the sum of age plus years of service is greater than or equal to 65. In the

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	83

Executive Compensation

event of a qualifying retirement under the Rule of 65 Retirement Policy (i) SSARs will become exercisable in accordance with the normal vesting schedules set forth in the underlying award agreements, as if the eligible officer had not separated from service, and remain exercisable until the normal expiration dates set forth in the underlying award agreements (ii) RSUs will become fully vested and will be settled within 60 days following such qualifying retirement, and (iii) PSUs will remain eligible to vest, as if the eligible officer had not separated from service, based on actual performance during the applicable performance period, with any unvested PSUs to be settled within 60 days following the expiration of the applicable performance period. To comply with Section 409A of the Code, we structured the Rule of 65 Retirement Policy so that outstanding RSUs will be settled within 60 days of a qualifying retirement rather than in accordance with the normal vesting schedules set forth in the underlying award agreements.
The table below sets forth the value of the Company’s obligations upon the automatic vesting of the stock-based awards of our NEOs as described above and assumes that the triggering event took place on December 31, 2018.

Name	Value of SSARs[1]	Value of Stock Awards[2]
Kent J. Thiry	$—	$20,165,578
Javier J. Rodriguez	$—	$—
Joel Ackerman	$—	$—
Kathleen A. Waters	$—	$—
LeAnne M. Zumwalt	$—	$774,627

1
Values are based on the aggregate difference between the respective base prices and the closing sale price of our common stock on December 31, 2018, which was $51.46 per share, as reported by the NYSE. Because the base prices of the outstanding SSARs were below the closing price of a share of our common stock on December 31, 2018, no value is reported in this column for the outstanding SSARs.

2
Values are based on the aggregate number of shares underlying PSUs and RSUs multiplied by the closing sale price of our common stock on December 31, 2018, which was $51.46 per share, as reported by the NYSE. For PSUs, the expected payout as of December 31, 2018 was used to determine the shares.

Definitions Under Stock-Based Award Agreements
For purposes of the stock-based award agreements and the table above:
A “Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the Company does not survive, (iii) any merger or consolidation in which the Company survives, but the shares of the Company’s common stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, and (iv) any transaction in which more than 50% of the Company’s assets are sold.

No transaction will constitute a Change of Control under the stock-based award agreements if both (x) the person acting as the CEO of the Company for the six months prior to such transaction becomes the CEO or executive chairman of the board of directors of the entity that has acquired control of the Company as a result of such transaction immediately after such transaction and remains the CEO or executive chairman of the board of directors for not less than one year following the transaction and (y) a majority of the acquiring entity’s board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction.
“Cause” means: (1) a material breach by the executive of those duties and responsibilities of the executive which do not differ in any material respect from the duties and responsibilities of the executive during the 90-day period immediately prior to a Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company

84

specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the Company; (3) the conviction of the executive of, or a plea of nolo contendere by the executive to, a felony or other crime involving fraud or dishonesty; or (4) willful violation of Company policies which results in material harm to the Company.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	85

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of Mr. Thiry, our chief executive officer, to the annual total compensation of our teammates.
Ratio
For 2018, based on the methodology described below:

•	The median of the annual total compensation of all of our teammates, other than Mr. Thiry, was $60,889.

•	Mr. Thiry’s annual total compensation was $32,031,175, including the impact of certain one-time accounting modification charges that impacted Mr. Thiry's reported 2018 compensation.

•	Based on this information, the ratio of the annual total compensation of Mr. Thiry to the median of the annual total compensation of all teammates is estimated to be 526 to 1.

•
As further described below, excluding the impact of certain one-time accounting modification charges that impacted Mr. Thiry's reported 2018 compensation, as disclosed pursuant to SEC rules, the above ratio would be approximately 285 to 1.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Identification of Median Teammate
We selected December 31, 2017, as the date on which to determine our median teammate (the "2017 determination date"). The median employee used for purposes of disclosing our 2017 pay ratio had a change in employment circumstance that we believe makes it no longer appropriate to use such employee as the median employee for pay ratio purposes as we believe using such employee would not accurately reflect our median pay and would reduce the comparability of the pay ratio disclosure year-over-year. As permitted under the SEC executive compensation disclosure rules, we are electing to use another employee, whose 2017 compensation was substantially similar to the original median employee’s 2017 compensation based on the same compensation measure used to select the original median employee. Since the 2017 determination date and through December 31, 2018, there have been no changes in the Company’s teammate population or teammate compensation arrangements that we believe would significantly impact the pay ratio disclosure.
Our teammate population on the 2017 determination date consisted of 74,549 individuals.

Total U.S. Teammates	69,413
Total non-U.S. Teammates	5,136	(no exclusions)
Total Global Workforce	74,549

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	86

SEC rules permit us to exclude from the pay ratio calculation certain teammates based in non-US jurisdictions, provided that we may not exclude more than 5% of our total teammates. Relying on this rule, we excluded a total of 2,222 teammates, in the following jurisdictions in 2017:

Poland	985
Portugal	419
Colombia	818

Total	2,222
The table below gives information on the total number of teammates used for identifying the median teammate.

Total U.S. Teammates	69,413
Total non-U.S. Teammates	2,914	(excluding 2,222 teammates)
Total Workforce for Median Calculation	72,327
For purposes of identifying the median teammate from our teammate population base, we used the same methodology as we did last year and considered taxable earnings, including pre-tax contributions to the Company's 401(k) and health and welfare plans, as compiled from our payroll records. We selected this measure as it captures the principal forms of compensation delivered to all of our teammates and this information is readily available with respect to our teammates. In addition, we measured compensation for purposes of determining the median teammate using the 12-month period ending on the 2017 determination date. Compensation paid in foreign currencies was converted to U.S. dollars based on a weighted average exchange rate for the relevant period.
In determining the annual total compensation of the median teammate, such teammate’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules, provided that we also, as permitted by those rules, included the value of certain non-discriminatory benefits. Variability in the value of these non-discriminatory benefits may drive similar variability in the annual total compensation of the median teammate.
Calculating CEO Compensation
In determining Mr. Thiry’s compensation for purposes of calculating the CEO Pay Ratio, we adjusted the compensation reported in the 2018 Summary Compensation Table to reflect the value of the non-discriminatory benefits that he received. This adjustment resulted in total annual compensation of $32,031,175 for the CEO used for purposes of the pay ratio calculation, as opposed to the amount shown in the 2018 Summary Compensation Table of $32,017,501, which in turn resulted in a CEO Pay Ratio of approximately 526 to 1.
As further described in the Compensation Discussion and Analysis and the 2018 Summary Compensation Table, Mr. Thiry's reported compensation for 2018 reflects the impact of one-time accounting modification charges resulting from the implementation of the Rule of 65 Retirement Policy and adjustments to the 2016 PSUs to reallocate the performance criteria related to a DMG performance metric to the other criteria used in the 2016 PSU grant, contingent upon the closing of the pending DMG transaction. These modification charges do not represent newly granted awards but rather adjustments to existing equity awards granted to Mr. Thiry in prior years. Excluding the one-time accounting charges related to these modifications, Mr. Thiry's total annual compensation for 2018 is $17,327,711. Further adjusting this compensation figure to reflect the value of non-discriminatory benefits that he received would result in total annual compensation of $17,341,385, and an adjusted pay ratio of approximately 285 to 1. We believe excluding these one-time accounting modification charges from the CEO's total annual compensation for purposes of calculating the pay ratio results in a more meaningful comparison of ongoing CEO compensation to the median of the annual total compensation of all teammates, particularly when viewed over a period of time. Given the leverage of our executive compensation program towards performance-based elements we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance against the pre-established performance goals as well as variability in the value of non-discriminatory benefits for our median teammate.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	87

Compensation of Directors

Compensation of Directors

The following table sets forth information concerning the compensation of our non-employee directors during 2018. Mr. Thiry also serves as a member of the Board. As an executive officer of the Company, however, Mr. Thiry does not receive any additional compensation for his services as a member of the Board.
2018 DIRECTOR COMPENSATION TABLE

Name	Fees Earned ($)[1]	Stock Awards ($)[2]	SSAR Awards ($)[3,4]		All Other Compensation ($)[5]	Total ($)
Pamela M. Arway	$229,000	$95,042	$94,047		$—	$418,089
Charles G. Berg	$100,978	$95,042	$94,047		$82,928	$372,995
Carol Anthony (“John”) Davidson[6]	$66,453	$15,562	$241,478	[7]	$—	$323,493
Barbara J. Desoer	$195,500	$95,042	$94,047		$—	$384,589
Pascal Desroches	$157,639	$95,042	$94,047		$—	$346,728
Paul J. Diaz	$150,250	$95,042	$94,047		$—	$339,339
Peter T. Grauer	$169,375	$138,757	$137,363		$—	$445,495
John M. Nehra	$155,000	$95,042	$94,047		$—	$344,089
Dr. William L. Roper	$177,750	$95,042	$94,047		$—	$366,839
Phyllis R. Yale	$139,500	$95,042	$94,047		$—	$328,589

1
Consists of the amounts described below under the subsection “—Annual Retainers,” “—Meeting Fees,” and “—Expense Reimbursement and Per Diem Compensation.” With respect to Mr. Grauer, includes the $37,500 cash portion for service as lead independent director. With respect to Ms. Arway and Ms. Desoer, includes the $50,000 cash portion for service as chair of the Compensation Committee and Compliance Committee, respectively. With respect to Mr. Davidson and Mr. Desroches, includes their prorated portions of the $50,000 cash portion for service as chair of the Audit Committee, in the amounts of $8,194 and $41,806, respectively. With respect to Mr. Nehra and Dr. Roper, includes the $25,000 cash portion for service as chair of the Public Policy Committee and Clinical Performance Committee, respectively.

2
The amounts shown in this column reflect the aggregate grant date fair value of all direct stock issuance awards ("DSI") granted to our directors during 2018 as estimated by the Company in accordance with FASB ASC Topic 718. With respect to Mr. Grauer, includes the $43,750 equity portion denominated in DSIs for service as lead independent director. See Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

3
The amounts shown in this column reflect the aggregate grant date fair value of all SSAR awards granted to our directors during 2018 as estimated by the Company in accordance with FASB ASC Topic 718. With respect to Mr. Grauer, includes the $43,750 equity portion denominated in SSARs for service as lead independent director. See Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

4
As of December 31, 2018, each active director had the following number of SSARs outstanding: Ms. Arway, 29,434; Mr. Berg, 25,857; Ms. Desoer, 23,174; Mr. Desroches, 16,989; Mr. Diaz, 29,434; Mr. Grauer, 42,991; Mr. Nehra, 29,434; Dr. Roper, 29,434; and Ms. Yale, 18,922.

5
The amount included here for Mr. Berg relates to personal use of fractionally-owned or chartered corporate aircraft for a fixed number of hours, as approved by our Board of Directors. This amount is calculated for Mr. Berg in the same manner as for our executives. See Footnote 6 to the 2018 Summary Compensation Table under the heading, "Executive Compensation—2018 Summary Compensation Table" for additional detail on the calculation of this amount.

6	Mr. Davidson retired from the Board on March 1, 2018.

7	This amount represents the incremental fair value under FASB ASC Topic 718 associated with the modification of Mr. Davidson's outstanding SSAR awards in connection with his resignation from the Board.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	88

Director Compensation Policy
Our non-employee director compensation program, which is embodied in our Non-Employee Director Compensation Policy (the “Director Compensation Policy”), is designed to attract and retain highly-qualified directors and to align the interests of our directors with the long-term interests of our stockholders. The Compensation Committee is responsible for recommending to the Board the compensation of our non-employee directors. As part of this process, the Compensation Committee reviews the compensation program for our non-employee directors no less than annually and considers input from its independent compensation consultant, Compensia, regarding general market practices on director compensation as well as comparative market data for our peer group, which is the same peer group used for purposes of evaluating the competitiveness of our executive compensation program. The Compensation Committee also considers feedback received on the structure of our director compensation program through engagement with stockholders.
As part of its annual review in 2018, the Compensation Committee resolved to set a fixed grant date of May 15 of each year for the annual equity grant to non-employee directors as further described below. In February 2019, the Compensation Committee approved a further modification to the Director Compensation Policy to change the annual equity grant under the program from SSARs with a one year vesting period to an equivalent value of Direct Stock Issuances ("DSIs") granted in four installments at fixed dates spread throughout the year. These modifications to the Director Compensation Policy will be effective in May 2019, and are set forth in further detail below.
The following describes the compensation paid to our non-employee directors for service as a director during 2018 under the Director Compensation Policy as set forth in the table above. Directors who are current employees or officers do not receive compensation for service on the Board or any committee of the Board.
Stock-Based Compensation
Annual Grant.   Under the Director Compensation Policy in effect in 2018, each of our non-employee directors received an annual grant of SSARs, granted on May 15, 2018, with the number of SSARs determined by dividing $95,000 by 20% of the closing market price of our common stock on the grant date. The SSARs vest in full on the one year anniversary of the date of grant, with acceleration of vesting upon a Change of Control (as defined above under the subsection titled “Executive Compensation—Potential

Payments Upon Termination or Change of Control—Definitions Under Stock-Based Award Agreements”), and expiring five years after the date of grant. Each of our non-employee directors was also entitled to receive DSIs in 2018 to be granted quarterly on the last day of each fiscal quarter. The number of DSIs to be granted quarterly was determined by dividing $23,750 by the closing market price of our common stock on the last trading day of each fiscal quarter. The DSIs are 100% vested upon issuance.
Effective May 15, 2019, our non-employee directors will no longer receive an annual grant of SSARs. Instead, our non-employee directors will receive an equivalent value of DSIs. The DSIs will be granted in four equal installments on May 15, August 15, November 15 and March 15, in an amount determined by dividing $47,500 by the closing market price of our common stock on the applicable grant date, or if the grant date does not fall on a trading day, then the last trading day prior to the grant date. The DSIs shall be prorated, as applicable, including for new directors, based on the days of service on the Board. The final quarterly grant of DSIs under the prior Director Compensation Policy occurred in March 2019.
Additional Annual Grant to Lead Independent Director.  Effective March 2018, the lead independent director was also entitled to receive an additional annual grant of SSARs, which was made on May 15, 2019, with the number of SSARs determined by dividing $43,750 by 20% of the closing market price of our common stock on the grant date. The SSARs vest in full on the one year anniversary of the date of grant with acceleration of vesting upon a Change of Control (as defined above under the subsection titled "Executive Compensation — Potential Payments Upon Termination or Change of Control — Definitions Under Stock Based Award Agreements"), and expiring five years after the date of grant. The lead independent director was also entitled to receive additional DSIs granted quarterly on the last day of each fiscal quarter. The number of DSIs to be granted quarterly was determined by dividing $10,938 by the closing market price of our common stock on the last trading day of each fiscal quarter. The DSIs are 100% vested upon issuance.
If the lead independent director also serves as a chair of any committee of the Board, the lead independent director will also be entitled to receive the additional retainer for serving as the chair of any such committee, in addition to the retainers and equity grants he or she is entitled to receive as the lead independent director.

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	89

Compensation of Directors

Effective on May 15, 2019, our lead independent director will no longer receive an additional annual grant of SSARs. Instead, our lead independent director will receive an equivalent value of DSIs. The DSIs will be granted in four equal installments on May 15, August 15, November 15 and March 15, in an amount determined by dividing $21,875 by the closing market price of our common stock on the applicable grant date, or if the grant date does not fall on a trading day, then on the last trading day prior to the grant date. The amount of DSIs granted to our lead independent director shall be prorated, as applicable, based on the days of service on the Board. The final quarterly grant of DSIs to our lead independent director under the prior Director Compensation Policy occurred in March 2019.
Annual Retainers
Annual Retainer.   Pursuant to the Director Compensation Policy, each of our non-employee directors is entitled to receive an annual retainer of $80,000 in cash per year, paid quarterly in arrears.
Lead Independent Director Retainer.   Under the Director Compensation Policy, the lead independent director receives an additional retainer of $37,500 in cash per year, paid quarterly in arrears.
Committee Chairs Retainer.   Under the Director Compensation Policy, the chairs of the Audit, Compensation and Compliance Committees receive an additional retainer of $50,000 in cash per year, paid quarterly in arrears, and the chairs of the Public Policy and the Clinical Performance Committees receive an additional retainer of $25,000 in cash per year, paid quarterly in arrears. The chair of the Nominating and Governance Committee does not receive an additional retainer.
Proration of Quarterly Retainer — Upon Appointment.   The quarterly retainer due to a director elected during a quarter is prorated based on the date of such director’s appointment.
Proration of Quarterly Retainer — Upon Termination.   The quarterly retainer due to a director terminating service during a quarter is prorated based on the date of such director’s termination.
Meeting Fees
Board Meetings.   Under the Director Compensation Policy, our non-employee directors are not entitled to receive any additional compensation for regularly scheduled Board meetings.

Special Board Meetings.   Non-employee directors are entitled to receive $2,500 in cash for attendance at a special meeting regardless of the duration of such meeting, unless the meeting is held telephonically, in which case the meeting must last at least approximately one hour.
Committee Meetings.   For committee meetings, non-employee directors who are committee members or whose participation was requested by the Committee Chair are entitled to receive additional compensation of $2,500 in cash for attendance regardless of the duration of such meetings, unless it is a special committee meeting held telephonically, in which case the meeting must last at least approximately one hour. In the case of Audit Committee meetings related to quarterly earnings releases, additional compensation of $2,500 in cash for each such meeting is paid regardless of the duration of such meetings.
Expense Reimbursement and Per Diem Compensation
Expense Reimbursement.   Under the Director Compensation Policy, we reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with their travel to and attendance at meetings of the Board or any committee thereof and other Board-related business.
Per Diem Compensation.   Additionally, under the Director Compensation Policy, we compensate our non-employee directors on a per diem, hourly or other basis at a rate that is reasonable and fair to the Company as determined at the discretion of the lead independent director, the Board or the Compensation Committee, as applicable, for significant time spent outside of Board or committee meetings or for meetings or activities outside the scope of normal board duties, including director training, meeting with Company management or external auditors, interviewing director candidates or other activities deemed necessary by the chairman of the Board, the lead independent director or the entire Board. If time expended is less than the full unit of time for which a payment rate has been set, the payment shall be made on a pro rata basis.

90

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. During 2018, none of our executive officers served as a member of the compensation committee or board of directors of any other company whose executive officer(s) served as a member of our Compensation Committee or Board.
Comp

DaVita Inc. Notice of 2019 Annual Meeting and Proxy Statement	91

Certain Relationships and Related Transactions

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, more than 5% beneficial owners of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified by our Audit Committee in accordance with the Company’s written Related Person Transactions Policy or, if our Audit Committee determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board, by the vote of a majority of such disinterested members.
The Audit Committee or the disinterested members of the Board consider all relevant factors when determining whether to approve or ratify a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•
whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

The Company’s Related Person Transactions Policy is available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance.
There were no related person transactions from January 1, 2018 through the date of this Proxy Statement required to be disclosed pursuant to Item 404(a) of Regulation S-K.

92

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.
The Audit Committee is directly responsible for the appointment and compensation of the Company’s independent registered public accounting firm, KPMG, as well as monitoring the independence, qualifications and performance of KPMG and the Company’s internal audit function. In addition, the Audit Committee has considered whether the provision of non-audit services to the Company by KPMG is compatible with maintaining KPMG’s independence.
Management is responsible for internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and an audit of the effectiveness of internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee has met and held discussions with the Company’s internal auditors and KPMG, with and without management present, to discuss the scope of their audit plans, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee engaged KPMG to conduct the independent audit for the year ended December 31, 2018. The Audit Committee reviewed and discussed with management the Company's audited consolidated financial statements, as of and for the year ended December 31, 2018. The Audit Committee also discussed with KPMG the matters required to be reviewed and discussed by applicable requirements of the PCAOB. In addition, the Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG's communications with the Audit Committee concerning independence and has discussed with KPMG their independence.
Based upon the Audit Committee’s reviews and discussions, referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.
THE AUDIT COMMITTEE

Pascal Desroches (Chairman)
Pamela M. Arway
William L. Roper

93

Stockholder Proposals for 2020 Annual Meeting

If you wish to present a proposal for action at the 2020 annual meeting of stockholders and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 31, 2019 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.
Our Bylaws include provisions permitting, subject to certain terms and conditions, stockholders who have continuously owned at least 3% of the outstanding shares of the Company’s common stock for at least three consecutive years to use management’s proxy materials to nominate a number of director candidates not to exceed the greater of two or 20% of the number of directors then in office, subject to reduction in certain circumstances. If you wish to nominate a director for election at the 2020 annual meeting of stockholders and wish to have the nominee included in the proxy statement and form of proxy that management will prepare, you must notify us no later than the close of business December 31, 2019, and no earlier than the close of business December 1, 2019. However, if we hold our 2020 annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of the date that the Company first mailed this Proxy Statement, you must notify us: (i) not earlier than the close of business on the 150th day prior to the 2020 annual meeting and (ii) not later than the close of business on the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2020 annual meeting was first made. Otherwise, your nominee will not be included in management’s proxy materials.

If you wish to present a proposal for action at the 2020 annual meeting of stockholders, even though it will not be included in management’s proxy materials, or if you wish to nominate a director for election at the 2020 annual meeting of stockholders outside of the proxy access provisions of our Bylaws, our Bylaws require that you must notify us no later than the close of business March 19, 2020, and no earlier than the close of business February 17, 2020. However, if we hold our 2020 annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of our 2019 annual meeting, you must notify us: (i) not earlier than the close of business on the 120th day prior to the 2020 annual meeting and (ii) not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2020 annual meeting was first made.
We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal or nominee. Our Bylaws are available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance.

94

Other Matters

The Board does not know of any other matters to be presented at the Annual Meeting but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.
A copy of our 2018 Annual Report to Stockholders accompanies this Proxy Statement. The 2018 Annual Report to Stockholders includes our audited financial statements for the year ended December 31, 2018. Our Annual Report on Form 10-K includes these financial statements, as well as other supplementary financial information and certain schedules. The Annual Report on Form 10-K is not part of our proxy soliciting material. Copies of the Annual Report on Form 10-K, without exhibits, can be obtained without charge by contacting Investor

Relations at the following address: Attn: Investor Relations, DaVita Inc., 2000 16th Street, Denver, Colorado 80202, (888) 484-7505 or through our website, located at http://www.davita.com.
By order of the Board of Directors,

Samantha A. Caldwell
Corporate Secretary
DaVita Inc.
April 29, 2019

95

DAVITA INC.
2000 16TH STREET
DENVER, CO 80202

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on (i) June 14, 2019, for shares held through the Davita Retirement Savings Plan or (ii) June 16, 2019 for any other shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on (i) June 14, 2019, for shares held through the Davita Retirement Savings Plan or (ii) June 16, 2019 for any other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E79450-P24175-Z74889

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DAVITA INC.

The Board of Directors recommends you vote FOR all director nominees named in the Proxy Statement in Proposal 1:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Pamela M. Arway	☐	☐	☐
1b. Charles G. Berg	☐	☐	☐
1c. Barbara J. Desoer	☐	☐	☐
1d. Pascal Desroches	☐	☐	☐
1e. Paul J. Diaz	☐	☐	☐
1f. Peter T. Grauer	☐	☐	☐
1g. John M. Nehra	☐	☐	☐
1h. Javier J. Rodriguez	☐	☐	☐
1i. William L. Roper	☐	☐	☐
1j. Kent J. Thiry	☐	☐	☐
1k. Phyllis R. Yale	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

The Board of Directors recommends you vote FOR Proposals 2 and 3.

	For	**Against**	**Abstain**
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.

E79451-P24175-Z74889

DAVITA INC.
PROXY
This Proxy is solicited on behalf of the Board of Directors of DAVITA INC.

The undersigned hereby appoints Kent J. Thiry, Kathleen A. Waters and Samantha A. Caldwell, or any of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA INC., which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of DAVITA INC., to be held at 10:00 a.m., Mountain Time, on Monday, June 17, 2019 at 2000 16th Street, Denver, Colorado 80202, and any and all adjournments or postponements thereof, on the proposals set forth on the reverse side of this Proxy.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

In their discretion, Kent J. Thiry, Kathleen A. Waters and Samantha A. Caldwell, or any of them, are authorized to vote upon such other matters as may properly come before the meeting. All Proxies to vote at said meeting or any adjournment or postponement thereof heretofore given by the undersigned are hereby revoked. Receipt of the Notice of Annual Meeting and Proxy Statement dated April 29, 2019 is hereby acknowledged.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side